SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.      )

Filed	by the Registrant ☒
Filed	by a Party other than the Registrant ☐

Check	the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

EQUINIX, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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EQUINIX, INC.
2450 Bayshore Parkway
Mountain View, CA 94043

             , 2002

TO THE STOCKHOLDERS OF EQUINIX, INC.

Dear Stockholder:

A Special Meeting of Stockholders (the “Special Meeting”) of Equinix, Inc., a Delaware corporation (the “Company”), will be held at the Company’s headquarters located at 2450 Bayshore Parkway, Mountain View, California 94043 on             ,              , 2002, at 10:00 a.m. Pacific Daylight Time.

The principal business of the Special Meeting is to approve the potential issuance of up to 15,000,000 shares of our Common Stock in connection with exchanges of some of our 13% Senior Notes due 2007 (the “Senior Notes”) for the shares of Common Stock. Our Board of Directors has approved the exchange of our Senior Notes for shares of our Common Stock as a means to reduce our total outstanding indebtedness. We will make these exchanges of Senior Notes for shares of Common Stock from time to time depending upon market conditions. As further described in the accompanying proxy statement, the issuance of our shares in these circumstances requires the approval of our stockholders under the regulations of The Nasdaq National Market, the stock exchange where our shares are listed.

It is important that your shares be represented and voted at the meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. Returning the proxy does NOT deprive you of your right to attend the Special Meeting. If you decide to attend the Special Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of the Company. We look forward to seeing you at the Special Meeting.

Sincerely,

Peter F. Van Camp
Chairman of the Board
and Chief Executive Officer

EQUINIX, INC.
2450 Bayshore Parkway
Mountain View, CA 94043

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To be held                          , 2002

A Special Meeting of Stockholders (the “Special Meeting”) of Equinix, Inc., a Delaware corporation (the “Company”), will be held at the Company’s headquarters located at 2450 Bayshore Parkway, Mountain View, California 94043, on             ,                          , 2002, at 10:00 a.m. Pacific Daylight Time for the following purposes:

1.	To approve the potential issuance of up to 15,000,000 shares of our Common Stock in exchange for approximately $50.0 million in aggregate principal amount of certain of our 13% Senior Notes due 2007.

2.	To act upon any and all matters incident to the foregoing, and such other business as may legally come before the meeting and any adjournments or postponements thereof.

The foregoing items of business are more fully described in the attached Proxy Statement accompanying this notice.

Only stockholders of record at the close of business on                          , 2002 are entitled to notice of, and to vote at, the Special Meeting and at any adjournments or postponements thereof. A list of such stockholders will be available for inspection at the Company’s headquarters located at 2450 Bayshore Parkway, Mountain View, California 94043, during ordinary business hours for the ten-day period prior to the Special Meeting.

BY ORDER OF THE BOARD OF DIRECTORS,

Peter F. Van Camp
Chairman of the Board
and Chief Executive Officer

Mountain View, California
                         , 2002

IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE SPECIAL MEETING. IF YOU DECIDE TO ATTEND THE SPECIAL MEETING AND WISH TO CHANGE YOUR PROXY VOTE, YOU MAY DO SO AUTOMATICALLY BY VOTING IN PERSON AT THE MEETING.

EQUINIX, INC.
2450 Bayshore Parkway
Mountain View, CA 94043

PROXY STATEMENT
FOR THE SPECIAL MEETING OF STOCKHOLDERS
To be held                          , 2002

GENERAL INFORMATION

These proxy materials are furnished in connection with the solicitation of proxies by the Board of Directors of Equinix, Inc., a Delaware corporation (the “Company”), for the Special Meeting of Stockholders (the “Special Meeting”) to be held at the Company’s headquarters located at 2450 Bayshore Parkway, Mountain View, California 94043, on             ,                          , 2002, at 10:00 a.m. Pacific Daylight Time, and at any adjournment or postponement of the Special Meeting. These proxy materials were first mailed to stockholders on or about                          , 2002.

PURPOSE OF THE MEETING

The specific proposal to be considered and acted upon at the Special Meeting is summarized in the accompanying Notice of Special Meeting of Stockholders. The proposal is described in more detail in this Proxy Statement.

VOTING RIGHTS AND SOLICITATION OF PROXIES

The Company’s Common Stock is the only type of security entitled to vote at the Special Meeting. On                          , 2002, the record date for determination of stockholders entitled to vote at the Special Meeting, there were              shares of Common Stock outstanding. Each stockholder of record on                          , 2002 is entitled to one vote for each share of Common Stock held by such stockholder on                          , 2002. All votes will be tabulated by the inspector of elections appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Quorum Required

The Company’s bylaws provide that the holders of a majority of the Company’s Common Stock issued and outstanding and entitled to vote at the Special Meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Special Meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining the presence of a quorum.

Votes Required

Proposal 1.    Approval of the potential issuance of up to 15,000,000 shares of our Common Stock in exchange for approximately $50.0 million in aggregate principal amount of certain of our 13% Senior Notes due 2007 requires the affirmative vote of a majority of the outstanding shares of Common Stock present or represented at the Special Meeting and entitled to vote thereon. Abstentions will have the same effect as a vote cast “against” the proposal. Broker non-votes will have no effect.

Proxies

Whether or not you are able to attend the Company’s Special Meeting, you are urged to complete and return the enclosed proxy, which is solicited by the Board of Directors and which will be voted as you direct on your proxy when properly completed. In the event no directions are specified, such proxies will be voted as follows:

(1)
FOR approval of the potential issuance of up to 15,000,000 shares of our Common Stock in exchange for approximately $50.0 million in aggregate principal amount of certain of our 13% Senior Notes due 2007; and

(2)	IN THE DISCRETION of the proxy holders as to other matters that may properly come before the Special Meeting.

You may also revoke or change your proxy at any time before the Special Meeting. To do this, send a written notice of revocation or another signed proxy with a later date to the Secretary of the Company at the Company’s principal executive offices before the beginning of the Special Meeting. You may also automatically revoke your proxy by attending the Special Meeting and voting in person. All shares represented by a valid proxy received prior to the Special Meeting will be voted.

Solicitation of Proxies

The Company has retained              at a cost of approximately $             to solicit proxies. The Company will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the proxy, and any additional solicitation material furnished to stockholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, the Company may reimburse such persons for their costs of forwarding the solicitation material to such beneficial owners. The original solicitation of proxies by mail may be supplemented by solicitation by telephone, telegram or other means by directors, officers, employees or agents of the Company. No additional compensation will be paid to these individuals for any such services.

PROPOSAL NO. 1

TO AUTHORIZE THE POTENTIAL ISSUANCE BY EQUINIX OF SHARES OF COMMON STOCK IN EXCHANGE FOR EQUINIX’S 13% SENIOR NOTES DUE 2007

General

The Company’s stockholders are being asked at this Special Meeting to approve the potential issuance of up to 15,000,000 shares of our Common Stock in connection with exchanges of certain of our 13% Senior Notes due 2007 (the “Senior Notes”) for the shares of Common Stock. Our Board of Directors has approved the exchange of our Senior Notes for shares of our Common Stock as a means to reduce our total outstanding indebtedness. We will make these exchanges of Senior Notes for shares of Common Stock from time to time depending upon market conditions.

You are entitled to vote on the approval of the proposed issuance because the securities to be issued are qualified to trade on The Nasdaq National Market, and the rules of the Nasdaq National Market require us to seek the consent of our stockholders prior to the issuance of securities in connection with a transaction (other than a public offering) involving our sale or issuance of Common Stock (or securities convertible into or exercisable for Common Stock) equal to 20% or more of the Common Stock or 20% or more of the voting power outstanding, for less than the greater of book value or market value of the Common Stock before such issuance (the “Nasdaq 20% Rule”).

Through June 11, 2002, Equinix has issued 15,986,093 shares of Common Stock, 12,138,138 of which were issued at a deemed price per share greater than the market value of our Common Stock but less than the book value of our Common Stock, in connection with the exchange of our Common Stock for certain of our Senior Notes. These exchanges were made under the terms of individually negotiated exchange agreements between us and certain of the holders of our Senior Notes. We anticipate exchanging additional senior notes for shares of our Common Stock at a price greater than the market value of our Common Stock but less than the book value of our Common Stock (the “Additional Exchanges”). As of December 31, 2001, our book value per share was $2.54 and as of March 31, 2002 our book value per share was $2.28. We have been advised by Nasdaq representatives that an issuance or series of issuances of greater than 16,158,290 shares of our Common Stock (which is equal to 20% of our Common Stock outstanding as of February 6, 2002, the date immediately prior to our first exchange) at a discount to the greater of book value or market value of our Common Stock will require the approval of our stockholders pursuant to the Nasdaq 20% Rule. We currently anticipate that the aggregate amount of the past issuances, together with future additional issuances, is likely to exceed 16,158,290 shares of our Common Stock. Accordingly, we are seeking stockholder approval in order to ensure compliance with the Nasdaq 20% Rule, which is required to maintain our listing on the Nasdaq National Market. Stockholder approval of the issuance is not otherwise required as a matter of Delaware law or other applicable laws or rules, or by our Restated Certificate of Incorporation, as amended, or by our bylaws.

Purpose of the Issuance of Common Stock in Exchange for Senior Notes

The exchanges of our Common Stock for our outstanding Senior Notes are intended to improve our existing capital structure by reducing the outstanding indebtedness of Equinix. The exchanges of our Common Stock for our Senior Notes will result in significant savings per year in interest expense and will reduce the aggregate principal payment otherwise due in December 2007. For instance, if we exchange $50.0 million in aggregate principal of our Senior Notes for our Common Stock, we will save $6.5 million per year in interest expense, or nearly $35.0 million over the remaining term of the Senior Notes, and will reduce the amount of principal payments that would otherwise have come due in December 2007 by $50.0 million. This will result in an aggregate reduction in our debt service on the exchanged Senior Notes of nearly $85.0 million. We believe that such exchanges will increase our liquidity and accelerate our time to profitability.

Principal Effects of the Issuance of Common Stock

The exchanges of our Common Stock will have a dilutive effect on our existing stockholders. As stated above, to date we have issued 12,138,138 shares of Common Stock at a deemed price per share greater than the market value of our Common Stock but less than the book value of our Common Stock in connection with the exchanges for our Senior Notes. The following table shows the effect of the issuance of the 12,138,138 shares of Common Stock previously issued in connection with exchanges, as well as the potential effect of the Additional Exchanges, on our existing stockholders. This table is only intended to provide a few examples of the potential dilution associated with the Additional Exchanges. The actual number of shares we might actually issue will be dependent upon us negotiating exchange agreements with the holders of our Senior Notes to the satisfaction of our management and Board of Directors. If this proposal is approved, the existing holders of our Common Stock could face substantial dilution of their voting and percentage ownership interest in Equinix.

Assumed Aggregate Number of Shares Issued in Exchanges	Aggregate Percentage of Outstanding Common Stock held by Holders of Senior Notes Following Exchanges(1)	Percentage of Outstanding Common Stock held by Existing Equinix Stockholders(1)
12,138,138(2)	13.06%(2)	86.94%
17,138,138(3)	17.50%(3)	82.50%
22,138,138(4)	21.51%(4)	78.49%
27,138,138(5)	25.14%(5)	74.86%

(1)	Percentages are based on 80,791,453 shares outstanding as of February 6, 2002, the date immediately prior to our first exchange.

(2)	Shares of Common Stock previously issued in exchanges at a deemed price per share greater than the market value of our Common Stock but less than the book value of our Common Stock.

(3)	Includes 12,138,138 shares of Common Stock previously issued plus an additional 5,000,000 shares of Common Stock to be potentially issued in Additional Exchanges.

(4)	Includes 12,138,138 shares of Common Stock previously issued plus an additional 10,000,000 shares of Common Stock to be potentially issued in Additional Exchanges.

(5)	Includes 12,138,138 shares of Common Stock previously issued plus an additional 15,000,000 shares of Common Stock to be potentially issued in Additional Exchanges.

Procedure for Effecting Issuance of Common Stock and Issuance of Stock Certificates

Subject to our receipt of your approval of the issuance of the Common Stock, the Company may issue shares of Common Stock in exchange for the Senior Notes from time to time as determined by management and the Board. We currently believe each exchange will be pursuant to separately negotiated agreements with holders of the Senior Notes. Upon execution of such definitive agreements, we intend to exchange the Senior Notes for the shares of our Common Stock. The Company’s transfer agent, EquiServe, will act as exchange agent for purposes of implementing the issuance of stock certificates to the former holders of our Senior Notes.

No Dissenter’s Rights

Under the Delaware General Corporation Law, Equinix’s stockholders are not entitled to dissenter’s rights with respect to the issuance of Equinix Common Stock, and Equinix will not independently provide stockholders with any such right.

Federal Income Tax Consequences to Us of Issuing Common Stock in Exchange for Senior Notes

Discharge of Indebtedness Income.    The Company will realize cancellation of indebtedness (“COD”) income as a result of an issuance of Common Stock (and, if applicable, a transfer of cash or other property) in exchange for Senior Notes (a “Note Exchange”) if, and to the extent that, the fair market value of the Common

Stock issued (and, if applicable, the amount of any cash and the fair market value of any other property transferred) in a Note Exchange is less than the adjusted issue price of the Senior Notes exchanged pursuant to such Note Exchange. The adjusted issue price (which was $918.97 for each Senior Note) of each Senior Note is generally equal to the issue price of each such Senior Note, increased by the amount of original issue discount previously includible in the gross income of the holders thereof, and decreased by the amount of any payments (other than payments of qualified stated interest) previously made by the Company on the Senior Notes.

The Company anticipates that all of the COD income recognized in the current tax year pursuant to Note Exchanges should be fully offset by the taxable loss that the Company otherwise expects to incur for such year. Thus, the Company does not anticipate that it will need to rely on any of the its net operating loss (“NOL”) carryforwards to offset any COD income recognized by the Company during the current tax year.

In the event that one or more Note Exchanges occur in future tax years, no assurances can be given that the Company will generate sufficient tax losses in such years to offset the COD income that results from such Note Exchanges since the amount of the Company’s tax loss with respect to a future tax year cannot be predicted with certainty and, in addition, the amount of COD income that is likely to be incurred can not be estimated at this time. In addition to any then current year tax losses that may be available to offset COD income generated in future tax years, the Company currently has NOL carryforwards from prior tax years in the approximate amount of approximately $203.6 million, which NOLs may potentially be available to offset any COD income recognized by the Company. It is important to note, however, that for purposes of computing the Company’s alternative minimum tax, the Company’s NOL carryforwards may be used to offset only 90% of the Company’s alternative minimum taxable income. In addition, there can be no assurance that the Company’s NOL carryforwards will be available to offset COD income at the time of any Note Exchange. For a discussion regarding the availability of the Company’s NOL carryforwards and the impact of the Note Exchanges on the ability of the Company to use its NOL carryforwards to reduce its future federal income tax liability, see “Ability to Utilize NOL Carryforwards and Recognized Built-in Losses” below.

Ability to Utilize NOL Carryforwards and Recognized Built-in Losses.    Based upon available records of stock ownership and an analysis prepared by PricewaterhouseCoopers LLP, the Company does not believe that it has experienced an “ownership change,” as defined in Code Section 382 and the Treasury Regulations promulgated thereunder, since the date of its initial public offering on August 10, 2000. It is likely, however, that through some combination of open-market sales of Common Stock by Company stockholders, issuances of Common Stock in connection with the Note Exchanges and certain other transactions in the future, an ownership change will occur. After any such ownership change, the Company will generally be limited to using an amount of pre-ownership-change NOLs for any tax year that is equal to the product of (1) the fair value of the Company’s equity (determined immediately prior to the ownership change and generally ignoring any capital contributions made within two years of the ownership change) and (2) a floating percentage determined by the Internal Revenue Service from time to time (which for ownership changes occurring in June 2002 is 5.01%). Applying these rules based on the current equity value of the Company, an ownership change would result in limitations on utilization that are so severe that almost all of the Company’s NOLs would expire unused. In addition to the limitations on NOL utilization described above, to the extent that the Company has a “net unrealized built-in loss” in its assets as of the date of an ownership change, a portion of the depreciation and amortization on its assets, as well as certain losses on the sale of its assets, will generally be subject to the forgoing limitations on use as if they constituted a pre-ownership-change NOL.

No assurance can be given that the Company will be able to use any NOLs remaining after an ownership change prior to their expiration. Moreover, it is possible that multiple ownership changes may occur in the future and further limit the Company’s ability to use its NOLs and built-in losses and deductions.

Interests of Certain Persons

None of the Company’s directors or executive officers or nominees for the directors or associates of the foregoing has any interest, direct or indirect, in the matters contemplated by this Proposal 1.

Recommendation of the Board of Directors

Approval of the potential issuance of up to 15,000,000 shares of our Common Stock in exchange for approximately $50.0 million in aggregate principal amount of certain of our 13% Senior Notes due 2007 requires the affirmative vote of a majority of the outstanding shares of Common Stock present or represented at the Special Meeting and entitled to vote thereon. Abstentions will have the same effect as a vote cast “against” the proposal. Broker non-votes will have no effect.

THE BOARD RECOMMENDS A VOTE “FOR” PROPOSAL TO AUTHORIZE THE ISSUANCE OF UP TO 15,000,000 SHARES OF EQUINIX’S COMMON STOCK IN EXCHANGE FOR CERTAIN OF EQUINIX’S 13% SENIOR NOTES DUE 2007.

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of March 31, 2002, certain information with respect to shares beneficially owned by (i) each person who is known by the Company to be the beneficial owner of more than five percent of the Company’s outstanding shares of common stock, (ii) each of the Company’s directors, (iii) each of the executive officers required to be listed pursuant to Item 402 of Regulation S-K, and (iv) all current directors and executive officers as a group. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant) within sixty (60) days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person’s actual voting power at any particular date. Unless otherwise indicated, the address for each listed stockholder is c/o Equinix, Inc., 2450 Bayshore Parkway, Mountain View, California 94043.

	Shares Beneficially Owned
Name of Beneficial Owner	Number of Shares	Percentage of Total
Peter F. Van Camp (1)	3,963,327	4.22%
Albert M. Avery, IV (2)	2,630,253	2.91%
Philip J. Koen (3)	1,264,160	1.39%
Andrew S. Rachleff (4)	8,669,773	9.61%
John G. Taysom (5)	10,000	*
Michelangelo Volpi (6)	0	—
Scott Kriens (7)	10,000	*
Marjorie S. Backaus (8)	664,332	*
Peter T. Ferris (9)	724,332	*
Entities affiliated with Benchmark Capital (10) 2480 Sand Hill Road, Suite 200 Menlo Park, CA 94025	8,667,625	9.60%
Cisco Systems, Inc. 170 West Tasman Drive San Jose, CA 95134	6,790,939	7.52%
All current directors and executive officers as a group (11 persons) (11)	18,851,865	19.61%

*	Less than 1%.

(1)	Includes 3,763,327 shares subject to options that are exercisable within 60 days of March 31, 2002.

(2)	Includes 89,333 shares subject to options that are exercisable within 60 days of March 31, 2002.

(3)
Includes 604,160 shares subject to options that are exercisable within 60 days of March 31, 2002. Also includes 15,000 shares held as custodian for children; Mr. Koen disclaims beneficial ownership of these shares.

(4)
Represents 8,535,000 shares of common stock held by Benchmark Capital Partners II, L.P., as nominee for Benchmark Capital Partners II, L.P., Benchmark Founders’ Fund II, L.P., Benchmark Founders’ Fund II-A, L.P. and Benchmark Members’ Fund II, L.P., and 118,523 shares of common stock held by Benchmark Capital Partners IV, L.P., as nominee for Benchmark Capital Partners, IV, L.P., Benchmark Founders’ Fund IV, L.P., Benchmark Founders’ Fund IV-A, L.P. and related individuals. Mr. Rachleff is a managing member of Benchmark Capital Management Co. II, LLC, the general partner of Benchmark Capital Partners, II, L.P., Benchmark Founders’ Fund II, L.P. Benchmark Founders’ Fund II-A, L.P. and

Benchmark Members’ Fund II, L.P. Mr. Rachleff is also a managing member of Benchmark Capital Management Co., IV, LLC, the general partner of Benchmark Capital Partners, IV, L.P., Benchmark Founders’ Fund IV, L.P. and Benchmark Founders’ Fund IV-A, L.P. Mr. Rachleff disclaims beneficial ownership of these shares, except with respect to 3,984 shares of common stock and to the extent of his pecuniary interest in the Benchmark funds. In addition, includes 6,250 shares of common stock and 10,000 shares subject to options that are exercisable within 60 days of March 31, 2002. Mr. Rachleff’s address is the same as the address provided for Benchmark Capital.

(5)
Includes 10,000 shares subject to options that are exercisable within 60 days of March 31, 2002. Mr. Taysom is the managing investment partner of RVC Europe Limited, an entity affiliated with Reuters Investments (Bermuda) Limited and Reuters Holdings Switzerland SA which collectively hold 1,269,064 shares of the Company.

(6)	Mr. Volpi is senior vice president of Cisco Systems, Inc., which beneficially holds 6,790,939 shares of the Company’s common stock.

(7)	Includes 10,000 shares subject to options that are exercisable within 60 days of March 31, 2002.

(8)	Includes 551,832 shares subject to options that are exercisable within 60 days of March 31, 2002.

(9)	Includes 214,332 shares subject to options that are exercisable within 60 days of March 31, 2002.

(10)
Includes 8,535,000 shares of common stock held by Benchmark Capital Partners II, L.P., Benchmark Founders’ Fund II, L.P., Benchmark Founders’ Fund II-A, L.P. and Benchmark Members’ Fund II, L.P. and 132,625 shares of common stock held by Benchmark Capital Partners, IV, L.P., Benchmark Founders’ Fund IV, L.P., Benchmark Founders’ Fund IV-A, L.P. and related individuals.

(11)	Includes the shares described in Notes 1 through 9, plus shares held by or subject to options exercisable within 60 days of March 31, 2002 held by executive officers not named above.

SELECTED CONSOLIDATED FINANCIAL DATA

The following statement of operations data for the three months ended March 31, 2002 and 2001 and balance sheet data as of March 31, 2002 were derived from our unaudited condensed interim consolidated financial statements included elsewhere in this proxy, which in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, which we consider necessary for a fair presentation of our financial position and results of operations for these periods. The statement of operations data for the years ended December 31, 2001, 2000 and 1999 and for the period from our inception on June 22, 1998 to December 31, 1998, and the balance sheet data as of December 31, 2001, 2000, 1999 and 1998 have been derived from our audited consolidated financial statements and the related notes to the financial statements. Our historical results are not necessarily indicative of the results to be expected for the full year or future periods. The pro forma as adjusted information gives effect for certain transactions that occurred subsequent to March 31, 2002 and for this proposed offering as though they had occurred on March 31, 2002. See “Unaudited Pro Forma Consolidated Condensed Financial Statements.” The following selected consolidated financial data should be read in conjunction with our consolidated financial statements and the related notes to the consolidated financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this proxy.

						Period from June 22, 1998 (inception) to December 31, 1998
	Three months ended March 31,		Years ended December 31,
	2002	2001	2001	2000	1999
	(unaudited)
	(dollars in thousands, except per share data)
Statement of Operations Data:
Revenues	$20,158	$12,613	$63,414	$13,016	$37	$—

Costs and operating expenses:
Cost of revenues (includes stock-based compensation of $91, $241, $426, $766, $177 and none for the periods ended March 31, 2002 and 2001 and December 31, 2001, 2000, 1999 and 1998, respectively)	25,426	23,678	94,889	43,401	3,268	—
Sales and marketing (includes stock-based compensation of $433, $1,083, $2,830, $6,318, $1,631 and $13 for the periods ended March 31, 2002 and 2001 and December 31, 2001, 2000, 1999 and 1998, respectively)	4,170	5,225	16,935	20,139	3,949	47
General and administrative (includes stock-based compensation of $2,057, $6,825, $15,788, $22,809, $4,819 and $151 for the periods ended March 31, 2002 and 2001 and December 31, 2001, 2000, 1999 and 1998, respectively)	6,741	18,676	58,286	56,585	12,603	902
Restructuring charge	—	—	48,565	—	—	—

Total costs and operating expenses	36,337	47,579	218,675	120,125	19,820	949

Loss from operations	(16,179)	(34,966)	(155,261)	(107,109)	(19,783)	(949)
Interest income	493	3,947	10,656	16,430	2,138	150
Interest expense	(9,670)	(10,518)	(43,810)	(29,111)	(3,146)	(220)
Gain on debt extinguishment	11,662	—	—	—	—	—

Net loss	$(13,694)	$(41,537)	$(188,415)	$(119,790)	$(20,791)	$(1,019)

Net loss share:
Basic and diluted	$(0.16)	$(0.54)	$(2.39)	$(3.48)	$(4.98)	$(1.48)

Weighted average shares	84,998	76,380	78,681	34,461	4,173	688

	As of March 31, 2002		As of December 31,
	Actual	Pro forma as adjusted	2001	2000	1999	1998
		(unaudited)
	(dollars in thousands)
Balance Sheet Data:
Cash, cash equivalents and short-term investments	$55,120	$49,241	$87,721	$207,210	$222,974	$9,165
Accounts receivable, net	8,067	8,067	6,909	4,925	178	—
Restricted cash and short-term investments	30,280	30,280	28,044	36,855	38,609	—
Property and equipment, net	417,608	417,608	325,226	315,380	28,444	482
Construction in progress	—	—	103,691	94,894	18,312	31
Total assets	531,687	523,941	575,054	683,485	319,946	10,001
Debt facilities and capital lease obligations, excluding current portion	4,576	4,576	6,344	6,506	8,808	—
Senior secured credit facility, excluding current portion	103,750	103,750	105,000	—	—	—
Senior notes	164,670	91,406	187,882	185,908	183,955	—
Redeemable convertible preferred stock	—	—	—	—	97,227	10,436
Total stockholders’ equity (deficit)	205,568	272,705	203,521	375,116	8,472	(846)
Other Financial Data:
Adjusted EBITDA (1)	(1,539)	(1,539)	(38,007)	(62,400)	(12,547)	(781)
Net cash used in operating activities	(2,045)	(5,414)	(68,854)	(68,073)	(9,908)	(796)
Net cash used in investing activities	(21,578)	(21,578)	(153,014)	(302,158)	(86,270)	(5,265)
Net cash provided by (used in) financing activities	(1,381)	(3,891)	107,799	339,847	295,178	10,226

(1)
Adjusted EBITDA consists of net loss excluding interest, income taxes, depreciation and amortization of capital assets, amortization of deferred stock-based compensation and restructuring charges. Adjusted EBITDA is presented to enhance an understanding of our operating results, it is not intended to represent cash flow or results of operations in accordance with generally accepted accounting principles for the period indicated and may be calculated differently than Adjusted EBITDA for other companies. Adjusted EBITDA is not a measure determined under generally accepted accounting principles nor is it a measure of liquidity. The following represents how the Company calculates Adjusted EBITDA:

	For the three months ended March 31, 2002		For the year or period ended December 31,
	Actual	Pro forma as adjusted	2001	2000	1999	1998
		(unaudited)
	(dollars in thousands)
Loss from operations	$(16,179)	$(16,179)	$(155,261)	$(107,109)	$(19,783)	$(949)
Depreciation	12,059	12,059	49,645	14,816	609	4
Stock-based compensation	2,581	2,581	19,044	29,893	6,627	164
Restructuring charge	—	—	48,565	—	—	—

Adjusted EBITDA	$(1,539)	$(1,539)	$(38,007)	$(62,400)	$(12,547)	$(781)

UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

The following unaudited pro forma consolidated condensed financial statements have been prepared to give effect for the actual exchange of shares of common stock of the Company in return for Senior Notes executed in April and May 2002 and the proposed exchange of up to 15,000,000 additional shares of common stock to retire additional Senior Notes discussed in Proposal 1 of this proxy statement. These unaudited pro forma consolidated condensed financial statements were prepared as if all exchanges had been completed as of January 1, 2001 for statements of operations purposes and as of March 31, 2002 for balance sheet purposes.

The unaudited pro forma consolidated condensed financial statements are presented for illustrative purposes only and are not necessarily indicative of the financial position or results of operations that would have actually been reported had the exchanges occurred January 1, 2001 for statements of operation purposes and as of March 31, 2002 for balance sheet purposes, nor is it necessarily indicative of the future financial position or results of operations.

EQUINIX, INC.
Unaudited Pro Forma Consolidated Condensed Balance Sheet
(in thousands)

	As of March 31, 2002
	Historical	Pro Forma Adjustments		Pro Forma As Adjusted
Cash and cash equivalents	$33,753	$(5,879	)(a)	$27,874
Short-term investments	21,367	—		21,367
Accounts receivable	8,067	—		8,067
Current portion of restricted cash and short-term investments	2,287	—		2,287
Prepaids and other current assets	8,885	—		8,885

Total current assets	74,359	(5,879)		68,480

Property and equipment, net	417,608	—		417,608
Restricted cash and short-term investments, net of current portion	27,993	—		27,993
Debt issuance costs, net	10,083	(1,867	)(a)	8,216
Other assets	1,644	—		1,644

Total assets	$531,687	$(7,746)		$523,941

Accounts payable and accrued expenses	$18,869	$1,750	(a)	$20,619
Accrued construction costs	6,300	—		6,300
Accrued interest payable	7,583	(3,369	)(a)	4,214
Current portion of debt facilities and capital lease obligations	7,390	—		7,390
Current portion of senior secured credit facility	1,250	—		1,250
Other current liabilities	1,458	—		1,458

Total current liabilities	42,850	(1,619)		41,231

Debt facilities and capital lease obligations, net of current portion	4,576	—		4,576
Senior secured credit facility	103,750	—		103,750
Senior notes	164,670	(73,264	)(a)	91,406
Other liabilities	10,273	—		10,273

Total liabilities	326,119	(74,883)		251,236

Common stock	90	22	(a)	112
Additional paid-in capital	557,534	14,048	(a)	571,582
Deferred stock-based compensation	(8,379)	—		(8,379)
Accumulated other comprehensive income	32	—		32
Accumulated deficit	(343,709)	53,067	(a)	(290,642)

Total stockholders’ equity	205,568	67,137		272,705

Total liabilities and stockholders’ equity	$531,687	$(7,746)		$523,941

See accompanying notes to unaudited pro forma consolidated condensed financial statements.

EQUINIX, INC.
Unaudited Pro Forma Consolidated Condensed Statements of Operations
(in thousands, except per share data)

	For the year ended December 31, 2001
	Historical	Pro Forma Adjustments		Pro Forma As Adjusted
Revenues	$63,414	$—		$63,414

Costs and operating expenses:
Cost of revenues	94,889	—		94,889
Sales and marketing	16,935	—		16,935
General and administrative	58,286	—		58,286
Restructuring charge	48,565	—		48,565

Total costs and operating expenses	218,675	—		218,675

Loss from operations	(155,261)	—		(155,261)
Interest income	10,656	—		10,656
Interest expense	(43,810)	11,206	(b)	(32,604)

Net loss	$(188,415)	$11,206		$(177,209)

Net loss per share:
Basic and diluted	$(2.39)			$(1.77)

Weighted average shares	78,681	21,650	(c)	100,331

See accompanying notes to unaudited pro forma consolidated condensed financial statements.

EQUINIX, INC.
Unaudited Pro Forma Consolidated Condensed Statements of Operations
(in thousands, except per share data)

	For the three months ended March 31, 2002
	Historical	Pro Forma Adjustments		Pro Forma As Adjusted
Revenues	$20,158	$—		$20,158

Costs and operating expenses:
Cost of revenues	25,426	—		25,426
Sales and marketing	4,170	—		4,170
General and administrative	6,741	—		6,741

Total costs and operating expenses	36,337	—		36,337

Loss from operations	(16,179)	—		(16,179)
Interest income	493	—		493
Interest expense	(9,670)	2,720	(b)	(6,950)
Gain on debt extinguishment	11,662	—		11,662

Net loss	$(13,694)	$(2,720)		$(10,974)

Net loss per share:
Basic and diluted	$(0.16)			$(0.10)

Weighted average shares	84,998	21,650	(c)	106,648

See accompanying notes to unaudited pro forma consolidated condensed financial statements.

EQUINIX, INC.

Notes to Unaudited Pro Forma Consolidated Condensed Financial Statements

The unaudited pro forma consolidated condensed financial statements reflect adjustments for the following transactions:

•
In April 2002, the Company, and a wholly-owned subsidiary of the Company, exchanged $17,300,000 of 13% senior notes due 2007 (“Senior Notes”) and payment of accrued and unpaid interest thereon for 6,650,000 shares of the Company’s common stock and some cash. The Company plans to recognize a gain on debt extinguishment on this transaction of $8,764,000 during the second quarter. The consolidated net reduction of debt as a result of this transaction was $16,279,000, which represents principal of $17,300,000 and a proportionate write-down of the Senior Notes discount totaling $1,021,000.

•
In May 2002, the Company, and a wholly-owned subsidiary of the Company, exchanged $10,451,000 of Senior Notes and payment of accrued and unpaid interest thereon for some cash. The Company plans to recognize a gain on debt extinguishment on this transaction of $7,362,000 during the second quarter. The consolidated net reduction of debt as a result of this transaction was $9,852,000, which represents principal of $10,451,000 and a proportionate write-down of the Senior Notes discount totaling $599,000.

•
Pursuant to Proposal 1 of this proxy statement, the Company intends to issue up to 15,000,000 additional shares of common stock for the sole purpose of retiring additional Senior Notes. The following pro forma as adjusted adjustments give effect to this proposed transaction using an approximate fair value of the Company’s common stock of $0.50 per share and an approximate trading value of the Company’s Senior Notes of $0.15 per dollar of face value. Using these assumptions, the Company would be able to retire approximately $50,000,000 of Senior Notes and recognize a gain on debt retirement of approximately $36,941,000, including the accrual of $1,500,000 for anticipated costs associated with this transaction and the write-off of $1,192,000 of debt issuance costs and $2,867,000 of the Senior Notes discount associated with a $50.0 million retirement of Senior Notes (the “Proposed Transaction”).

Pro Forma Adjustments

The unaudited pro forma consolidated condensed balance sheet gives effect to the following pro forma adjustments:

(a)	Represents the April and May 2002 Senior Note exchanges described above as if they had occurred on March 31, 2002. The adjustments reflect the following:

(i)
represents the payment of cash in April and May 2002 in exchange for Senior Notes and accrued and unpaid interest thereon, less $236,000 of accrued and unpaid interest related to the period of time commencing from April 1, 2002 to the actual dates of retirement or exchange in April and May 2002;

(ii)	represents the proportionate amount of debt issuances costs written-off totaling $675,000;

(iii)	represents an accrual for the costs associated with the April and May 2002 Senior Note exchanges totaling $250,000;

(iv)	represents the payment of accrued and unpaid interest through March 31, 2002 totaling $1,202,000;

(v)	represents the consolidated net reduction of Senior Notes totaling $27,751,000 less the proportionate amount of discount written-off totaling $1,620,000;

(vi)	represents the fair value of the common stock issued; and

(vii)	represents the gain recognized as a result of the April and May 2002 Senior Note exchanges totaling $16,126,000.

In addition, the unaudited pro forma consolidated condensed balance sheet gives effect to pro forma adjustments to reflect the Proposed Transaction contemplated in this document as if it had occurred on March 31, 2002. The pro forma adjustments reflect the following:

(viii)	represents the payment of cash for accrued and unpaid interest as of March 31, 2002, associated with a $50.0 million retirement of Senior Notes totaling $2,167,000;

(ix)	represents the proportionate amount of debt issuances costs written-off totaling $1,192,000;

(x)	represents an accrual for the estimated costs associated with the Proposed Transaction totaling $1,500,000;

(xi)	represents the payment of accrued and unpaid interest through March 31, 2002 associated with a $50.0 million retirement of Senior Notes totaling $2,167,000;

(xii)	represents the consolidated net reduction of Senior Notes totaling $50,000,000 less the proportionate amount of discount written-off totaling $2,867,000;

(xiii)	represents the fair value of the common stock issued totaling $7,500,000; and

(xiv)	represents the gain that would be recognized as a result of the Proposed Transaction totaling $36,941,000.

The unaudited pro forma consolidated condensed statements of operations give effect to the following pro forma adjustments:

(b)
Represents the savings in interest expense, including the amortization of Senior Note discount and debt issuance costs, as if all the Senior Note exchanges described above had occurred on January 1, 2001.

(c)	Represents the shares of common stock issued in connection with the Senior Note exchanges described above as if they were outstanding as of January 1, 2001.

The Proposed Transaction presented above is based on assumptions that are reasonable as of the date of this filing, namely the fair value per share of common stock of approximately $0.50 and a trading value on the Company’s Senior Notes of approximately $0.15 per dollar. If the Company were to issue 15,000,000 shares of common stock as proposed in this offering to retire Senior Notes, these assumptions would result in the retirement of $50,000,000 in face value of Senior Notes as outlined in the unaudited pro forma consolidated condensed financial statements presented above. However, if these assumptions were to change, the amount of Senior Notes that the Company could retire would change.

To assist in evaluating the effects of such a proposed transaction and its effects on the Company’s on-going statements of operations, the Company offers the following approximate guidance regarding the retirement of Senior Notes: for every $1,000,000 of face value of Senior Notes retired, the Company can expect to save approximately $145,000 of interest expense annually, including the amortization of debt issuance costs and debt discount, comprised of $130,000 of cash interest and $15,000 of non-cash interest.

The following information represents the impact of a 10% increase and decrease to the two key assumptions (the fair value of the Company’s common stock and the trading value of the Company’s Senior Notes), and the result this would have on the amount of Senior Notes the Company would be able to retire, the impact on interest from this change in the retired Senior Notes and the resulting impact on pro forma net loss per share for the year ended December 31, 2001 while still issuing 15,000,000 shares of common stock:

	Fair value per share of common stock	Trading value per dollar of Senior Notes	Face value of Senior Notes that can be retired	Change from assumed retirement of $50 million of Senior Notes	Impact on annual interest expense	Pro forma net loss per share for the year ended December 31, 2001
10% increase to fair value per share of common stock	$0.550	$0.150	$55,000,000	$5,000,000	$(725,000)	$(1.76)
10% decrease to fair value per share of common stock	$0.450	$0.150	$45,000,000	$(5,000,000)	$725,000	$(1.78)

10% increase to trading value per dollar of Senior Notes	$0.500	$0.165	$45,454,545	$(4,545,455)	$659,091	$(1.78)
10% decrease to trading value per dollar of Senior Notes	$0.500	$0.135	$55,555,556	$5,555,556	$(805,556)	$(1.76)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following commentary should be read in conjunction with the financial statements and related notes contained elsewhere in this proxy. The discussion contains forward-looking statements that involve risks and uncertainties. These statements relate to future events or our future financial performance. In many cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “intend” or “continue,” or the negative of such terms and other comparable terminology. These statements are only predictions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including, but not limited to, those set forth under “Other Factors Affecting Operating Results” and elsewhere in this proxy.

Overview

Equinix designs, builds and operates neutral IBX hubs where Internet businesses place their equipment and their network facilities in order to interconnect with each other to improve Internet performance. Our neutral IBX hubs and Internet exchange services enable network service providers, enterprises, content providers, managed service providers and other Internet infrastructure companies to directly interconnect with each other for increased performance. As of March 31, 2002, Equinix had IBX hubs totaling an aggregate of 810,000 gross square feet in the Washington, D.C., New York, Dallas, Chicago, Los Angeles and Silicon Valley areas.

We recorded deferred stock-based compensation in connection with stock options granted during 2000 and 1999, where the deemed fair market value of the underlying common stock was subsequently determined to be greater than the exercise price on the date of grant. Approximately $2.6 million and $8.1 million was amortized to stock-based compensation expense for the three months ended March 31, 2002 and 2001, respectively, and approximately $19.0 million, $29.9 million and $6.6 million was amortized to stock-based compensation expense for the periods ended December 31, 2001, 2000 and 1999, respectively. The options granted are typically subject to a four-year vesting period. We are amortizing the deferred stock-based compensation on an accelerated basis over the vesting periods of the applicable options in accordance with Financial Accounting Standards Board (“FASB”) Interpretation No. 28. The remaining $8.4 million of deferred stock-based compensation will be amortized over the remaining vesting periods. We expect amortization of deferred stock-based compensation expense to impact our reported results through December 31, 2004.

Our net loss adjusted before net interest and other expense, income taxes, depreciation and amortization of capital assets, amortization of stock-based compensation and restructuring charges (“Adjusted EBITDA”) is calculated to enhance an understanding of our operating results. Adjusted EBITDA is a financial measurement commonly used in capital-intensive telecommunication and infrastructure industries. Other companies may calculate Adjusted EBITDA differently than we do. It is not intended to represent cash flow or results of operations in accordance with generally accepted accounting principles nor a measure of liquidity. We measure Adjusted EBITDA at both the IBX hub and total company level.

Since inception, we have experienced operating losses and negative cash flow. As of March 31, 2002 we had an accumulated deficit of $343.7 million and accumulated cash used in operating and construction activities of $657.7 million. Given the revenue and income potential of our service offerings are still unproven and we have a limited operating history, we may not generate sufficient operating results to achieve desired profitability. We therefore believe that we will continue to experience operating losses for the foreseeable future. See “Other Factors Affecting Operating Results.”

Critical Accounting Policies and Estimates

Management’s Discussion and Analysis of Financial Condition and Results of Operations discusses Equinix’s consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the U.S. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, management evaluates its estimates and judgments, including those related to revenues and collectibility of receivables, restructuring charges, income taxes, contingencies and litigation. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Management believes the following critical accounting policies, among others, affect its more significant judgments and estimates used in the preparation of its consolidated financial statements:

•	Revenue recognition and allowance for bad debts;

•	Restructuring charges;

•	Accounting for income taxes;

•	Contingent liabilities; and

•	Accounting for property and equipment.

Revenue Recognition and Allowance for Doubtful Accounts.    Equinix derives its revenues from (1) recurring revenue streams, such as from the leasing of cabinet space, power and interconnection services and (2) non-recurring revenue streams, such as from the recognized portion of deferred installation revenues and professional services. Revenues from recurring revenue streams are billed monthly and recognized ratably over the term of the contract, generally one to three years. Non-recurring installation fees are deferred and recognized ratably over the term of the related contract. Professional service fees are recognized in the period in which the services were provided and represent the culmination of the earnings process. The Company generally guarantees certain service levels, such as uptime, as outlined in individual customer contracts. To the extent that these service levels are not achieved, the Company reduces revenue for any credits given to the customer as a result.

Revenue is recognized as service is provided and when there is persuasive evidence of an arrangement, the fee is fixed or determinable and collection of the receivable is reasonably assured. We assess collection based on a number of factors, including past transaction history with the customer and the credit-worthiness of the customer. We do not request collateral from our customers. If we determine that collection of a fee is not reasonably assured, we defer the fee and recognize revenue at the time collection becomes reasonably assured, which is generally upon receipt of cash. In addition, Equinix also maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments for those customers that the Company had expected to collect the revenues. If the financial condition of Equinix’s customers were to deteriorate or if they become insolvent, resulting in an impairment of their ability to make payments, allowances for doubtful accounts may be required. Management specifically analyzes accounts receivable and analyzes current economic news and trends, historical bad debts, customer concentrations, customer credit-worthiness and changes in customer payment terms when evaluating revenue recognition and the adequacy of the Company’s allowances.

The Company’s customer base is primarily composed of businesses throughout the United States. The Company performs ongoing credit evaluations of its customers. As of March 31, 2002, two customers accounted for 20% and 10% of quarterly revenues and two customers accounted for 13% and 10% of accounts receivable. As of March 31, 2001, two customers accounted for 13% and 11% of quarterly revenues and one customer accounted for 16% of accounts receivable. As of December 31, 2001, one customer accounted for 15% of annual revenues and another customer accounted for 10% of accounts receivables. As of December 31, 2000, two customers accounted for 12% and 11% of annual revenues and two customers accounted for 19% and 14% of accounts receivables. No other single customer accounted for greater than 10% of accounts receivables or quarterly or annual revenues for the periods presented.

During the year ended December 31, 2001, the Company recognized approximately $200,000 of revenue in relation to equipment received from customers in lieu of cash. This equipment is being used in the Company’s operations and was valued based on management’s assessment of the fair value of the equipment in relation to external prices for similar equipment.

In 2002, the Company entered into arrangements with numerous vendors to resell equipment and bandwidth. The Company began to offer such offering in an effort to provide its customers with a more fully integrated services solution. Under the terms of the reseller agreements, the Company will sell the vendor’s services or products to its customers and the Company will contract with the vendor to provide the related services or products. To date, two reseller agreements have been signed with companies associated with individuals who serve on the Company’s Board of Directors. The Company plans to recognize revenue from such arrangements on a gross basis in accordance with Emerging Issue Task Force Issue No. 99-19, Recording Revenue as a Principal versus Net as an Agent. The Company acts as the principal in the transaction as the Company’s customer services agreement identifies the Company as the party responsible for the fulfillment of product/services to the Company’s customers and has full pricing discretion. In the case of products sold under such arrangements, the Company takes title to the products and bears the inventory risk as the Company has made minimum purchase commitments for equipment to various vendors. The Company has credit risk, as it is responsible for collecting the sales price from a customer, but must pay the amount owed to its suppliers after the suppliers perform, regardless of whether the sales price is fully collected. In addition, the Company will often determine the required equipment configuration and recommend bandwidth providers from numerous potential suppliers. For the quarter ended March 31, 2002, the Company recognized revenue of $1.6 million associated with these reseller agreements.

Restructuring Charges.    During the third quarter of 2001, the Company recorded a $48.6 million restructuring charge, primarily due to its revised European services strategy. This restructuring charge was comprised of $40.1 million in write-downs and write-offs of assets and $8.5 million in accrued restructuring charges, primarily related to lease exit costs. The Company has analyzed each of the leaseholds that the Company is currently trying to exit from and made estimates based on how long we think it will take to successfully negotiate lease terminations for each of these leases and at what cost. The Company has estimated these costs to be $8.5 million. Should the actual lease exit costs and other accrued restructuring charges exceed this amount due to delays in negotiating lease termination agreements or higher than anticipated settlement payments, additional restructuring charges may be required, which would decrease net income in the period such determination was made. Conversely, if actual lease exit and other restructuring charges are less than the $8.5 million accrued, an adjustment to accrued restructuring charges would be required, which would increase income in the period such determination was made. In addition, should the Company realize higher than anticipated proceeds from sales of equipment currently held for sale or for other assets written-down or written-off as part of this restructuring charge, an adjustment to accrued restructuring charges would be required, which would increase income in the period such determination was made.

Accounting for Income Taxes.    Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce tax assets to the amounts expected to be realized.

Equinix currently has provided for a full valuation allowance against its net deferred tax assets. Equinix has considered future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for the valuation allowance and based on the available objective evidence, management believes it is more likely than not that the net deferred tax assets will not be fully realizable. Should Equinix determine that it would be able to realize its deferred tax assets in the foreseeable future, an adjustment to the deferred tax assets would increase income in the period such determination was made.

Contingent Liabilities.    Management estimates exposure on contingent liabilities such as litigation based on the best information available to it at the time. Management’s estimated range of liability related to some of the pending litigation is based on claims for which our management can estimate the amount and range of loss. We have recorded the minimum estimated liability related to those claims, where there is a range of loss. Because of the uncertainties related to both the amount and range of loss on the remaining pending litigation, management is unable to make a reasonable estimate of the liability that could result from an unfavorable outcome. As additional information becomes available, we will assess the potential liability related to our pending litigation and revise our estimates. Such revisions in our estimates of the potential liability could materially impact our results of operation and financial position.

Accounting for Property and Equipment.    Property and equipment are stated at original cost. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets, generally two to five years for non-IBX hub equipment and seven to ten years for IBX hub equipment. Leasehold improvements and assets acquired under capital lease are amortized over the shorter of the lease term or the estimated useful life of the asset or improvement. Assets currently under construction are held in a construction in progress account. Construction in progress includes direct and indirect expenditures for the construction of IBX hubs and is stated at original cost. The Company has contracted out substantially all of the construction of the IBX hubs to independent contractors under construction contracts. Construction in progress includes certain costs incurred under a construction contract including project management services, site identification and evaluation services, engineering and schematic design services, design development and construction services and other construction-related fees and services. In addition, the Company has capitalized certain interest costs during the construction phase. Once an IBX hub becomes operational, these capitalized costs are depreciated at the appropriate rate consistent with the estimated useful life of the underlying asset. The Company has issued numerous warrants to certain fiber carriers and its primary contractor. The Company uses the Black-Scholes option-pricing model to value these warrants. The value attributed to these warrants is included in the Company’s property and equipment, including construction in progress, and classified as a leasehold improvement. Amortization of such warrants is included in depreciation expense.

Should management determine that the actual useful lives of its property and equipment placed into service is less than originally anticipated, or if any of the Company’s property and equipment, including construction in progress, was deemed to have incurred an impairment, additional depreciation or an impairment charge would be required, which would decrease net income in the period such determination was made. Conversely, should management determine that the actual useful lives of its property and equipment placed into service was greater than originally anticipated, less depreciation may be required, which would increase net income in the period such determination was made.

Results of Operations

Three Months Ended March 31, 2002 and 2001

Revenues.    We recognized revenues of $20.2 million for the three months ended March 31, 2002, versus revenues of $12.6 million for the three months ended March 31, 2001. Revenues consisted of recurring revenues of $16.6 million and $11.7 million, respectively, for the three months ended March 31, 2002 and 2001, primarily from the leasing of cabinet space. Non-recurring revenues were $3.6 million and $916,000, respectively, for the three months ended March 31, 2002 and 2001, primarily related to equipment sales, the recognized portion of deferred installation revenue and custom service revenues. Installation and service fees are recognized ratably over the term of the contract. Custom service revenues are recognized upon completion of the services. In

February and March 2002, the Company entered into equipment reseller agreements with companies associated with individuals who serve on the Company’s Board of Directors. Included within the $3.6 million of non-recurring revenues for the three months ended March 31, 2002, were $1.6 million of equipment sales resulting from these two equipment reseller agreements. There were no equipment sales in the three months ended March 31, 2001. Excluding equipment sales, the period over period growth in revenues was the result of additional orders from existing customers and growth in the Company’s customer base from 128 customers as of December 31, 2000, to 232 customers as of March 31, 2002. This revenue growth was also partially attributable to the increase in the number and size of the Company’s open IBX hubs from six hubs with an aggregate of 543,000 gross square feet as of December 31, 2000, to seven hubs with an aggregate of 810,000 gross square feet as of March 31, 2002.

Cost of Revenues.    Cost of revenues increased to $25.4 million for the three months ended March 31, 2002 from $23.7 million for the three months ended March 31, 2001. These amounts included $10.9 million and $9.1 million, respectively, of depreciation expense and $91,000 and $241,000, respectively, of stock-based compensation expense. In addition to depreciation and stock-based compensation, cost of revenues consists primarily of rental payments for our leased IBX hubs, site employees’ salaries and benefits, utility costs, power and redundancy system engineering support services and related costs and security services. Excluding depreciation and stock-based compensation expense, cash cost of revenues were relatively flat period over period. Cash cost of revenues for the three months ended March 31, 2001 included costs related to the Company’s European expansion plans. Due to the restructuring charge that the Company recorded in the third quarter of 2001, these costs were not in the Company’s cash cost of revenues for the three months ended March 31, 2002; however, these savings were fully offset by the additional costs incurred from (i) the Company’s newest and largest IBX hub opened during the three months ended March 31, 2002 in the New York metropolitan area, (ii) the costs associated with the ramp-up of the Company’s existing IBX hubs, and (iii) the costs associated with the $1.6 million in equipment sales that the Company recorded in the three months ended March 31, 2002, which were approximately $1.5 million. The Company anticipates that the costs associated with this new IBX hub, the continued ramp-up of our other existing IBX hubs and the costs associated with future equipment sales, will continue to increase cost of revenues in the foreseeable future; however, in May 2002, the Company amended its agreement with iStar San Jose, LLC regarding its approximately 80 acre ground lease in San Jose to provide the Company with an option to reduce its obligation under this lease arrangement by up to approximately one-half for a one-time fee of $5.0 million. These savings will offset a portion of these expected cost increases in cost of revenues.

Sales and Marketing.    Sales and marketing expenses decreased to $4.2 million for the three months ended March 31, 2002 from $5.2 million for the three months ended March 31, 2001. These amounts included $433,000 and $1.1 million, respectively, of stock-based compensation expense, resulting in a 10% decrease in period over period cash spending. Sales and marketing expenses consist primarily of compensation and related costs for the sales and marketing personnel, sales commissions, marketing programs, public relations, promotional materials and travel. The decrease in sales and marketing expenses is the result of several cost-saving initiatives that the Company undertook, including some staff reductions and an overall decrease in discretionary spending. The Company continues to closely monitor its spending in all areas of the Company as a result of the current market conditions. Accordingly, we do not expect our sales and marketing costs to increase significantly in the foreseeable future, until such time as the Company reaches certain pre-determined levels of profitability.

General and Administrative.    General and administrative expenses decreased to $6.7 million for the three months ended March 31, 2002 from $18.7 million for the three months ended March 31, 2001. These amounts included $2.1 million and $6.8 million, respectively, of stock-based compensation expense and $1.1 million and $1.5 million, respectively, of depreciation expense, resulting in a 66% decrease in period over period cash spending. General and administrative expenses consist primarily of salaries and related expenses, accounting, legal and administrative expenses, professional service fees and other general corporate expenses. The significant decrease in general and administrative expenses was primarily the result of several cost-saving initiatives that the Company undertook, including staff reductions, an overall decrease in discretionary spending and the elimination of a corporate bonus program. The Company continues to closely monitor its spending in all areas of the Company as a result of the current market conditions. Accordingly, while the Company expects to see some fluctuations in our cash general and administrative costs in future quarters, we do not expect our general and administrative costs to increase significantly in the foreseeable future as compared to comparable periods in the prior year, until such time as the Company reaches certain pre-determined levels of profitability.

Adjusted EBITDA.    Adjusted EBITDA loss decreased to $1.5 million from $16.3 million for the three months ended March 31, 2002 and 2001, respectively. Many factors affect Adjusted EBITDA. Contributing to the significant decline in Adjusted EBITDA loss are revenue growth and the Company’s various cost-saving initiatives, such as staff reductions, the change in the Company’s European strategy, the elimination of a corporate bonus program and stringent controls over the Company’s discretionary spending. Adjusted EBITDA losses peaked in the first quarter of 2001 and have declined in each subsequent quarter. The Company expects that Adjusted EBITDA over the next few quarters will be in the range of remaining relatively flat to approaching Adjusted EBITDA breakeven as compared to the three months ended March 31, 2002.

Interest Income.    Interest income decreased to $493,000 from $3.9 million for the three months ended March 31, 2002 and 2001, respectively. Interest income decreased due to lower cash, cash equivalent and short-term investment balances held in interest bearing accounts and lower interest rates received on invested balances.

Interest Expense.    Interest expense decreased to $9.7 million from $10.5 million for the three months ended March 31, 2002 and 2001, respectively. The decrease in interest expense was attributable to the $25.0 million retirement of its 13% senior notes due 2007 (“Senior Notes”) during February and March 2002 and to the decline in both the principal due and the interest rates associated with the $125.0 million amended and restated senior secured credit facility.

Gain on Debt Extinguishment.    In February and March 2002, the Company retired $25.0 million of its Senior Notes in exchange for approximately 9.3 million shares of our common stock, and as a result, recognized an $11.7 million gain on debt extinguishment.

Years ended December 31, 2001 and December 31, 2000

Revenues.    Revenues increased from $13.0 million for the year ended December 31, 2000 to $63.4 million for the year ended December 31, 2001. Revenues consist of recurring revenues of $57.6 million for 2001, versus $11.6 million for 2000, primarily from the leasing of cabinet space, and non-recurring revenues of $5.8 million for 2001, versus $1.4 million for 2000, related to the recognized portion of deferred installation revenue and custom service revenues. Installation fees are recognized ratably over the term of the contract. Custom service revenues are recognized upon completion of the services. Revenues increased year over year as we had more IBX hubs open and operational during 2001 than we had during 2000. We expect revenues to continue to increase as our customer base continues to grow and as a result of opening our newest and largest IBX hub in the New York metropolitan area during the first quarter of 2002.

Cost of Revenues.    Cost of revenues increased from $43.4 million for the year ended December 31, 2000 to $94.9 million for the year ended December 31, 2001. These amounts include depreciation and amortization expense of $11.5 million and $40.0 million, respectively. In addition to depreciation and amortization, cost of revenues consists primarily of rental payments for our leased IBX hubs, site employees’ salaries and benefits, utility costs, power and redundancy system engineering support services and related costs and security services. The increase in cost of revenues was due to additional leases and increased expenses related to our opening of additional IBX hubs. During the quarter ended September 30, 2001, the Company incurred a $45.3 million restructuring charge related to its revised European services strategy that included accruing for leasehold exit costs related to European leases and an approximate $1.0 million restructuring charge for anticipated U.S. leasehold exit costs for excess U.S. lease space. The restructuring charge during the third quarter of 2001 reduced the cost of revenues commencing in fourth quarter 2001; however, these savings will be offset in part by increased cost of revenues associated with the opening of the New York metropolitan IBX hub during the first quarter of 2002, including related depreciation and amortization expense, and additional cost of revenues related to our existing IBX hubs as the Company’s installed base of customers grows.

Sales and Marketing.    Sales and marketing expenses decreased from $20.1 million for the year ended December 31, 2000 to $16.9 million for the year ended December 31, 2001; however, these amounts include stock-based compensation expense of $6.3 million and $2.8 million, respectively, resulting in a 2% increase in period over period cash spending. Sales and marketing expenses consist primarily of compensation and related costs for the sales and marketing personnel, sales commissions, marketing programs, public relations, promotional materials and travel. The increase in sales and marketing expense resulted from the addition of personnel in our sales and marketing organizations during the first half of 2001, reflecting our increased selling effort and our initiatives to develop market awareness. During the quarter ended September 30, 2001, the Company incurred a $1.3 million restructuring charge related to a reduction in workforce that included some sales and marketing staff. In addition, the Company is closely monitoring its discretionary marketing costs as the result of current market conditions. As a result, we do not expect our sales and marketing costs to increase significantly in the foreseeable future, until such time as the Company reaches certain pre-determined levels of profitability.

General and Administrative.    General and administrative expenses increased from $56.6 million for the year ended December 31, 2000 to $58.3 million for the year ended December 31, 2001. These amounts include stock-based compensation expense of $22.8 million and $15.8 million, respectively, and, depreciation and amortization expense of $3.3 million and $9.6 million, respectively, resulting in an 8% increase in period over period cash spending. General and administrative expenses consist primarily of salaries and related expenses, accounting, legal and administrative expenses, professional service fees and other general corporate expenses. The increase in general and administrative expenses was primarily the result of increased expenses associated with additional hiring of personnel in management, finance and administration, as well as other related costs associated with supporting the Company’s expansion, particularly during the first quarter of 2001. During the second quarter of 2001, the Company implemented several cost-savings initiatives, including some staff reductions and an overall decrease in discretionary spending. Furthermore, the $1.3 million restructuring charge the Company incurred during the quarter ended September 30, 2001 related to a reduction in workforce also included some general and administrative staff as well as an approximate $1.0 million restructuring charge for leasehold exit costs for excess office space in the U.S. As a result of these cost saving measures, we do not expect our general and administrative costs to increase significantly in the foreseeable future.

Restructuring Charge.    During the quarter ended September 30, 2001, the Company took a restructuring charge of $48.6 million consisting of $45.3 million related to its revised European services strategy, $2.0 million for certain anticipated excess U.S. leasehold exit costs and $1.3 million related to a reduction in workforce, primarily in selling, general and administrative functions at the Company’s headquarters. During third quarter 2001, the Company decided to partner with other Internet exchange companies in Europe rather than build and operate its own centers outside of the U.S. As a result, the Company (i) recorded a write-down of its European construction in progress assets to their net realizable value and recorded a charge totaling $29.3 million, (ii) accrued certain leasehold exit costs for its European leasehold interests in the amount of $6.4 million, (iii) wrote-off its European letters of credit that secured the European leasehold interests in the amount of $8.6 million and (iv) accrued various legal, storage and other costs totaling $1.0 million to facilitate this change in strategy. The Company experienced some cost savings benefits from this restructuring charge during the fourth quarter of 2001, particularly in cost of revenues; however, these cost-savings will be partially offset by the increased operating costs of the New York metropolitan area IBX hub beginning in the first quarter of 2002. In addition, the Company incurred a $2.0 million restructuring charge for leasehold exit costs associated with certain excess U.S. leases and a $1.3 million restructuring charge related to an approximate 15% reduction in workforce in an effort to streamline and reduce the cost structure of the Company’s headquarter function. The Company began to realize the cost savings benefits of the $2.0 million U.S. lease restructuring charge and $1.3 million workforce reduction restructuring charge commencing in the fourth quarter of 2001.

Adjusted EBITDA.    Adjusted EBITDA loss decreased from $62.4 million for the year ended December 31, 2000 to $38.0 million for the year ended December 31, 2001. Although many factors affect Adjusted EBITDA and costs vary from IBX market to IBX market, the Company achieved Adjusted EBITDA breakeven during the fourth quarter of 2001. We believe that Adjusted EBITDA losses peaked during the fourth quarter of 2000. Adjusted EBITDA losses will continue to decline and trend toward Adjusted EBITDA profitability in subsequent quarters given the Company achieved Adjusted EBITDA breakeven during the fourth quarter of 2001. This trend will be offset in part by incremental costs associated with the opening of the New York metropolitan IBX hub during the first quarter of 2002.

Interest Income.    Interest income decreased from $16.4 million for the year ended December 31, 2000 to $10.7 million for the year ended December 31, 2001 as a result of a decline in short-term interest rates and reduced cash, cash equivalent and short-term investments.

Interest Expense.    Interest expense increased from $29.1 million for the year ended December 31, 2000 to $43.8 million for the year ended December 31, 2001. The increase in interest expense was attributed to interest on the senior notes, interest related to an increase in our debt facilities and capital lease obligations, including the senior secured credit facility, and amortization of the senior notes, senior secured credit facility, other debt facilities and capital lease obligations discount.

Years ended December 31, 2000 and December 31, 1999

Revenues.    Revenues increased from $37,000 for the year ended December 31, 1999 to $13.0 million for the year ended December 31, 2000. Revenues consisted of recurring revenues of $11.6 million, primarily from the leasing of cabinet space and power, and non-recurring revenues of $1.4 million related to the recognized portion of deferred installation revenue and custom installation revenues.

Cost of Revenues.    Cost of revenues increased from $3.3 million for the year ended December 31, 1999 to $43.4 million for the year ended December 31, 2000. Cost of revenues consisted primarily of rental payments for our leased IBX hubs, site employees’ salaries and benefits, utility costs, power and redundancy system engineering support services and related costs, security services and related costs and depreciation and amortization of our IBX hub build-out and other equipment costs. The increase in cost of revenues was due to the expansion and deployment of our IBX hubs throughout the U.S. In addition, cost of revenues included certain costs related to real estate obtained for future IBX facilities in the U.S. and Europe. Furthermore, these amounts include $177,000 and $766,000, for the years ended December 31, 1999 and 2000, respectively, of stock-based compensation expense.

Sales and Marketing.    Sales and marketing expenses increased from $3.9 million for the year ended December 31, 1999 to $20.1 million for the year ended December 31, 2000. Sales and marketing expenses consisted primarily of compensation and related costs for the sales and marketing personnel, sales commissions, marketing programs, public relations, promotional materials and travel. The increase in sales and marketing expense resulted from the addition of personnel in our sales and marketing organizations, reflecting our increased selling effort to support our IBX hub deployment plan and our efforts to develop market awareness. These amounts include $1.6 million and $6.3 million, for the years ended December 31, 1999 and 2000, respectively, of stock-based compensation expense.

General and Administrative.    General and administrative expenses increased from $12.6 million for the year ended December 31, 1999 to $56.6 million for the year ended December 31, 2000. General and administrative expenses consisted primarily of salaries and related expenses, accounting, legal and administrative expenses, professional service fees and other general corporate expenses. The increase in general and administrative expenses was primarily the result of increased expenses associated with additional hiring of personnel in management, finance and administration, as well as other related costs associated with supporting the Company’s expansion. These amounts include $4.8 million and $22.8 million, for the years ended December 31, 1999 and 2000, respectively, of stock-based compensation expense.

Adjusted EBITDA.    Adjusted EBITDA loss increased from $12.5 million for the year ended December 31, 1999 to $62.4 million for the year ended December 31, 2000. Although many factors affect adjusted EBITDA and costs vary from IBX market to IBX market, as of December 31, 2000, three of our six IBX hubs achieved positive adjusted EBITDA status.

Interest Income.    Interest income increased from $2.1 million for the year ended December 31, 1999 to $16.4 million for the year ended December 31, 2000. Interest income increased substantially due to higher cash, cash equivalent and short-term investment balances held in interest bearing accounts, resulting from the proceeds of the initial public offering and preferred stock financing activities.

Interest Expense.    Interest expense increased from $3.1 million for the year ended December 31, 1999 to $29.1 million for the year ended December 31, 2000. The increase in interest expense was attributed to interest on the senior notes, interest related to our debt facilities and capital lease obligations and amortization of the senior notes, debt facilities and capital lease obligations discount.

Liquidity and Capital Resources

Since inception, we have financed our operations and capital requirements primarily through the issuance of senior notes, the private sale of preferred stock, our initial public offering and various debt financings for aggregate gross proceeds of approximately $844.2 million. As of March 31, 2002, we had approximately $55.1 million in cash, cash equivalents and short-term investments. Furthermore, we have an additional $30.3 million of restricted cash, cash equivalents and short-term investments to provide collateral under a number of separate security agreements for standby letters of credit and escrow accounts entered into and in accordance with certain lease and construction agreements. Our principal sources of liquidity consist of our cash, cash equivalent and short-term investment balances. As of March 31, 2002, our total indebtedness from our senior notes, senior secured credit facility and debt facilities and capital lease obligations was $292.5 million. In October 2001, the Company repaid $50.0 million of the senior secured credit facility and subsequently borrowed $5.0 million under the amended and restated senior secured credit facility. This repayment occurred in conjunction with amending and restating the original agreement to reset certain financial covenants contained in this facility to more accurately reflect current economic market conditions. In February and March 2002, the Company retired $25.0 million of its Senior Notes in exchange for issuing approximately 9.3 million shares of our common stock. In April and May 2002, the Company exchanged an additional $27.8 million of its Senior Notes.

Net cash used in our operating activities for the quarter ended March 31, 2002 was $2.0 million, compared to $19.4 million for the same period in 2001. Net cash used in our operating activities was $68.9 million, $68.1 million and $9.9 million for the years ended December 31, 2001, 2000 and 1999, respectively. We have used cash primarily to fund our net loss from operations.

Net cash used in investing activities was $21.6 million for the quarter ended March 31, 2002, compared to $115.2 million for the same period in 2001. Net cash used in investing activities was $153.0 million, $302.2 million and $86.3 million for the years ended December 31, 2001, 2000 and 1999, respectively. Net cash used in investing activities was primarily attributable to the construction of our IBX hubs and the purchase of restricted cash and short-term investments.

Net cash used in financing activities was $1.4 million for the quarter ended March 31, 2002. Net cash generated by financing activities was $128.6 million for the quarter ended March 31, 2001. Net cash used in financing activities during the quarter ended March 31, 2002, was primarily attributable to the scheduled monthly payments of our debt facilities and capital lease obligations. Net cash generated by financing activities during the quarter ended March 31, 2001, was primarily attributable to the $125.0 million draw down under our senior secured credit facility. On an annual basis, net cash generated by financing activities was $107.8 million, $339.8 million and $295.2 million for the years ended December 31, 2001, 2000 and 1999, respectively. Net cash generated by financing activities during the year ended December 31, 2001 was primarily attributable to the net $105.0 million draw down under our amended and restated senior secured credit facility. Net cash generated by financing activities during the year ended December 31, 2000 was primarily attributable to the proceeds from the initial public offering of our common stock and the issuance of Series C redeemable convertible preferred stock. Net cash generated by financing activities during the year ended December 31, 1999 was primarily attributable to the proceeds from the issuance of Series B redeemable convertible preferred stock and the proceeds from the issuance of the senior notes and the drawdown of funds related to our debt and capital lease facilities.

In May 1999, we entered into a master lease agreement in the amount of $1.0 million. This master lease agreement was increased by addendum in August 1999 by $5.0 million. This agreement bears interest at either 7.5% or 8.5% and is repayable over 42 months in equal monthly payments with a final interest payment equal to 15% of the advance amounts due on maturity. As of March 31, 2002, these capital lease financings were fully drawn.

In August 1999, we entered into a loan agreement in the amount of $10.0 million. This loan agreement bears interest at 8.5% and is repayable over 42 months in equal monthly payments with a final interest payment equal to 15% of the advance amounts due on maturity. As of March 31, 2002, this loan agreement was fully drawn.

In December 1999, we issued $200.0 million aggregate principal amount of 13% senior notes due 2007 for aggregate net proceeds of $193.4 million, net of offering expenses. Of the $200.0 million gross proceeds, $16.2 million was allocated to additional paid-in capital for the fair market value of the common stock warrants and recorded as a discount to the senior notes. In February and March 2002, the Company retired $25.0 million of the Senior Notes in exchange for approximately 9.3 million shares of our common stock. In April and May 2002, the Company exchanged common stock for an additional $27.8 million of the Senior Notes. The total number of shares outstanding upon completion of these exchanges is approximately 96.9 million shares. Senior notes, net of the unamortized discount, are valued at $164.7 million as of March 31, 2002.

In December 1999, we completed the private sale of our Series B redeemable convertible preferred stock, net of issuance costs, in the amount of $81.7 million.

In May 2000, we entered into a purchase agreement regarding approximately 79 acres of real property in San Jose, California. In June 2000, before closing on this property, we assigned our interest in the purchase agreement to iStar San Jose, LLC (“iStar”). On the same date, iStar purchased this property and entered into a 20-year lease with us for the property. Under the terms of the lease, we have the option to extend the lease for an additional 60 years, for a total lease term of 80 years. In addition, we have the option to purchase the property from iStar on certain designated dates in the future. In September 2001, this agreement was amended to reduce the overall letter of credit provision in the agreement from $35.0 million to $25.0 million, as well as to provide for a $3.0 million reduction in lease payments in return for paying for the next twelve months of lease payments in advance. In May 2002, this agreement was further amended to provide the Company the option to reduce its obligation under this lease arrangement by up to approximately one-half. For a one-time fee of $5.0 million, the Company has a one-year option, effective July 1, 2002, to elect to exclude from this lease anywhere from 20 to 40 acres. If the Company exercises this option, the Company will lose $25.0 million in letters of credit, or a portion thereof, currently classified on the accompanying balance sheets as restricted cash and short-term investments. The Company paid this $5.0 million one-time fee in May 2002.

In June 2000, we completed the private sale of our Series C redeemable convertible preferred stock in the amount of $94.4 million.

In August 2000, we completed an initial public offering of 20,000,000 shares of common stock. In addition, in September 2000, the underwriters exercised their option to purchase 2,704,596 additional shares to cover over-allotments. Total net proceeds from the offering and over-allotment were $251.5 million.

In December 2000, we entered into a $150.0 million senior secured credit facility. As of September 30, 2001, this facility was fully drawn; however, in October 2001, the Company repaid $50.0 million of this facility. This repayment occurred in conjunction with amending and restating the original agreement to reset certain financial covenants contained in this facility to more accurately reflect current economic market conditions. Of the $50.0 million repaid, a total of $25.0 million is a permanent reduction of this facility, while the remaining $25.0 million is available for re-borrow under the amended and restated senior secured credit facility. In October 2001, $5.0 million was drawn under the amended and restated senior secured credit facility with the remaining balance of $20.0 million available for re-borrow during a future designated period. The remaining $20.0 million is only available for drawdown commencing September 30, 2002 and only if the Company remains in full compliance with all covenants as outlined in the amended and restated senior secured credit facility, and meets an additional EBITDA test. The ability to draw on the remaining $20.0 million expires on December 31, 2002. As of March 31, 2002, a total of $105.0 million was outstanding under the amended and restated senior secured credit facility. Our amended and restated senior secured credit facility contains a number of financial ratios and covenants which we must meet each quarter, and in certain circumstances each month, such as achieving specified revenue targets at levels significantly above historical revenues, maintaining certain minimum cash balances and limiting our EBITDA losses. We are in full compliance with all of these covenants and ratios at this time. If we are unable to maintain these ratios or comply with these covenants, the banks could require repayment of amounts previously drawn down. This, in turn, would trigger cross-default provisions on some of our other existing indebtedness. We do not currently have sufficient cash reserves to repay such amounts. In addition, the inability to draw down the remaining $20.0 million under this facility could adversely affect our business and the Company’s ability to continue as a going concern.

In March 2001, we entered into a loan agreement in the amount of $3.0 million. This loan agreement bears interest at 13.15% and is repayable over 36 months. As of March 31, 2002, this loan agreement was fully drawn.

In June 2001, we entered into a loan agreement in the amount of $5.0 million. This loan agreement bears interest at 13.0% and is repayable over 36 months. As of March 31, 2002, this loan agreement was fully drawn.

The Company leases its IBX hubs and certain equipment under noncancelable operating lease agreements expiring through 2025. The following represents the minimum future operating lease payments for these commitments, as well as the combined aggregate maturities for all of the Company’s debt as of March 31, 2002 (in thousands):

	Debt facilities and capital lease obligations	Senior secured credit facility	Senior notes	Operating leases	Total
2002	$5,489	$—	$—	$15,640	$21,129
2003	5,462	8,400	—	28,244	42,106
2004	1,498	42,000	—	28,482	71,980
2005	12	54,600	—	28,824	83,436
2006	—	—	—	31,225	31,225
2007 and thereafter	—	—	175,000	335,771	510,771

	$12,461	$105,000	$175,000	$468,186	$760,647

During the quarter ended September 30, 2001, the Company recorded a restructuring charge, primarily as a result of its revised European strategy. Part of this restructuring charge included the costs associated with exiting out of several operating leases in Europe and the U.S. As of March 31, 2002, one European operating lease and two U.S. operating leases remain as obligations. The total cost of the one European and two U.S. operating leases for which the Company is pursuing lease terminations is approximately $41.3 million out of the total $468.2 million of the minimum future operating lease payments indicated above. In April 2002, the Company completed the exit of its one remaining European lease. The Company expects to successfully complete the exit of the two remaining U.S. leases during 2002.

Assuming the Company remains in compliance with the covenants outlined in the amended and restated senior secured credit facility, the Company anticipates that its existing cash, cash flow generated from the seven IBX hubs for which the Company has obtained financing and the $20.0 million available to draw under the amended and restated senior secured credit facility will be sufficient to meet the working capital, debt service and corporate overhead requirements associated with our operations for the next twelve months. Assuming sufficient customer demand and the availability of additional financing, we may build or buy additional IBX hubs and expand certain existing IBX hubs. We are continually evaluating the location, number and size of our facilities based upon the availability of suitable sites, financing and customer demand. If we cannot raise additional funds on acceptable terms or our losses exceed our expectations, we may delay or permanently reduce our rollout plans or implement other cost saving initiatives in order to preserve cash. Additional financing may take the form of debt or equity.

No assurances can be given that, in the event of a breach and resultant acceleration of the outstanding borrowings, the Company will be able to raise additional capital or renegotiate the existing senior secured credit facility. In the event that the Company is not able to raise such additional funds or renegotiate the facility, it has prepared a contingency plan that consists of the continued retirement of its Senior Notes and reductions in expenses and capital expenditures, which, in the opinion of our management, could be implemented and would allow the Company to continue its operations for a reasonable period of time. However, the implementation of this contingency plan could have material adverse effects on the Company’s long-term operations.

Recent Accounting Pronouncements

In July 2001, the FASB issued SFAS No. 141, Business Combinations (“SFAS 141”), and SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS 142”).

SFAS 141 supercedes Accounting Principles Board Opinion No. 16 (“APB 16”), Business Combinations, and is effective for all business combinations initiated after June 30, 2001 and for all business combinations accounted for by the purchase method for which the date of acquisition is after June 30, 2001. One of the most significant changes made by SFAS 141 is to require the use of the purchase method of accounting for all business combinations initiated after June 30, 2001.

SFAS 142 supercedes Accounting Principles Board Opinion No. 17 (“APB 17”), Intangible Assets, but will carry forward provisions in APB 17 related to internally developed intangible assets. SFAS 142 primarily addresses the accounting for goodwill and intangible assets subsequent to their acquisition and is effective for fiscal years beginning after December 15, 2001. The most significant changes made by SFAS 142 that could impact the Company are: (1) goodwill and indefinite lived intangible assets will no longer be amortized and (2) goodwill will be tested for impairment at least annually at the reporting unit level.

The adoption of SFAS 141 and SFAS 142 has not had a material impact on the Company.

In October 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. SFAS 144 supercedes SFAS 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.” SFAS 144 applies to all long-lived assets (including discontinued operations) and consequently amends Accounting Principles Board Opinion No. 30. SFAS 144 develops one accounting model for long-lived assets that are to be disposed of by sale. SFAS 144 requires that long-lived assets that are to be disposed of by sale be measured at the lower of book value or fair value less cost to sell. Additionally, SFAS 144 expands the scope of discontinued operations to include all components of an entity with operations that (1) can be distinguished from the rest of the entity and (2) will be eliminated from the ongoing operations of the entity in a disposal transaction. SFAS 144 is effective for the Company for all financial statements issued in fiscal 2002. The adoption of SFAS 144 has not had a material impact on the Company.

In November 2001, the FASB Emerging Issues Task Force (“EITF”) reached a consensus on EITF Issue 01-09, Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor’s Products, which is a codification of EITF 00-14, 00-22 and 00-25. This issue presumes that consideration from a vendor to a customer or reseller of the vendor’s products to be a reduction of the selling prices of the vendor’s products and, therefore, should be characterized as a reduction of revenue when recognized in the vendor’s income statement and could lead to negative revenue under certain circumstances. Revenue reduction is required unless consideration relates to a separate identifiable benefit and the benefit’s fair value can be established. This issue should be applied no later than in annual or interim financial statements for periods beginning after December 15, 2001, which is the Company’s first quarter ended March 31, 2002. Upon adoption, the Company is required to reclassify all prior period amounts to conform to the current period presentation. The adoption of EITF Issue 01-09 has not had a material impact on the Company.

In May 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections”. SFAS 145 rescinds the automatic treatment of gains or losses from extinguishment of debt as extraordinary unless they meet the criteria for extraordinary items as outlined in APB Opinion No. 30, “Reporting the Results of Operations, Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions”. In addition, SFAS 145 also requires sale-leaseback accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions and makes various technical corrections to existing pronouncements. SFAS 145 is effective for the Company for all financial statements issued in fiscal 2003; however, as allowed under the provisions of SFAS 145, the Company decided to early adopt SFAS 145 in relation to extinguishments of debt in the three months ended March 31, 2002.

Other Factors Affecting Operating Results

Risks Related to Our Business

We have a limited operating history.

We were founded in June 1998 and we did not recognize any revenue until November 1999. Our limited history and lack of meaningful financial or operating data makes evaluating our operations and the proposed scale of our business difficult. Moreover, our business model is unique and remains largely unproven. We expect that we will encounter challenges and difficulties frequently experienced by early-stage companies in new and rapidly evolving markets, such as our ability to generate cash flow, hire, train and retain sufficient operational and technical talent, and implement our business plan with minimal delays. We may not successfully address any or all of these challenges and the failure to do so would seriously harm our business plan and operating results, and affect our ability to raise additional funds.

We have a history of losses and we anticipate our losses will continue in the future.

As an early-stage company, we have experienced significant operating losses since inception. As of March 31, 2002, we had cumulative net losses of $343.7 million and cumulative cash used in operating activities of $149.7 million since inception. We expect to incur significant losses on a quarterly and annual basis in the foreseeable future. Our failure to significantly increase revenues will result in increased losses. Our revenues are dependent on our ability to continue selling our existing services and our ability to sell new service offerings to both new and existing customers.

We expect our operating results to fluctuate.

We have experienced fluctuations in our results of operations on a quarterly and annual basis. The fluctuation in our operating results may cause the market price of our common stock to decline. We expect to experience significant fluctuations in our operating results in the foreseeable future due to a variety of factors, including:

•	demand for space and services at our IBX hubs;

•	our pricing policies and the pricing policies of our competitors;

•	the timing of customer installations and related payments;

•	customer retention and satisfaction;

•	customer insolvency;

•	the provision of customer discounts and credits;

•	the mix of current and proposed products and services and the gross margins associated with such products and services;

•	competition in our markets;

•	the timing and magnitude of capital expenditures and expenses related to the expansion of sales, marketing, operations and acquisitions, if any, of complementary businesses and assets;

•	the effects of terrorist activity and armed conflict, such as disruptions in general economic activity, changes in logistics and security arrangements, and reduced customer demand for our services;

•	changes in general economic conditions and specific market conditions in the telecommunications and Internet industries;

•	the ability of our customers to obtain financing or to fund their capital expenditures;

•	conditions related to international operations;

•	the cost and availability of adequate public utilities, including power;

•	growth of Internet use; and

•	governmental regulation.

Any of the foregoing factors, or other factors discussed elsewhere herein, could have a material adverse effect on our business, results of operations, and financial condition. Although we have experienced growth in revenues in recent quarters, this growth rate is not necessarily indicative of future operating results. It is possible that we may never achieve profitability on a quarterly or annual basis.

In addition, a relatively large portion of our expenses is fixed in the short-term, particularly with respect to real estate and personnel expenses, depreciation and amortization, and interest expenses. Therefore, our results of operations are particularly sensitive to fluctuations in revenues.

If we do not maintain specific financial ratios and comply with covenants in the credit agreement, the banks could require repayment of amounts previously drawn down and we do not currently have sufficient cash reserves to repay such amounts.

In October 2001, we amended and restated our $150.0 million senior secured credit facility with a permanent $25.0 million reduction. We also made an additional $25.0 million repayment, of which we immediately re-borrowed $5.0 million and the remaining $20.0 million is available to draw during a future designated period provided certain financial covenants are reached. Our amended and restated senior secured credit facility contains a number of financial ratios and covenants which we must meet each quarter, and in certain circumstances each month, such as achieving specified revenue targets at levels significantly above historical revenues, maintaining certain minimum cash balances and limiting our EBITDA losses. We are in full compliance with all of these covenants and ratios at this time. If we are unable to maintain these ratios or comply with these covenants, the banks could require repayment of amounts previously drawn down. We do not currently have sufficient cash reserves to repay such amounts. If we are required to repay amounts currently outstanding under this facility, we will have insufficient cash to fund operations and our ability to obtain additional financing will be impaired.

We are substantially leveraged and we may not generate sufficient cash flow to meet our debt service and working capital requirements.

We are highly leveraged. As of March 31, 2002, we had total indebtedness of $292.5 million consisting primarily of the following:

•	a total of $175.0 million of our 13% senior notes due 2007;

•	a total of $105.0 million under our $125.0 million senior secured credit facility; and

•	other outstanding debt facilities and capital lease obligations.

Our highly leveraged position could have important consequences, including:

•	impairing our ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes;

•	requiring us to dedicate a substantial portion of our operating cash flow to paying principal and interest on our indebtedness, thereby reducing the funds available for operations;

•	limiting our ability to grow and make capital expenditures due to the financial covenants contained in our debt arrangements;

•	impairing our ability to adjust rapidly to changing market conditions, invest in new or developing technologies, or take advantage of significant business opportunities that may arise; and

•	making us more vulnerable if a general economic downturn continues or if our business experiences difficulties.

In the event our cash flow is inadequate to meet our obligations, we could face substantial liquidity problems. If we are unable to generate sufficient cash flow or otherwise obtain funds needed to make required payments related to our indebtedness, or if we breach any covenants under this indebtedness, we would be in default under its terms and the holders of such indebtedness would be able to accelerate the maturity of such indebtedness. Such acceleration could cause defaults under our other indebtedness.

In addition, we may incur further debt to fund the acquisition of complementary businesses, products, services or technologies or to expand our IBX footprint. As a result, we would become increasingly leveraged.

In April 2002, the Company exchanged $17.3 million of our 13% senior notes due 2007, plus accrued and unpaid interest thereon, for approximately 6.7 million shares of the Company’s common stock and some cash. The total number of shares outstanding upon completion of the exchange is approximately 96.9 million shares. In May 2002, the Company exchanged $10.5 million of our 13% senior notes, plus accrued and unpaid interest thereon, for some cash.

We are subject to restrictive covenants in our credit agreements that limit our flexibility in managing our business.

Our credit agreements require that we maintain specific financial ratios and comply with covenants containing numerous restrictions on our ability to incur debt, pay dividends or make other restricted payments, sell assets, enter into affiliate transactions and take other actions. Furthermore, our existing financing arrangements are, and future financing arrangements are likely to be, secured by substantially all of our assets. If we are unable to meet the terms of the financial covenants or if we breach any of these covenants, a default could result under one or more of these agreements. A default, if not waived by our lenders, could result in the acceleration of outstanding indebtedness and cause our debt to become immediately due and payable. If such acceleration occurs, we would not be able to repay our indebtedness and it is unlikely that we would be able to borrow sufficient additional funds to refinance such debt. Even if new financing is made available to us, it may not be available on terms acceptable to us.

We may continue to have customer concentration and the loss of, or decline in business from, our key customers would result in a significant decline in our revenues.

To date, we have relied upon a small number of customers for a majority of our revenue. For the quarter ended March 31, 2002, our single largest customer, IBM, represented 20% of total revenues, and our top 5 customers represented 46% of our total revenues. Some of our customers have experienced significant business difficulties, such as Metromedia Fiber Network. The difficulties of these customers have adversely affected our operating results. For example, customers such as Excite@Home, ICG Communications, NorthPoint Communications and Global Crossing have filed voluntary petitions for relief under the Bankruptcy Code. For the quarter ended March 31, 2002, sales to customers that have filed for bankruptcy or that otherwise went out of business totaled approximately 3.0% of total revenues. We expect that we will continue to rely upon a limited number of customers for a significant percentage of our revenue. As a result of this concentration, a loss of, or decrease in business from, one or more of our large customers could have a material and adverse effect on our results of operations and would result in a significant decline in our revenues. To the extent the loss of, or decline in business from, our customers’ results in decreased revenues, we may not be able to comply with certain covenants in our credit agreement.

We operate in a highly competitive market and we may be unable to compete successfully against established companies with greater resources and an ability to adopt aggressive pricing policies.

We must be able to differentiate ourselves from existing providers of space for telecommunications equipment and web hosting companies. In addition to competing with neutral colocation providers, we compete with traditional colocation providers, including local phone companies, long distance phone companies, Internet service providers and web hosting facilities. Most of these companies have longer operating histories and significantly greater financial, technical, marketing and other resources than we do. Because of their greater financial resources, some of these companies have the ability to adopt aggressive pricing policies. As a result, in the future, we may suffer from pricing pressure that would adversely affect our ability to generate revenues and adversely affect our operating results. In addition, these competitors could offer colocation on neutral terms, and may start doing so in the same metropolitan areas where we have IBX hubs. Some of these competitors may also provide our target customers with additional benefits, including bundled communication services, and may do so in a manner that is more attractive to our potential customers than obtaining space in our IBX hubs. We believe our neutrality provides us with an advantage over these competitors. However, if these competitors were able to adopt aggressive pricing policies together with offering colocation space, our ability to generate revenues would be adversely affected.

We may also face competition from persons seeking to replicate our IBX concept. Our competitors may operate more successfully than we do or form alliances to acquire significant market share. Furthermore, enterprises that have already invested substantial resources in peering arrangements may be reluctant or slow to adopt our approach that may replace, limit or compete with their existing systems. In addition, other companies may be able to attract the same potential customers that we are targeting. Once customers are located in our competitors’ facilities, it will be extremely difficult to convince them to relocate to our IBX hubs.

We are exposed to general economic and market conditions.

Our business is subject to the effects of general economic conditions in the United States and globally, and in particular, market conditions in the telecommunications and Internet infrastructure services industries. Due to the inability to obtain additional financing and the condition of the economy in general, certain companies in the Internet infrastructure services and telecommunications industries, including some of our customers and our customer’s customers, have experienced significant business difficulties. The difficulties of these customers and these customer’s customers have materially and adversely affected our operating results. If our customers and our customer’s customers continue to experience business difficulties or cease operations, such as Metromedia Fiber Network, Excite@Home, Global Crossing and NorthPoint Communications, if the economic conditions in the United States and globally do not improve or if we experience a worsening in the global economic slowdown, our operating results will be adversely affected.

Because we depend on the development and growth of a balanced customer base, failure to attract and retain this base of customers could harm our business and operating results.

Our ability to maximize revenues depends on our ability to develop and grow a balanced customer base, consisting of a variety of companies, including network service providers, site and performance management companies, and enterprise and content companies. The more balanced the customer base within each IBX hub, the better able we are to generate significant interconnection revenues, which in turn increases our overall revenues. Our ability to attract customers to our IBX hubs will depend on a variety of factors, including the presence of multiple carriers, the overall mix of our customers, our operating reliability and security and our ability to effectively market our services. In addition, some of our customers are and will continue to be Internet companies that face many competitive pressures and that may not ultimately be successful. If these customers do not succeed, they will not continue to use our IBX hubs. This may be disruptive to our business and may adversely affect our business, financial condition and results of operations.

We have a long sales cycle that may adversely affect our business, financial condition and results of operations.

A customer’s decision to lease cabinet space in our IBX hubs typically involves a significant commitment of resources and will be influenced by, among other things, the customer’s confidence in our financial strength. In addition, some customers will be reluctant to commit to locating in our IBX hubs until they are confident that the IBX hub has adequate carrier connections. As a result, we have a long sales cycle. We generally incur significant expenses in sales and marketing prior to getting customer commitments for our services. Delays due to the length of our sales cycle may adversely affect our business, financial condition and results of operations.

Any failure of our physical infrastructure or services could lead to significant costs and disruptions that could reduce our revenue and harm our business reputation and financial results.

Our business depends on providing our customers with highly reliable service. We must protect our IBX infrastructure and our customers’ equipment located in our IBX hubs. The services we provide are subject to failure resulting from numerous factors, including:

•	human error;

•	physical or electronic security breaches;

•	fire, earthquake, flood and other natural disasters;

•	water damage;

•	power loss; and

•	sabotage and vandalism.

Problems at one or more of our IBX hubs, whether or not within our control, could result in service interruptions or significant equipment damage. In the past, a limited number of our customers have experienced temporary losses of power. If we incur significant financial commitments to our customers in connection with a loss of power, or our failure to meet other service level commitment obligations, our liability insurance may not be adequate to cover those expenses. In addition, any loss of services, equipment damage or inability to meet our service level commitment obligations, particularly in the early stage of our development, could reduce the confidence of our customers and could consequently impair our ability to obtain and retain customers, which would adversely affect both our ability to generate revenues and our operating results. To the extent a failure of our physical infrastructure or services results in decreased revenues, we may not be able to comply with certain covenants in our credit agreement. If we are unable to comply with covenants in our credit agreement, the banks may require repayment of amounts previously drawn down, which amounts we are currently unable to repay.

We depend on a number of third parties to provide Internet connectivity to our IBX hubs; if connectivity is interrupted or terminated, our operating results and cash flow will be adversely affected.

The presence of diverse Internet fiber from communications carriers’ fiber networks to our IBX hubs is critical to our ability to attract new customers. We believe that the availability of such carrier capacity will directly affect our ability to achieve our projected results.

We are not a communications carrier, and as such we rely on third parties to provide our customers with carrier services. We rely primarily on revenue opportunities from our customers to encourage carriers to invest the capital and operating resources required to build facilities from their locations to our IBX hubs. Carriers will likely evaluate the revenue opportunity of an IBX hub based on the assumption that the environment will be highly competitive. There can be no assurance that, after conducting such an evaluation, any carrier will elect to offer its services within our IBX hubs. In addition, there can be no assurance once a carrier has decided to provide Internet connectivity to our IBX hubs that it will continue to do so for any period of time.

The construction required to connect multiple carrier facilities to our IBX hubs is complex and involves factors outside of our control, including regulatory processes and the availability of construction resources. For example, in the past carriers have experienced delays in connecting to our facilities due to some of these factors. If the establishment of highly diverse Internet connectivity to our IBX hubs does not occur or is materially delayed or is discontinued, our operating results and cash flow will be adversely affected. Further, many carriers are experiencing business difficulties. As a result, some carriers may be forced to terminate connectivity within our IBX hubs. For example, on January 16, 2001, NorthPoint Communications, a carrier in one of our IBX hubs, announced that it filed a voluntary petition for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code. As a result, NorthPoint terminated connectivity in our IBX hubs after its assets were sold.

The ability to retain and recruit key personnel is key to our success.

Our success largely depends on our ability to attract and retain key management and highly skilled technical, managerial, sales and marketing personnel. In spite of the economic slowdown, competition for these personnel remains intense. The loss of services of any of our key personnel, the inability to retain and attract qualified personnel in the future, or delays in hiring required personnel could make it difficult to meet key objectives.

If we are unable to successfully operate our management information systems, our business will be materially and adversely affected.

To date, we have experienced difficulties implementing and upgrading our management information systems. We may need additional information technology personnel to upgrade and operate our management information systems. If we are unable to hire and retain such personnel, and successfully upgrade and operate adequate management information systems to support our growth effectively, our business will be materially and adversely affected.

Recent terrorist activity in the United States and the military action to counter terrorism could adversely impact our business.

The September 11, 2001 terrorist attacks in the United States, the ensuing declaration of war on terrorism and the continued threat of terrorist activity and other acts of war or hostility appear to be having an adverse effect on business, financial and general economic conditions in the U.S. These effects may, in turn, result in increased costs due to the need to provide enhanced security, which would have a material adverse effect on our business and results of operations. These circumstances may also adversely affect our ability to attract and retain customers, our ability to raise capital and the operation and maintenance of our IBX hubs.

We may make acquisitions, which pose integration and other risks that could harm our business.

We may seek to acquire complementary businesses, products, services and technologies. As a result of these acquisitions, we may be required to incur additional debt and expenditures and issue additional shares of our stock to pay for the acquired business, product, service or technology, which will dilute existing stockholders’ ownership interest in the Company. In addition, if we fail to successfully integrate and manage acquired businesses, products, services and technologies, our business and financial results would be harmed. Currently, we have no present commitments or agreements with respect to any such acquisitions.

Our stock price has been volatile in the past and is likely to continue to be volatile.

The market price of our common stock has been volatile in the past and is likely to continue to be volatile. In addition, the securities markets in general, and Internet stocks in particular, have experienced significant price volatility and accordingly the trading price of our common stock is likely to be affected by this activity. In addition, to the extent we issue stock to reduce our debt and deleverage the Company, our stock price may fluctuate as a result of the increased number of shares of our common stock outstanding in the market.

We are subject to securities class action litigation, which may harm our business and results of operations.

In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. During the quarter ended September 30, 2001, putative shareholder class action lawsuits were filed against the Company, certain of its officers and directors, and several investment banks that were underwriters of the Company’s initial public offering. The suits allege that the underwriter defendants agreed to allocate stock in the Company’s initial public offering to certain investors in exchange for excessive and undisclosed commissions and agreements by those investors to make additional purchases in the aftermarket at pre-determined prices. Plaintiffs allege that the prospectus for the Company’s initial public offering was false and misleading and in violation of the securities laws because it did not disclose these arrangements. The defense of this litigation may increase our expenses and divert our management’s attention and resources, and an adverse outcome in this litigation could seriously harm our business and results of operations. In addition, we may in the future be the target of other securities class action or similar litigation.

If there is a change of control of Equinix, we may be required under our indenture and our senior secured credit facility to repurchase or repay the debt outstanding under those agreements.

Change of control provisions in our indenture and senior secured credit facility could limit the price that investors might be willing to pay in the future for shares of our common stock and significantly impede the ability of the holders of our common stock to change management because the change in control provisions of these agreements can trigger the repayment of the debt outstanding under those agreements.

Our business could be harmed by prolonged electrical power outages or shortages, or increased costs of energy.

Our IBX hubs are susceptible to regional costs of power, electrical power shortages and planned or unplanned power outages caused by these shortages, such as those that occurred in California during 2001. The overall power shortage in California has increased the cost of energy, which we may not be able to pass on to our customers. We attempt to limit exposure to system downtime by using backup generators and power supplies. Power outages, which last beyond our backup and alternative power arrangements, could harm our customers and our business.

Risks Related to Our Industry

If use of the Internet and electronic business does not continue to grow, a viable market for our IBX hubs may not develop.

Rapid growth in the use of and interest in the Internet has occurred only recently. Acceptance and use may not continue to develop at historical rates and a sufficiently broad base of consumers may not adopt or continue to use the Internet and other online services as a medium of commerce. Demand and market acceptance for recently introduced Internet services and products are subject to a high level of uncertainty and there are few proven services and products. As a result, we cannot be certain that a viable market for our IBX hubs will emerge or be sustainable.

We must respond to rapid technological change and evolving industry standards in order to meet the needs of our customers.

The market for IBX hubs will be marked by rapid technological change, frequent enhancements, changes in customer demands and evolving industry standards. Our success will depend, in part, on our ability to address the increasingly sophisticated and varied needs of our current and prospective customers. Our failure to adopt and implement the latest technology in our business could negatively affect our business and operating results.

In addition, we have made and will continue to make assumptions about the standards that may be adopted by our customers and competitors. If the standards adopted differ from those on which we have based anticipated market acceptance of our services or products, our existing services could become obsolete. This would have a material adverse effect on our business, financial condition and results of operations.

Government regulation may adversely affect the use of the Internet and our business.

Following the September 11, 2001 terrorist attacks on the United States, there has been an increased focus by the government on Internet infrastructure centers, including our IBX hubs. Although, we do not believe there will be increased government regulation, laws and regulations governing Internet services, related communications services and information technologies, and electronic commerce remain largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws, such as those governing intellectual property, privacy, libel, telecommunications, and taxation, apply to the Internet and to related services such as ours. In addition, the development of the market for online commerce and the displacement of traditional telephony services by the Internet and related communications services may prompt increased calls for more stringent consumer protection laws or other regulation, both in the United States and abroad, that may impose additional burdens on companies conducting business online and their service providers. The adoption or modification of laws or regulations relating to the Internet, or interpretations of existing law, could have a material adverse effect on our business, financial condition and results of operations.

BUSINESS

The words “Equinix,” “we,” “our,” “ours,” “us” and the “Company” refer to Equinix, Inc. All statements in this discussion that are not historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding Equinix’s “expectations,” “beliefs,” “hopes,” “intentions,” “strategies” or the like. Such statements are based on management’s current expectations and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Equinix cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, the “other factors affecting operating results” discussed in this proxy. Equinix expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Equinix’s expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based.

Overview

Equinix operates Internet Business Exchange (“IBX”) centers that serve as core hubs for the Internet. Equinix IBX hubs allow critical Internet networks, Internet infrastructure companies, enterprises and content providers to interconnect their networks to manage and grow their network and Internet operations for significant cost savings and increased performance and reliability. Equinix has successfully united the major companies that make up the Internet under one roof. The world’s top tier Internet Service Providers, the majority of the most important access networks and second tier carriers, many international carriers and 5 of the top 7 web properties all have located at Equinix’s IBX hubs to directly connect with each other and their customers.

Equinix provides a wide range of colocation, traffic exchange and multi-network management products and services to its customers. Equinix builds and manages premier colocation hubs, which offer state of the art design and security for customers’ colocation needs. The colocation products include cabinets, power, cross connections and professional services for installation and maintenance. Traffic exchange services allow customers to trade network traffic with each other simply and easily. More than 75 major bandwidth providers and Internet service providers have placed their operations at Equinix IBX hubs in order to interconnect with each other and with business users of network services. These customers include the world’s top networks such as AT&T, UUNET/WorldCom, Sprint, Genuity, Cable&Wireless, Qwest, and Level 3. Equinix is a neutral or “open” IBX environment because it does not operate its own network. As a result, it is able to offer direct interconnection to the largest aggregation of bandwidth providers and Internet service providers. This aggregation of providers attracts customers such as Associated Press, Charles Schwab, EDS, EYT, Google, IBM, Loudcloud, MSN, Washingtonpost.Newsweek Interactive and Yahoo!. Direct interconnection to this aggregation of networks, which serve more than 90% of the world’s Internet routes, allows Equinix customers to significantly reduce costs, including the costs of purchasing circuits to reach partners in multiple locations, and significantly enhances the speed and reliability of their operations.

The wide variety of networks and business partners is an important reason why customers choose Equinix and customers look to Equinix to help manage this choice in order to simplify their operations. Equinix recently introduced a suite of multi-network management services and will continue to provide new services to help customers maximize the advantage of multiple bandwidth and Internet service providers. These services include multi-homing and management products and services. For example, Equinix offers customers access to bandwidth from multiple carriers and provides all of the necessary management and routing technology to ensure each customer is getting the maximum benefits of carrier redundancy. These routing technologies range from standard multi-homing protocols to sophisticated route optimization technologies. Equinix also provides customers a single bundle of equipment, interconnection services and monitoring tools so that customers have direct insight into how their operations are performing. All of these services provide customers with one simple point of contact for support, maintenance and billing. Equinix will continue to introduce new services that customers can use to improve the overall performance of their operations — these services may include backup and recovery, business continuity or new ways to more easily procure bandwidth services.

Equinix currently has seven IBX hubs, consisting of more than 810,000 square feet, which operate in key U.S. Internet intersection points — Washington, D.C., New York, Dallas, Chicago, Los Angeles and Silicon Valley areas. In addition, Equinix has strategic partnerships established in Europe and Asia to serve customers’ needs in those areas.

Industry Background

The Internet is a collection of numerous independent networks interconnected with each other to form a network of networks. Users on different networks are able to communicate with each other through the interconnection of the different networks. For example, when a user of the Internet sends an email to another user, assuming that each person uses a different network provider, the email must pass from one network to the other in order to get to the final destination.

In order to accommodate the rapid growth of Internet traffic, an organized approach for network interconnection was needed. The exchange of traffic between these networks became known as peering. Peering is when networks trade traffic at relatively equal amounts and set up agreements to trade traffic for free. At first, government and non-profit organizations established places where these networks could exchange traffic, or peer, with each other — these points were known as network access points, or NAPs. Over time, many NAPs became a natural extension of carrier services and were run by such companies as MFS (later known as Worldcom/UUNET), Sprint, Ameritech and Pacific Bell (both later known as SBC).

The technologies employed at these early NAPs had some difficulties scaling with the overall growth of the Internet. This resulted in congestion at the NAPs and poorer performance seen by the enterprise and consumer user of the Internet. In addition, the original telephone companies that operated the NAPs entered the Internet bandwidth market, creating a conflict of interest with bandwidth providers and Internet service providers, or ISPs, who were NAP customers that also sold Internet bandwidth. This lack of “neutrality” made many of these ISPs reluctant to use the NAPs for their interconnection requirements, creating an urgent need for network-neutral interconnection points that could accommodate the rapidly growing Internet.

As the sophistication of Internet use increased, particularly with the development of e-commerce, reliability and security of the Internet core became of increasing concern to both Internet and enterprise companies worldwide. A very important change in the development of the Internet economy was the dominance of certain very large content providers, companies such as Microsoft, Yahoo! and others. The original NAPs were not designed to accommodate the increased reliability and security requirements of these types of growing Internet companies.

The emergence of these new companies, as well as the growing sophistication of larger enterprises understanding the value of controlling network performance, created the demand for a new type of Internet exchange point which included these new companies in the mix and allowed them direct interconnection with the networks and each other in a secure, simple and cost effective way. The need for a neutral, high-quality, secure exchange point for network traffic exchange continued to grow.

At the same time, the amount of traffic exchanged between the large networks at the NAPs continued to increase exponentially. To accommodate this growth, the largest of these networks left the NAPs and began trading traffic by placing private circuits between each other. Peering which once occurred at the NAP locations was moved to these private peering circuits. Over the years, these circuits became expensive to expand and could not be built fast enough to accommodate the growth in traffic. This led to a need by the large carriers to find a more efficient way to trade traffic or peer.

Equinix IBX hubs are the next-generation exchange points. They are designed to handle the scalability issues that exist between both large and small networks, as well as the interconnection between the emerging companies who have become critical to the Internet. Additionally, Equinix provides an important industry leadership role in the area of exchange points and is consistently looked to as an industry expert and key influence in this arena.

Equinix has been successful in uniting the major companies that make up the Internet infrastructure under one roof in each of six major U.S. markets. The world’s largest top Internet service providers, most of the major access networks and second tier backbones, many international telecommunication carriers and almost every fiber, sonet, Ethernet, competitive local exchange company, incumbent local exchange company, long-haul or metro area network provider now use Equinix to interconnect with each other and their customers.

Large and small content providers and enterprises can now control their own network performance and destiny by choosing the various service providers they wish to work with and by establishing direct connections. For Equinix customers, this represents significant cost savings and increased performance.

The Equinix Solution

Equinix IBX hubs provide the environment and services to meet the networking and IT operations challenges facing enterprises, networks and Internet businesses today. As a result, we are able to provide the following key benefits to our customers:

Performance.    Because Equinix provides direct access to the providers that serve more than 90% of the world’s Internet networks and users, customers can quickly, efficiently, cost-effectively and reliably exchange traffic with their network services providers for higher performance operations. Access to the more than 75 networks ensures high-quality interconnection. Equinix Internet exchange services enable customers to quickly and efficiently use multiple networks for service redundancy and reliability. By using multiple networks, customers are able to ensure their operations in the event that one of their network service providers has a service interruption or restructuring in the business. The network service providers and geographic diversity offered by Equinix provide customers with the flexibility to enable the highest performing Internet operations.

Improved Economics.    Equinix services such as Equinix GigE Exchange and Equinix Core Exchange facilitate peering and dramatically reduce costs for critical transit, peering and traffic exchange operations by eliminating the costs of private peering or local loops. Networks such as SBC and Shaw Communications and content providers such as Yahoo!, MSN and Google can save between 20%-40% of bandwidth costs through the traffic exchange services available at Equinix. In addition, the content companies and enterprises can also save significant bandwidth costs because the magnitude of networks competing for the traffic of these companies lowers prices and increases performance.

Opportunity to Increase Revenues.    With the concentration of networks, managed services providers, content and enterprise companies participating in Equinix IBX hubs, our Internet hubs present a large revenue opportunity for network service providers and Internet infrastructure services providers selling services in our hubs.

Equinix Strategy

Our objective is to become the premier hub for critical Internet players to locate their operations in order to gain maximum benefits from the choice of networks and partners in the most simple and efficient manner. To accomplish this objective we employ the following strategies:

Leverage the Network Effect.    Equinix has assembled a “critical mass” of premier network providers and content companies and has become one of the core hubs of the Internet. This critical mass is a key selling point since content companies want to connect with a diverse set of networks to provide the best connectivity to their end customers, and network companies want to sell bandwidth to content customers and interconnect with other networks in the most efficient manner. In addition, as these companies locate at Equinix they often require their suppliers and business partners to do so as well so that the full economic and performance benefits of direct interconnection can occur. These partners in turn also pull in their business partner, thus creating a “network effect” of customer adoption. For example, a large content provider or network may require that their networking partners with whom they need to trade traffic with locate in the same Equinix IBX hub. Similarly, a large financial site that chooses to locate in an Equinix IBX hub may encourage a bandwidth provider, a site management company or another content partner, like a financial news service, to also locate in the same IBX hub. In turn, these bandwidth providers or content partners will also bring their business partners to the IBX hub. As of December 31, 2001, Equinix had 75 unique networks, including all of the top tier networks, allowing Equinix’s customers to directly interconnect with providers that serve more than 90% of global Internet routes.

Leverage IBX Hubs for New Products and Services.    The critical mass of leading networks that we have assembled across all of our IBX hubs uniquely positions Equinix as the place to be for critical Internet companies. We intend to leverage this position and offer additional traffic exchange and multi-network management services that are important to content peering, traffic exchange and the ability for enterprise companies to utilize multiple Internet service providers.

Promote Equinix as the Highest Performance Points on the Internet.    With all of the major U.S. carriers, five of the top seven Media Metrix Web properties, and the more than 75 total networks as customers, Equinix IBX hubs operate as the highest performance points on the Internet for network and Internet operations. We plan to leverage our position as the industry standard for the highest quality Internet exchange hubs to attract more networks including international telecommunications carriers, access and cable networks, as well as additional leading content companies. Equinix has gained a strong brand following in the networking community and through industry education and promotion we intend to build on our strong following among all top networks, managed services providers, enterprises and content providers.

Customers

Customers typically sign renewable contracts of two or more years in length, often with options on additional space and services. Approximately 31% of our participant base has signed multi-site contracts. Our single largest customer, IBM, represented 15% of total revenues for the year ended December 31, 2001 and 20% of revenues for the quarter ended March 31, 2002. No other single customer accounted for more than 10% of revenues in 2001.

We consider the following companies to be the core of our customer base and we offer each customer a choice of business partners and solutions that are designed to meet their unique and changing needs:

•	Bandwidth providers (telecommunications carriers) and Internet Service Providers, or ISPs;

•	Enterprises, content providers and e-commerce companies supplying information, education or entertainment content and conducting the sale of goods and services; and

•	site management and hosting companies that integrate and manage a customer’s end-to-end web presence and performance.

Products and Services

Equinix products and services are comprised of three types: Colocation, Traffic Exchange and Multi-Network Management services.

Internet Business Exchange Colocation Services

The Equinix IBX design provides our customers with reliable and disaster-resistant environments that are necessary for optimum Internet commerce interconnection. The level of excellence and consistency achieved in our IBX architecture and design results in premium, secure, fault-tolerant exchanges. Additionally, our IBX hubs include multiple layers of physical security, scalable cabinet space availability, on-site trained staff 24 hours per day, 365 days per year, dedicated areas for customer care and equipment staging, redundant AC/DC power systems and multiple other redundant, fault-tolerant infrastructure systems. Equinix currently has seven IBX hubs located in six key U.S. Internet intersection points—Washington, D.C., New York, Dallas, Chicago, Los Angeles and Silicon Valley areas.

Within our IBX hubs, customers can place their equipment and interconnect with a choice of Internet companies. Equinix also provides customized solutions for customers looking to package Equinix IBX space as part of their complete, one-stop shop solution. Equinix colocation products and services include:

Cabinets.    Customers have several choices for colocating their equipment. They can place the equipment in an Equinix shared or private cage or customize their space to build their own data hub within an IBX hub. Cabinets are 84 inches high and are suitable for networking and server colocation. Cable trays support cables between and among cabinets. As a customer’s colocation requirements increase, they can expand within their original cage or upgrade into a cage that meets their expanded requirements. Cabinets are priced with an initial installation fee and an ongoing recurring monthly charge.

Shared Cages.    A shared cage environment is designed for customers needing less than five full cabinets to house their equipment. Each cabinet in a shared cage is individually secured with an advanced trackable electronic locking system and the cage itself is secured with the biometric hand-geometry system.

Private Cages.    Customers that contract for a minimum of five full cabinets can use a private cage to house their equipment. Private cages are also available in larger full cabinet sizes. Each private cage is individually secured with the biometric hand-geometry system.

IBXflex.    This service allows customers to deploy mission-critical operations personnel and equipment on-site at IBX hubs. Because of the close proximity to their end-users, IBXflex customers can offer a faster response and quicker troubleshooting than available in traditional colocation facilities. This service is priced with an initial installation fee and an ongoing recurring monthly charge.

Physical Cross-Connect/Direct Interconnections.    Customers needing to directly and privately connect to another IBX customer can do so through single or multi-mode fiber. These cross connections are customized and terminated per customer instructions and may be implemented within 24 hours of request. Cross-connect services are priced with an initial installation fee and an ongoing monthly recurring charge.

Professional Services.    Our IBX hubs are staffed with Internet and telecommunications specialists who are on-site and available 24 hours per day, 365 days per year. These professionals are trained to perform installations of customer equipment and cabling. Professional services are custom-priced depending on customer requirements.

“Smart Hands” Services.    Our customers can take advantage of our professional “Smart Hands” service, which gives customers access to our IBX staff for a variety of tasks, when their own staff is not on site. These tasks may include equipment rebooting, power cycling, card swapping, and performing emergency equipment replacement. Services are available on-demand or by customer contract and are priced on an hourly basis.

Traffic Exchange Services

Equinix traffic exchange services enable scalable, reliable and cost-effective interconnection, service and traffic exchange between bandwidth providers, Internet service providers and large content companies. In addition, Equinix also provides an important industry leadership role by acting as the relationship broker between parties who would like to Interconnect within Equinix. Equinix staff has held significant positions in the leading industry groups such as the North American Network Operators’ Group, or NANOG, and the Internet Engineering Task Force, or IETF, and brings a tremendous amount of intellectual property to this market. Equinix staff has published industry-recognized white papers and strategy documents in the areas of peering and interconnection, many of which are used by leading institutions worldwide in furthering the education and promotion of this important network arena. Equinix will continue to develop additional services in the area of traffic exchange that will allow customers to leverage the critical mass of networks now available in the IBX hubs. The current exchange services are comprised of the following:

Equinix Internet Core Exchange.    This Internet exchange service enables direct interconnection for peering between major backbone networks and providers operating networks at OC-48 or higher. Equinix Internet Core Exchange is a pre-provisioned interconnection package that enables major backbones to connect their networks directly in a centralized, neutral environment for peering and transit. The service includes pre-provisioned interconnections, premium service levels and specialized customer service features to support the quality and support levels required by the largest Internet providers in the world. Internet Core Exchange services are priced with an initial installation fee and an ongoing monthly recurring charge.

Equinix GigE Exchange.    Customers may choose to connect to our Equinix exchange central switching fabric rather than purchase a direct physical cross connection. With a connection to this switch, a customer can aggregate multiple interconnects over one physical connection instead of purchasing individual physical cross connects. The GigE Exchange service is offered as a bundled service that includes a cabinet, power, cross-connects and port charges. The service is priced with an initial installation fee and an ongoing monthly recurring charge.

Multi-Network Management Services

With the continued growth in Internet use, networks, service providers, enterprises and content providers are challenged to deliver fast and reliable service, while lowering costs. With over 75 ISPs and carriers located in our IBX hubs, Equinix leverages the value of network choice with our set of multi-network management services. This set of services provides enterprise and content providers with the ability to gain maximum benefits from the use of the networks in a simple and efficient manner.

Equinix Managed Router Service.    With Equinix Managed Router Service, enterprises and content companies can outsource the complications of network integration, such as multi-homing, to Equinix in order to gain the performance and redundancy benefits of connecting to multiple networks. This service allows companies that do not have the internal expertise to configure Border Gateway Protocol (“BGP”) settings to focus on their core competencies while Equinix manages their connectivity to the customer’s choice of networks. In addition, the service includes router management, administration and network service provisioning. This service is priced with an initial installation fee and an ongoing recurring monthly charge.

Equinix Intelligent Routing Service.    Equinix Intelligent Routing Service is a managed route optimization service that consists of a software and infrastructure platform that allows customers to tune their networks to balance price and performance priorities by routing traffic across the lowest-priced path that meets performance requirements. The traffic is measured and routed based on real-time customer traffic across the customer’s choice of networks. Offered as a managed service, Equinix Intelligent Routing Service allows customer to reduce bandwidth costs without a large hardware or software investment. This service is priced based upon the amount of traffic a customer is optimizing.

Equinix Command Center.    Through managed software architecture, Equinix Command Center allows customers to self-monitor, manage and control applications, network devices, systems resources and user transactions. This service provides Equinix customers with direct control over infrastructure performance and service level agreements. The service features network monitoring and management, aggregated information across multiple IBX hubs, browser-based access to detailed monitoring, and a single Equinix point of contact for support and billing. This service is priced based upon the number of items a customer monitors and is billed monthly.

International Partnerships

Equinix has signed agreements with leading international Internet exchange providers InterXion in Europe and Pihana Pacific in Asia/Pacific in order to provide Equinix customers with a more comprehensive global solution for their Internet infrastructure and network exchange needs.

As part of these partnership agreements, Equinix customers can leverage Internet infrastructure services across 29 network-neutral centers in the United States, Europe and Asia/Pacific markets. In these markets, Equinix customers have access to the essential Internet infrastructure services they need to quickly and cost-effectively build their Internet operations worldwide, while realizing significant performance gains through a network-neutral environment.

Sales and Marketing

Sales

We use a direct sales force and channel marketing program to market our services to network, content provider, enterprise and Internet infrastructure businesses. We organize our sales force by customer segments as well as by establishing a sales presence in diverse geographic regions, which enables efficient servicing of the customer base from a network of regional offices. In addition to our headquarters office in Silicon Valley, regional offices are located in New York City, Reston, Los Angeles, Dallas and Chicago. In addition, Equinix also has over 40 channel partners that work with Equinix through referral agreements to provide customer leads and relationships.

Our sales team works closely with each customer to foster the natural network effect of our IBX model, resulting in access to a wider potential customer base via our existing customers. As a result of the IBX interconnection model, IBX hub participants encourage their customers, suppliers and business partners to also come into the IBX hubs. These customers, suppliers and business partners also, in turn, encourage their business partners to locate in IBX hubs resulting in additional customer growth. This network effect significantly reduces Equinix’s new customer acquisition costs.

Marketing

To support our sales effort and to actively promote the Equinix brand, we conduct comprehensive marketing programs. Our marketing strategies include an active public relations campaign, strategic partnerships and on-going customer communications programs. Our marketing effort is focused on major business and trade publications, online media outlets, industry events and sponsored activities. Equinix staff holds leadership positions in key networking organizations and we participate in a variety of Internet, computer and financial industry conferences and place our officers and employees in keynote speaking engagements at these conferences. In addition to these activities, we build recognition through sponsoring or leading industry technical forums and participating in Internet industry standard-setting bodies. Equinix continues to develop and host the industry’s only educational forums focused on peering technologies and peering practices for ISPs and content providers.

Competition

Potential competition for Equinix includes:

•
Internet data centers operated by established communications carriers such as AT&T, Level 3, WorldCom and Qwest.    Unlike the major network providers, which constructed data centers primarily to help sell bandwidth, Equinix has aggregated multiple networks in one location, providing superior diversity, pricing and performance. Carrier data centers only provide one choice of carriers and require capacity minimums as part of their pricing structures. Locating at Equinix provides access to all the top tier networks and allows customers to negotiate the best prices with a number of carriers resulting in better economics and redundancy.

•
Network access points (“NAPs”) such as Palo Alto Internet Exchange and carrier operated NAPs. NAPs, generally operated by carriers, are typically older facilities and lack the incentive to upgrade the infrastructure or technologies. Due to their small size and lack of geographic diversity, the NAPs are limited to basic traffic exchange services and are unable to expand to colocation services, content peering or enterprise grade network services. In contrast, Equinix provides state-of-the-art, secure facilities and geographic diversity with round the clock support and a full range of network and enterprise service offerings.

•
Vertically integrated web site hosting, colocation and ISP companies such as AboveNet/MFN, Digex and Exodus/Cable&Wireless.    Most managed service providers require that customers purchase their entire network and managed services directly from them. Equinix is a network and service provider aggregator and because it does not offer web hosting services itself, it allows customers the ability to contract directly with the networks and web hosting partner best for their business. By locating in an IBX center, hosting companies add more value to Equinix’s business proposition — by bringing in more partners and customers and thus creating a network effect.

Unlike other providers that attempted to move into managed services and therefore began competing with their existing managed service provider customers, Equinix focused on neutral “Internet Business Exchanges” for networks, e-businesses, and Internet infrastructure service providers. As a result, Equinix is free of the channel conflict common at other hosting/colocation companies, as witnessed by Exodus’ disagreements with AboveNet/MFN and Loudcloud. Equinix competes based on the quality of its facilities, the superior performance and diversity of its network neutral strategy, and the economic benefits of the network effect through the aggregation of top networks and e-businesses under one roof. Specifically, Equinix has established relationships with a number of leading hosting companies such as IBM (Equinix’s largest customer) and Accenture. Equinix expects to continue to benefit from the strong growth of the large and stable service providers and from the “flight to quality” trend evident in today’s market.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market Risk

The following discussion about market risk disclosures involves forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements. We may be exposed to market risks related to changes in interest rates and foreign currency exchange rates and to a lesser extent we are exposed to fluctuations in the prices of certain commodities, primarily electricity.

In the past, we have employed foreign currency forward exchange contracts for the purpose of hedging certain specifically identified net currency exposures. The use of these financial instruments was intended to mitigate some of the risks associated with fluctuations in currency exchange rates, but does not eliminate such risks. We may decide to employ such contracts again in the future. We do not use financial instruments for trading or speculative purposes.

Interest Rate Risk

Our exposure to market risk resulting from changes in interest rates relates primarily to our investment portfolio. Our interest income is impacted by changes in the general level of U.S. interest rates, particularly since the majority of our investments are in short-term instruments. Due to the short-term nature of our investments, we do not believe that we are subject to any material market risk exposure. An immediate 10% increase or decrease in current interest rates would not have a material effect on the fair market value of our investment portfolio. We would not expect our operating results or cash flows to be significantly affected by a sudden change in market interest rates in our investment portfolio.

An immediate 10% increase or decrease in current interest rates would furthermore not have a material impact to our debt obligations due to the fixed nature of our long-term debt obligations, except for the interest expense associated with our amended and restated senior secured credit facility, which bears interest at floating rates, plus applicable margins, based on either the prime rate or LIBOR. As of March 31, 2002, the amended and restated senior secured credit facility had an effective interest rate of 6.73%. The fair market value of our long-term fixed interest rate debt is subject to interest rate risk. Generally, the fair market value of fixed interest rate debt will increase as interest rates fall and decrease as interest rates rise. These interest rate changes may affect the fair market value of the fixed interest rate debt but does not impact earnings or cash flows of the Company.

The fair market value of our 13% senior notes due 2007 is based on quoted market prices. The estimated fair value of our 13% senior notes due 2007 as of March 31, 2002 is approximately $60.0 million.

Foreign Currency Risk

To date, all of our recognized revenue has been denominated in U.S. dollars, generated mostly from customers in the U.S., and our exposure to foreign currency exchange rate fluctuations has been minimal. We expect that future revenues may be derived from customers outside of the U.S. and may be denominated in foreign currency. As a result, our operating results or cash flows may be impacted due to currency fluctuations relative to the U.S. dollar.

Furthermore, to the extent we engage in international sales that are denominated in U.S. dollars, an increase in the value of the U.S. dollar relative to foreign currencies could make our services less competitive in the international markets. Although we will continue to monitor our exposure to currency fluctuations, and when appropriate, may use financial hedging techniques in the future to minimize the effect of these fluctuations, we cannot assure you that exchange rate fluctuations will not adversely affect our financial results in the future.

Commodity Price Risk

Certain operating costs incurred by Equinix are subject to price fluctuations caused by the volatility of underlying commodity prices. The commodities most likely to have an impact on our results of operations in the event of significant price changes are electricity and building materials for the construction of our IBX hubs such as steel. We are closely monitoring the cost of electricity, particularly in California. To the extent that electricity costs continue to rise, we are investigating opportunities to pass these additional power costs onto our customers that utilize this power. For building materials, we rely on Bechtel’s expertise and bulk purchasing power to best manage the procurement of these required materials for the construction of our IBX hubs. We do not employ forward contracts or other financial instruments to hedge commodity price risk.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

On March 7, 2000, KPMG LLP resigned as our independent accountants upon determining that they may no longer be independent of Equinix as a result of Cisco Systems, Inc.’s investment in both KPMG Consulting, Inc., a subsidiary of KPMG LLP and Equinix. We subsequently appointed PricewaterhouseCoopers LLP as our principal accountants on March 21, 2000. There were no disagreements with the former accountants during the fiscal years ended December 31, 1998 and 1999 or during any subsequent interim period preceding their replacement on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the former accountants’ satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with their reports. The former independent accountants issued an unqualified report on the financial statements as of December 31, 1999 and 1998 and for the year ended December 31, 1999 and the period from June 22, 1998 (inception) to December 31, 1998. For purposes of this filing, the financial statements as of and for the year ended December 31, 1999 have been audited by PricewaterhouseCoopers LLP. Prior to March 21, 2000, we did not consult with PricewaterhouseCoopers LLP on items that involved our accounting principles or the form of audit opinion to be issued on our financial statements. The change in accountants was approved by our board of directors.

FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology — for instance, may, will, should, expect, plan, anticipate, believe, estimate, predict, potential or continue, the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined in the Other Factors Affecting Operating Results section. These factors may cause our actual results to differ materially from any forward-looking statement.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We are under no duty to update any of the forward-looking statements after the date of this offering memorandum to conform these statements to actual results or to changes in our expectations.

STOCKHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

Stockholders who intend to have a proposal considered for inclusion in the Company’s proxy materials for presentation at the 2003 Annual Meeting of Stockholders (“2003 Annual Meeting”) pursuant to Rule 14a-8 of the Exchange Act must submit the proposal to the Company no later than December 30, 2002. Pursuant to Rule 14a-4(c) of the Exchange Act and the Company’s bylaws, as amended, stockholders who intend to present a proposal at the 2003 Annual Meeting without inclusion of such proposal in the proxy materials are required to notify the Company of such proposal not earlier than February 14, 2003 and not later than March 14, 2003. If the Company does not receive notification of the proposal within that time frame, the proxy holders will be allowed to use their discretionary voting authority to vote on such proposal when the proposal is raised at the 2003 Annual Meeting.

All stockholder proposals and notice of stockholder proposals should be sent to the Company at its offices at 2450 Bayshore Parkway, Mountain View, California 94043, Attn: General Counsel. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any stockholder proposal that does not satisfy the conditions and rules established by the Securities and Exchange Commission.

ACCOUNTANTS

Representatives of PricewaterhouseCoopers LLP, our independent accountants, are not expected to be present at the Special Meeting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are required to file reports under the Securities Exchange Act of 1934 with the Securities and Exchange Commission. You can inspect and copy at prescribed rates the reports and other information that we file with the Securities and Exchange Commission at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference facilities by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains an internet web site at http://www.sec.gov that contains reports, proxy and information statements and other information. You can also obtain copies of such materials from us upon request

OTHER MATTERS

The Board knows of no other matters to be presented for stockholder action at the Special Meeting. However, if other matters do properly come before the Special Meeting or any adjournments or postponements thereof, the Board intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS,

Peter F. Van Camp
Chairman of the Board
and Chief Executive Officer

Mountain View, California
                         , 2002

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE SPECIAL MEETING. IF YOU DECIDE TO ATTEND THE SPECIAL MEETING AND WISH TO CHANGE YOUR PROXY VOTE, YOU MAY DO SO AUTOMATICALLY BY VOTING IN PERSON AT THE MEETING.

THANK YOU FOR YOUR ATTENTION TO THIS MATTER. YOUR PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE SPECIAL MEETING.

EQUINIX, INC.

REPORT OF INDEPENDENT ACCOUNTANTS

To Board of Directors and
Stockholders of Equinix, Inc.

In our opinion, the consolidated financial statements listed in the index appearing on page F-1, present fairly, in all material respects, the financial position of Equinix, Inc. and its subsidiaries at December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has incurred substantial losses and negative cash flows from operations in every fiscal period since inception. In addition, the Company’s Amended and Restated Senior Secured Credit Facility contains numerous financial covenants that, given the current environment that the Company operates in, may be difficult to achieve. If the Company is unable to comply with these covenants, the Company may be required to repay the amounts currently outstanding under this facility. The Company does not currently have sufficient cash reserves to repay such amounts. The potential covenant breach and resultant acceleration of the outstanding borrowings raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/    PRICEWATERHOUSECOOPERS LLP

San Jose, California
February 12, 2002, except for Note 12,
    which is as of March 22, 2002 and the
    going concern discussion in Note 1,
    which is as of June 12, 2002

EQUINIX, INC.

CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	March 31, 2002	December 31,
		2001	2000
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$33,753	$58,831	$174,773
Short-term investments	21,367	28,890	32,437
Accounts receivable, net of allowance for doubtful accounts of $274 (unaudited), $381 and $608, respectively	8,067	6,909	4,925
Current portion of restricted cash and short-term investments	2,287	47	15,468
Prepaids and other current assets	8,885	8,541	10,373

Total current assets	74,359	103,218	237,976
Property and equipment, net	417,608	325,226	315,380
Construction in progress	—	103,691	94,894
Restricted cash and short-term investments, less current portion	27,993	27,997	21,387
Debt issuance costs, net	10,083	11,333	11,916
Other assets	1,644	3,589	1,932

Total assets	$531,687	$575,054	$683,485

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$18,869	$17,499	$13,717
Accrued construction costs	6,300	34,650	89,343
Accrued interest payable	7,583	2,167	2,167
Current portion of debt facilities and capital lease obligations	7,390	7,206	4,426
Current portion of senior secured credit facility	1,250	—	—
Other current liabilities	1,458	1,807	1,646

Total current liabilities	42,850	63,329	111,299
Debt facilities and capital lease obligations, less current portion	4,576	6,344	6,506
Senior secured credit facility	103,750	105,000	—
Senior notes	164,670	187,882	185,908
Other liabilities	10,273	8,978	4,656

Total liabilities	326,119	371,533	308,369

Commitments and contingencies (Note 8)

Stockholders’ equity:
Common stock, $0.001 par value per share; 300,000,000 shares authorized; 90,246,841 (unaudited), 80,084,076 and 76,978,852 shares issued and outstanding, respectively	90	80	77
Additional paid-in capital	557,534	544,343	553,070
Deferred stock-based compensation	(8,379)	(11,022)	(38,350)
Accumulated other comprehensive income	32	135	1,919
Accumulated deficit	(343,709)	(330,015)	(141,600)

Total stockholders’ equity	205,568	203,521	375,116

Total liabilities and stockholders’ equity	$531,687	$575,054	$683,485

See accompanying notes to consolidated financial statements.

EQUINIX, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three months ended March 31,		Year ended December 31,
	2002	2001	2001	2000	1999
	(unaudited)
Revenues	$20,158	$12,613	$63,414	$13,016	$37

Costs and operating expenses:
Cost of revenues (includes stock-based compensation of $91 and $241 (unaudited) for the three months ended March 31, 2002 and 2001, respectively, and $426, $766 and $177 for the years ended December 31, 2001, 2000, and 1999, respectively)	25,426	23,678	94,889	43,401	3,268
Sales and marketing (includes stock-based compensation of $433 and $1,083 (unaudited) for the three months ended March 31, 2002 and 2001, respectively, and $2,830, $6,318, and $1,631 for the years ended December 31, 2001, 2000, and 1999, respectively)	4,170	5,225	16,935	20,139	3,949
General and administrative (includes stock-based compensation of $2,057 and $6,825 (unaudited) for the three months ended March 31, 2002 and 2001, respectively, and $15,788, $22,809, and $4,819 for the years ended December 31, 2001, 2000, and 1999, respectively)	6,741	18,676	58,286	56,585	12,603
Restructuring charge	—	—	48,565	—	—

Total costs and operating expenses	36,337	47,579	218,675	120,125	19,820

Loss from operations	(16,179)	(34,966)	(155,261)	(107,109)	(19,783)
Interest income	493	3,947	10,656	16,430	2,138
Interest expense	(9,670)	(10,518)	(43,810)	(29,111)	(3,146)
Gain on debt extinguishment	11,662	—	—	—	—

Net loss	$(13,694)	(41,537)	$(188,415)	$(119,790)	$(20,791)

Net loss per share:
Basic and diluted	$(0.16)	$(0.54)	$(2.39)	$(3.48)	$(4.98)

Weighted average shares	84,998	76,380	78,681	34,461	4,173

See accompanying notes to consolidated financial statements.

EQUINIX, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(in thousands, except share data )

	Common stock		Additional paid-in capital	Deferred stock-based compensation	Accumulated other comprehensive income (loss)	Accumulated deficit	Total stockholders’ equity
	Shares	Amount
Balances as of December 31, 1998	6,150,000	$6	$1,140	$(972)	$—	$(1,019)	$(845)
Issuance of common stock upon exercise of common stock options	5,522,196	6	1,280	—	—	—	1,286
Issuance of common stock warrants	—	—	22,181	—	—	—	22,181
Deferred stock-based compensation, net of forfeitures	—	—	19,361	(19,361)	—	—	—
Amortization of stock-based compensation	—	—	—	6,627	—	—	6,627
Comprehensive income (loss):
Net loss	—	—	—	—	—	(20,791)	(20,791)
Unrealized appreciation on short-term investments	—	—	—	—	14	—	14

Net comprehensive loss	—	—	—	—	14	(20,791)	(20,777)

Balances as of December 31, 1999	11,672,196	12	43,962	(13,706)	14	(21,810)	8,472
Issuance of common stock for cash	115,213	—	1,033	—	—	—	1,033
Issuance of common stock upon exercise of common stock options	1,420,914	1	2,471	—	—	—	2,472
Issuance of common stock upon exercise of common stock warrants	708,059	—	353	—	—	—	353
Issuance of common stock from initial public offering, net	22,704,596	23	251,459	—	—	—	251,482
Conversion of redeemable convertible preferred stock	40,704,222	41	191,539				191,580
Issuance/revaluation of common stock warrants	—	—	7,744	—	—	—	7,744
Repurchase of unvested common stock	(346,348)	—	(28)	—	—	—	(28)
Deferred stock-based compensation, net of forfeitures	—	—	54,537	(54,537)	—	—	—
Amortization of stock-based compensation	—	—	—	29,893	—	—	29,893
Comprehensive income (loss):
Net loss	—	—	—	—	—	(119,790)	(119,790)
Foreign currency translation gain	—	—	—	—	1,992	—	1,992
Unrealized depreciation on short-term investments	—	—	—	—	(87)	—	(87)

Net comprehensive loss	—	—	—	—	1,905	(119,790)	(117,885)

Balances as of December 31, 2000	76,978,852	77	553,070	(38,350)	1,919	(141,600)	375,116
Issuance of common stock upon exercise of common stock options	496,663	—	435	—	—	—	435
Issuance of common stock upon exercise of common stock warrants	2,332,668	2	(2)	—	—	—	—
Issuance of common stock under employee stock purchase plan	525,678	1	1,483	—	—	—	1,484
Repurchase of unvested common stock	(249,785)	—	(18)	—	—	—	(18)
Issuance/revaluation of common stock warrants	—	—	(2,341)	—	—	—	(2,341)
Deferred stock-based compensation, net of forfeitures	—	—	(8,284)	8,284	—	—	—
Amortization of stock-based compensation	—	—	—	19,044	—	—	19,044
Comprehensive income (loss):
Net loss	—	—	—	—	—	(188,415)	(188,415)
Foreign currency translation loss	—	—	—	—	(1,873)	—	(1,873)
Unrealized appreciation on short-term investments	—	—	—	—	89	—	89

Net comprehensive loss	—	—	—	—	(1,784)	(188,415)	(190,199)

EQUINIX, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY—(Continued)
(in thousands, except share data )
	Common stock		Additional paid-in capital	Deferred stock-based compensation	Accumulated other comprehensive income (loss)	Accumulated deficit	Total stockholders’ equity
	Shares	Amount
Balances as of December 31, 2001	80,084,076	$80	$544,343	$(11,022)	$135	$(330,015)	$203,521
Issuance of common stock upon exercise of common stock options	222,529	—	42	—	—	—	42
Issuance of common stock warrants	352,626	1	(1)	—	—	—	—
Issuance of common stock under employee stock purchase plan	251,517	—	299	—	—	—	299
Issuance of common stock upon exchange of Senior Notes	9,336,093	9	11,771	—	—	—	11,780
Issuance/revaluation of common stock warrants	—	—	1,142	—	—	—	1,142
Deferred stock-based compensation, net of forfeitures	—	—	(62)	62	—	—	—
Amortization of stock-based compensation	—	—	—	2,581	—	—	2,581
Comprehensive income (loss):
Net loss	—	—	—	—	—	(13,694)	(13,694)
Foreign currency translation loss	—	—	—	—	(74)	—	(74)
Unrealized appreciation on short-term investments	—	—	—	—	(29)	—	(29)

Net comprehensive loss	—	—	—	—	(103)	(13,694)	(13,797)

Balances as of March 31, 2002 (unaudited)	90,246,841	$90	$557,534	$(8,379)	$32	$(343,709)	$205,568

See accompanying notes to consolidated financial statements.

EQUINIX, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three months ended March 31,		Year ended December 31,
	2002	2001	2001	2000	1999
	(unaudited)
Cash flows from operating activities:
Net loss	$(13,694)	$(41,537)	$(188,415)	$(119,790)	$(20,791)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	12,059	10,525	49,645	14,816	609
Amortization of deferred stock-based compensation	2,581	8,149	19,044	29,893	6,627
Amortization of debt-related issuance costs and discounts	2,257	1,832	7,195	8,445	1,010
Allowance for doubtful accounts	482	467	521	608	—
Gain on debt extinguishment	(11,662)	—	—	—	—
Issuance of common stock to charity	—	—	—	780	—
Restructuring charge	—	—	48,565	—	—
Changes in operating assets and liabilities:
Accounts receivable	(1,640)	(1,920)	(2,505)	(5,355)	(178)
Prepaids and other current assets	(344)	(3,059)	2,001	(8,776)	(1,429)
Other assets	1,945	(1,465)	(1,657)	(354)	(1,244)
Accounts payable and accrued expenses	(105)	(1,266)	(2,742)	9,574	4,481
Accrued restructuring charge	102	—	(2,088)	—	—
Accrued interest payable	6,201	6,500	—	—	—
Other current liabilities	(349)	658	161	1,441	205
Other liabilities	122	1,717	1,421	645	802

Net cash used in operating activities	(2,045)	(19,399)	(68,854)	(68,073)	(9,908)

Cash flows from investing activities:
Purchase of short-term investments	(11,788)	(72,555)	(168,411)	(114,968)	(22,812)
Sales and maturities of short-term investments	19,282	24,617	172,047	102,253	8,017
Purchases of property and equipment	(2,836)	(34,692)	(57,791)	(296,320)	(28,241)
Additions to construction in progress	—	—	(44,343)	(74,448)	(14,145)
Accrued construction costs	(24,000)	(33,775)	(54,693)	79,571	9,520
Purchase of restricted cash and short-term investments	(5,090)	—	(25,020)	(24,246)	(38,609)
Sale of restricted cash and short-term investments	2,854	1,225	25,197	26,000	—

Net cash used in investing activities	(21,578)	(115,180)	(153,014)	(302,158)	(86,270)

Cash flows from financing activities:
Proceeds from issuance of common stock	341	1,508	1,918	254,560	1,286
Proceeds from issuance of debt facilities and capital lease obligations	—	128,004	8,004	6,884	16,114
Repayment of debt facilities and capital lease obligations	(1,717)	(940)	(5,559)	(9,955)	(988)
Proceeds from senior secured credit facility	—	—	150,000	—	—
Repayment of senior secured credit facility	—	—	(45,000)	—	—
Proceeds from senior notes and common stock warrants, net	—	—	—	—	193,890
Repurchase of common and preferred stock	—	(18)	(18)	(28)	(10)
Proceeds from issuance of redeemable convertible preferred stock, net	—	—	—	94,353	84,886
Debt issuance costs	(5)	—	(1,546)	(5,967)	—

Net cash provided by financing activities	(1,381)	128,554	107,799	339,847	295,178

Effect of foreign currency exchange rates on cash and cash equivalents	(74)	2,879)	(1,873)	1,992	—
Net increase (decrease) in cash and cash equivalents	(25,078)	(8,904)	(115,942)	(28,392)	199,000
Cash and cash equivalents at beginning of period	(58,831)	(174,773)	174,773	203,165	4,165

Cash and cash equivalents at end of period	$33,753	$165,869	$58,831	$174,773	$203,165

Noncash financing and investing activities:
Cash paid for taxes	$—	$—	$18	$—	$68

Cash paid for interest	$2,265	$4,599	$38,103	$28,876	$153

See accompanying notes to consolidated financial statements.

EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    Nature of Business and Summary of Significant Accounting Policies

Nature of Business

Equinix, Inc. (“Equinix” or the “Company”) was incorporated as Quark Communications, Inc. in Delaware on June 22, 1998. The Company changed its name to Equinix, Inc. on October 13, 1998. Equinix designs, builds, and operates neutral Internet Business Exchange (“IBX”) hubs where enterprises and Internet businesses place their equipment and their network facilities in order to interconnect with each other to grow their businesses and to improve Internet performance. The Company’s neutral IBX hubs place our customers’ operations at a central location and provide them with the highest level of security, multiple back-up services, flexibility to grow and technical assistance. The Company’s neutral IBX hubs provide enterprises, content providers, ASPs and e-commerce companies with the ability to directly interconnect with a competitive choice of bandwidth providers, ISPs, site management companies and content distribution companies.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. Since its inception, the Company has been successful in completing several rounds of financing. During the same period, the Company has incurred substantial losses and negative cash flows from operations in every fiscal period since inception. For the year ended December 31, 2001, the Company incurred a loss from operations of $155.3 million and negative cash flows from operations of $68.9 million. For the three month period ended March 31, 2002, the Company incurred a loss from operations of $16.2 million.

The Company anticipates that its existing cash and the cash flow generated from the seven IBX hubs, for which the Company has obtained financing, and the $20.0 million available to draw under the Amended and Restated Senior Credit Facility will be sufficient to meet the working capital, debt service and corporate overhead requirements associated with those IBX hubs for the next twelve months. Assuming sufficient customer demand and the availability of additional financing, the Company may build or buy additional IBX hubs and expand certain existing IBX hubs. If the Company cannot raise additional funds on acceptable terms or losses exceed the Company’s expectations, the Company may delay or permanently reduce its rollout plans or implement other cost saving initiatives in order to preserve cash.

In October 2001, the Company amended and restated the Senior Secured Credit Facility. The Amended and Restated Senior Secured Credit Facility contains numerous financial covenants including achieving specified revenue targets at levels significantly above historical revenues, achieving certain EBITDA targets, maintaining minimum cash balances and limiting the amount of capital expenditures. The Company was in compliance with certain covenants related to its debt facilities at December 31, 2001 and March 31, 2002. If the Company does not achieve the specified revenue growth required by its financial covenants or is unable to maintain these ratios and comply with these covenants, the Company may be required to repay the $105.0 million currently outstanding under this facility and will not be able to draw down the remaining $20.0 million of the Amended and Restated Senior Secured Credit Facility. The Company does not currently have sufficient cash reserves to repay such amounts. This could cause the Company to renegotiate with the debt issuers for forbearance, make other financial arrangements or take other actions in order to pay down the loan, if required. However, there can be no assurance that such revised covenants will be met or that replacement financing will be available. The potential for a covenant breach and the resultant acceleration of the outstanding borrowings in the current business environment raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

No assurances can be given that, in the event of a breach and resultant acceleration of the outstanding borrowings, the Company will be able to raise additional capital or renegotiate the existing Senior Secured Credit Facility. In the event that the Company is not able to raise such additional funds or renegotiate the facility, it has prepared a contingency plan that consists of the continued retirement of its Senior Notes and reductions in expenses and capital expenditures, which, in the opinion of our management, could be implemented and would allow the Company to continue its operations for a reasonable period of time. However, the implementation of this contingency plan could have material adverse effects on the Company’s long-term operations.

During the first quarter of 2002, the Company retired $25.0 million of the Senior Notes (see Note 4) in exchange for approximately 9.3 million shares of common stock.

Stock Split

In January 2000, the Company’s stockholders approved a three-for-two stock split effective January 19, 2000 whereby three shares of common stock and redeemable convertible preferred stock, respectively, were exchanged for every two shares of common stock and redeemable convertible preferred stock then outstanding. All share and per share amounts in these financial statements have been adjusted to give effect to the stock split.

Basis of Presentation

The accompanying consolidated financial statements include the accounts of Equinix and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Cash, Cash Equivalents and Short-Term Investments

The Company considers all highly liquid instruments with an original maturity from the date of purchase of three months or less to be cash equivalents. Cash equivalents consist of money market mutual funds and certificates of deposit with financial institutions with maturities of between 7 and 60 days. Short-term investments generally consist of certificates of deposits with maturities of between 90 and 180 days and highly liquid debt and equity securities of corporations, municipalities and the U.S. government. Short-term investments are classified as “available-for-sale” and are carried at fair value based on quoted market prices with unrealized gains and losses reported in stockholders’ equity as a component of comprehensive income. The cost of securities sold is based on the specific identification method.

Restricted Cash and Short-Term Investments

Restricted cash and short-term investments as of December 31, 2001, consisted of $28,044,000, which was used as collateral to support the issuance of ten standby letters of credit in lieu of deposits under certain domestic lease agreements, including two letters of credit posted in connection with Company’s unimproved property in San Jose, California (see Note 8). These lease agreements have expiration terms at various dates through 2020. During the quarter ended September 30, 2001, the Company recorded a restructuring charge as part of its revised

EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

European services strategy. Part of this restructuring charge included the write-off of $8,634,000 related to several letters of credit related to the Company’s long-term European operating leases (see Note 11).

Restricted cash and short-term investments as of December 31, 2000, consisted of $12,801,000 deposited with an escrow agent to pay the third interest payment on the Senior Notes (see Note 4) and restricted cash of $24,054,000 as collateral for the issuance of twelve standby letters of credit, two bonds and three escrow accounts entered into and pursuant to certain lease agreements. These lease agreements expire at various dates through 2020.

Financial Instruments and Concentration of Credit Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist of cash, cash equivalents and short-term investments to the extent these exceed federal insurance limits and accounts receivable. Risks associated with cash, cash equivalents and short-term investments are mitigated by the Company’s investment policy, which limits the Company’s investing to only those marketable securities rated at least A-1 or P-1 investment grade, as determined by independent credit rating agencies.

The Company’s customer base is primarily composed of businesses throughout the United States. The Company performs ongoing credit evaluations of its customers. As of December 31, 2001, one customer accounted for 15% of revenues and another customer accounted for 10% of accounts receivables. As of December 31, 2000, two customers accounted for 12% and 11% of revenues and two customers accounted for 19% and 14% of accounts receivables. No other single customer accounted for greater than 10% of accounts receivables or revenues.

Property and Equipment

Property and equipment are stated at original cost. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets, generally two to five years for non-IBX hub equipment and seven to ten years for IBX hub equipment. Leasehold improvements and assets acquired under capital lease are amortized over the shorter of the lease term or the estimated useful life of the asset or improvement.

Construction in Progress

Construction in progress includes direct and indirect expenditures for the construction of IBX hubs and is stated at original cost. The Company has contracted out substantially all of the construction of the IBX hubs to independent contractors under construction contracts. Construction in progress includes certain costs incurred under a construction contract including project management services, site identification and evaluation services, engineering and schematic design services, design development and construction services and other construction-related fees and services. In addition, the Company has capitalized certain interest costs during the construction phase. Once an IBX hub becomes operational, these capitalized costs are depreciated at the appropriate rate consistent with the estimated useful life of the underlying asset.

Included within construction in progress is the value attributed to the unearned portion of warrants issued to certain fiber carriers and our contractor totaling $1,439,000 as of December 31, 2001 and $6,270,000 as of December 31, 2000 (see Note 6).

Interest incurred is capitalized in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 34, Capitalization of Interest Costs. Total interest cost incurred and total interest capitalized during the year ended December 31, 2001, was $45,350,000 and $1,540,000, respectively. Total interest cost incurred and total

EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

interest capitalized during the year ended December 31, 2000 was $34,102,000 and $4,991,000, respectively. Total interest cost incurred and total interest capitalized during the year ended December 31, 1999 was $3,324,000 and $177,000, respectively.

During the quarter ended September 30, 2001, the Company recorded a restructuring charge as part of its revised European services strategy. Part of this restructuring charge included the write-down of $29,260,000 in European construction in progress assets to their net realizable value (see Note 11).

Fair Value of Financial Instruments

The carrying value amounts of the Company’s financial instruments, which include cash equivalents, short-term investments, accounts receivable, accounts payable, accrued expenses and long-term obligations approximate their fair value due to either the short-term maturity or the prevailing interest rates of the related instruments. The fair value of the Company’s Senior Notes (see Note 4) is based on quoted market prices. The estimated fair value of the Senior Notes is approximately $70.0 million as of December 31, 2001. During the first quarter of 2002, the Company retired $25.0 million of the Senior Notes in exchange for approximately 9.3 million shares of common stock (see Note 12).

Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of

In accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, the Company considers the impairment of long-lived assets and certain identifiable intangibles whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. During the quarter ended September 30, 2001, the Company wrote-down the value of its European construction in progress to its net realizable value as part of a larger restructuring charge in conjunction with a revised European services strategy (see Note 11). In December 2000, based on the uncertainty of the Company’s future business relationship with NorthPoint (see Note 6), as a result of their filing under Chapter 11 bankruptcy protection, the Company determined that the future value of the other asset attributed to the unamortized portion of the fully-vested, nonforfeitable warrant was questionable and accordingly, the remaining asset totaling approximately $700,000 was written off. No impairment of long-lived assets was recorded as of December 31, 1999.

Revenue Recognition

Equinix derives its revenues from (1) recurring revenue streams, such as from the leasing of cabinet space, power and interconnection services and (2) non-recurring revenue streams, such as from the recognized portion of deferred installation revenues, professional services and equipment sales. Revenues from recurring revenue streams are billed monthly and recognized ratably over the term of the contract, generally one to three years. Non-recurring installation fees are deferred and recognized ratably over the term of the related contract. Professional service fees are recognized in the period in which the services were provided and represent the culmination of the earnings process. The Company generally guarantees certain service levels, such as uptime, as outlined in individual customer contracts. To the extent that these service levels are not achieved, the Company reduces revenue for any credits given to the customer as a result.

EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Revenue is recognized as service is provided when there is persuasive evidence of an arrangement, the fee is fixed or determinable and collection of the receivable is reasonably assured. The Company assesses collection based on a number of factors, including past transaction history with the customer and the credit-worthiness of the customer. The Company does not request collateral from our customers. If the Company determines that collection of a fee is not reasonably assured, the Company defers the fee and recognizes revenue at the time collection becomes reasonably assured, which is generally upon receipt of cash. In addition, Equinix also maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments for those customers that the Company had expected to collect the revenues. If the financial condition of Equinix’s customers were to deteriorate or if they become insolvent, resulting in an impairment of their ability to make payments, allowances for doubtful accounts may be required. Management specifically analyzes accounts receivable and analyzes current economic news and trends, historical bad debts, customer concentrations, customer credit-worthiness and changes in customer payment terms when evaluating revenue recognition and the adequacy of the Company’s reserves.

During the year ended December 31, 2001, the Company recognized approximately $200,000 of revenue in relation to equipment received from customers in lieu of cash. This equipment is being used in the Company’s operations and was valued based on management’s assessment of the fair value of the equipment in relation to external prices for similar equipment.

In February and March 2002, the Company entered into arrangements with numerous vendors to resell equipment and bandwidth, including two related parties (see Note 9). The Company began to offer such services in an effort to provide its customers a more fully-integrated services solution. Under the terms of the reseller agreements, the Company will sell the vendors’ services or products to its customers and the Company will contract with the vendor to provide the related services or products. The Company recognizes revenue from such arrangements on a gross basis in accordance with Emerging Issue Task Force Issue No. 99-19, Recording Revenue as a Principal versus Net as an Agent. The Company acts as the principal in the transaction as the Company’s customer services agreement identifies the Company as the party responsible for the fulfillment of product/ services to the Company’s customers and has full pricing discretion. In the case of products sold under such arrangements, the Company takes title to the products and bears the inventory risk as the Company has made minimum purchase commitments for equipment to various vendors. The Company has credit risk, as it is responsible for collecting the sales price from a customer, but must pay the amount owed to its suppliers after the suppliers perform, regardless of whether the sales price is fully collected. In addition, the Company will often determine the required equipment configuration and recommend bandwidth providers from numerous potential suppliers. For the quarter ended March 31, 2002, the Company recognized revenue of $1.6 million associated with these reseller agreements.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce tax assets to the amounts expected to be realized.

EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Stock-Based Compensation

The Company accounts for its stock-based compensation plans in accordance with SFAS No. 123, Accounting for Stock-Based Compensation. As permitted under SFAS No. 123, the Company uses the intrinsic value-based method of Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, to account for its employee stock-based compensation plans.

The Company accounts for stock-based compensation arrangements with nonemployees in accordance with the Emerging Issues Task Force (“EITF”) Abstract No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services. Accordingly, unvested options and warrants held by nonemployees are subject to revaluation at each balance sheet date based on the then current fair market value.

Unearned deferred compensation resulting from employee and nonemployee option grants is amortized on an accelerated basis over the vesting period of the individual options, in accordance with FASB Interpretation No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans (“FASB Interpretation No. 28”).

Segment Reporting

The Company has adopted the provisions of SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 establishes annual and interim reporting standards for operating segments of a company. The statement requires disclosures of selected segment-related financial information about products, major customers and geographic areas.

Comprehensive Income

The Company has adopted the provisions of SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 establishes standards for the reporting and display of comprehensive income and its components; however, the adoption of this statement had no impact on the Company’s net loss or stockholders’ equity. SFAS No. 130 requires unrealized gains or losses on the Company’s available-for-sale securities to be included in other comprehensive income (loss). Comprehensive income (loss) consists of net loss and other comprehensive income.

Net Loss Per Share

The Company computes net loss per share in accordance with SFAS No. 128, Earnings per Share, and SEC Staff Accounting Bulletin (“SAB”) No. 98. Under the provisions of SFAS No. 128 and SAB No. 98 basic and diluted net loss per share are computed using the weighted average number of common shares outstanding. Options, warrants and preferred stock were not included in the computation of diluted net loss per share because the effect would be antidilutive.

EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table sets forth the computation of basic and diluted net loss per share for the periods indicated.

	Three months ended March 31,		Year ended December 31,
	2002	2001	2001	2000	1999
	(unaudited)
Numerator:
Net loss	$(13,694,000)	$(41,537,000)	$(188,415,000)	$(119,790,000)	$(20,791,000)

Denominator:
Weighted average shares	86,322,000	80,357,000	81,500,614	40,672,055	8,751,001
Weighted average unvested shares subject to repurchase	(1,324,217)	(3,976,926)	(2,819,486)	(6,211,392)	(4,578,122)

Total weighted average shares	84,997,783	76,380,074	78,681,128	34,460,663	4,172,879

Net loss per share:
Basic and diluted	$(0.16)	$(0.54)	$(2.39)	$(3.48)	$(4.98)

The following table sets forth potential shares of common stock that are not included in the diluted net loss per share calculation above because to do so would be anti-dilutive for the periods indicated:

	Three months ended March 31,		Year ended December 31,
	2002	2001	2001	2000	1999
	(unaudited)
Series A redeemable convertible preferred stock	—	—	—	—	18,682,500
Series B redeemable convertible preferred stock	—	—	—	—	15,759,561
Series A preferred stock warrants	—	—	—	—	1,245,000
Common stock warrants	2,106,600	4,179,881	2,106,600	3,707,245	1,365,645
Common stock options	20,563,975	13,444,132	20,860,963	8,893,292	2,615,394
Common stock subject to repurchase	1,324,217	3,976,926	2,819,486	6,211,392	4,578,122

Derivatives and Hedging Activities

The Company adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, at the beginning of its fiscal year 2001. The standard requires the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through the statement of operations. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities or firm commitments through earnings, or recognized in other comprehensive income (loss) until the hedged item is recognized in earnings. The ineffective portion of a derivative’s change in fair value will be immediately recognized in earnings. The adoption of SFAS No. 133 did not have a material effect on the financial statements of the Company. As of December 31, 2001, the Company had not entered into any derivative or hedging activities.

Recent Accounting Pronouncements

In July 2001, the FASB issued SFAS No. 141, Business Combinations (“SFAS 141”), and SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS 142”).

EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

SFAS 141 supercedes Accounting Principles Board Opinion No. 16 (“APB 16”), Business Combinations, and is effective for all business combinations initiated after June 30, 2001 and for all business combinations accounted for by the purchase method for which the date of acquisition is after June 30, 2001. One of the most significant changes made by SFAS 141 is to require the use of the purchase method of accounting for all business combinations initiated after June 30, 2001.

SFAS 142 supercedes Accounting Principles Board Opinion No. 17 (“APB 17”), Intangible Assets, but will carry forward provisions in APB 17 related to internally developed intangible assets. SFAS 142 primarily addresses the accounting for goodwill and intangible assets subsequent to their acquisition and is effective for fiscal years beginning after December 15, 2001. The most significant changes made by SFAS 142 that could impact the Company are: (1) goodwill and indefinite lived intangible assets will no longer be amortized and (2) goodwill will be tested for impairment at least annually at the reporting unit level.

The adoption of SFAS 141 and SFAS 142 has not had a material impact on the Company.

In October 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. SFAS 144 supercedes SFAS 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.” SFAS 144 applies to all long-lived assets (including discontinued operations) and consequently amends Accounting Principles Board Opinion No. 30. SFAS 144 develops one accounting model for long-lived assets that are to be disposed of by sale. SFAS 144 requires that long-lived assets that are to be disposed of by sale be measured at the lower of book value or fair value less cost to sell. Additionally, SFAS 144 expands the scope of discontinued operations to include all components of an entity with operations that (1) can be distinguished from the rest of the entity and (2) will be eliminated from the ongoing operations of the entity in a disposal transaction. SFAS 144 is effective for the Company for all financial statements issued in fiscal 2002. The adoption of SFAS 144 has not had a material impact on the Company.

In November 2001, the FASB Emerging Issues Task Force (“EITF”) reached a consensus on EITF Issue 01-09, Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor’s Products, which is a codification of EITF 00-14, 00-22 and 00-25. This issue presumes that consideration from a vendor to a customer or reseller of the vendor’s products to be a reduction of the selling prices of the vendor’s products and, therefore, should be characterized as a reduction of revenue when recognized in the vendor’s income statement and could lead to negative revenue under certain circumstances. Revenue reduction is required unless consideration relates to a separate identifiable benefit and the benefit’s fair value can be established. This issue should be applied no later than in annual or interim financial statements for periods beginning after December 15, 2001, which is our first quarter ended March 31, 2002. Upon adoption we are required to reclassify all prior period amounts to conform to the current period presentation. The adoption of EITF Issue 01-09 has not had a material impact on the Company.

In May 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections”. SFAS 145 rescinds the automatic treatment of gains or losses from extinguishment of debt as extraordinary unless they meet the criteria for extraordinary items as outlined in APB Opinion No. 30, “Reporting the Results of Operations, Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions”. In addition, SFAS 145 also requires sale-leaseback accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions and makes various technical corrections to existing pronouncements. SFAS 145 is effective for the Company for all financial statements issued in fiscal 2003; however, as allowed under the provisions of SFAS 145, the Company decided to early adopt SFAS 145 in relation to extinguishments of debt in the three months ended March 31, 2002.

EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2.    Balance Sheet Components

Cash, Cash Equivalents and Short-term Investments

Cash, cash equivalents and short-term investments consisted of the following (in thousands):

	March 31, 2002	December 31,
		2001	2000
	(unaudited)
Money market	$14,862	$26,864	$72,325
Municipal bonds	—	12,833	19,557
U.S. government and agency obligations	—	14,397	19,049
Corporate bonds	1,038	4,116	2,024
Other securities	39,220	29,511	94,255

Total available-for-sale securities	55,120	87,721	207,210
Less amounts classified as cash and cash equivalents	(33,753)	(58,831)	(174,773)

Total market value of short-term investments	$21,367	$28,890	$32,437

The original maturities of short-term investments are as follows (in thousands):

	March 31, 2002	December 31,
		2001	2000
	(unaudited)
Less than one year	$20,330	$25,320	$32,437
Due in 1-2 years	1,037	3,570	—

Total market value of short-term investments	$21,367	$28,890	$32,437

As of March 31, 2002, December 31, 2001 and 2000, cost approximated market value of cash, cash equivalents and short-term investments; unrealized gains and losses were a gain of $17,000 as of December 31, 2001 and a loss of $73,000 as of December 31, 2000. As of March 31, 2002, December 31, 2001 and 2000, cash equivalents included investments in other securities with various contractual maturity dates that do not exceed 90 days. Gross realized gains and losses from the sale of securities classified as available-for-sale were not material for the periods ended March 31, 2002, December 31, 2001 and 2000. For the purpose of determining gross realized gains and losses, the cost of securities is based upon specific identification.

Accounts Receivable

Accounts receivable, net, consists of the following (in thousands):

	March 31, 2002	December 31,
		2001	2000
	(unaudited)
Accounts receivable	$13,410	$12,868	$8,670
Unearned revenue	(5,069)	(5,578)	(3,137)
Allowance for doubtful accounts	(274)	(381)	(608)

	$8,067	$6,909	$4,925

Unearned revenue consists of pre-billing for services that have not yet been provided, but which have been billed to customers ahead of time in accordance with the terms of their contract. Accordingly, the Company invoices its customers at the end of a calendar month for services to be provided the following month.

EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Property and Equipment

Property and equipment is comprised of the following (in thousands):

	March 31, 2002	December 31,
		2001	2000
	(unaudited)
Leasehold improvements	$385,754	$285,090	$243,851
IBX plant and machinery	54,221	54,194	51,305
Computer equipment and software	12,923	11,306	12,438
IBX equipment	30,690	28,704	21,960
Furniture and fixtures	2,678	2,533	1,241

	486,266	381,827	330,795
Less accumulated depreciation	(68,658)	(56,601)	(15,415)

	$417,608	$325,226	$315,380

Leasehold improvements, certain computer equipment, software and furniture and fixtures recorded under capital leases aggregated $5,779,000 (unaudited), $5,779,000 and $5,999,000 as of March 31, 2002, December 31, 2001 and 2000, respectively. Amortization on the assets recorded under capital leases is included in depreciation expense.

Included within leasehold improvements is the value attributed to the earned portion of several warrants issued to certain fiber carriers and our contractor totaling $9,883,000 (unaudited), $8,105,000 and $5,761,000 as of December 31, 2001 and 2000, respectively (see Note 6). Amortization of such warrants is included in depreciation expense.

The Company has included $2,234,000 of equipment held for resale within other current assets on the accompanying balance sheet as of December 31, 2001. This represents the estimated net realizable value of assets purchased during the pre-construction phase of the European IBX hubs that are now being held for resale that were written down as part of a larger restructuring charge in conjunction with a revised European services strategy (see Note 11).

Restricted Cash and Short-Term Investments

Restricted cash and short-term investments consisted of the following (in thousands):

	March 31, 2002	December 31,
		2001	2000
	(unaudited)
Certificates of deposit:
Due within one year	$—	$47	$15,468
Due after one year through two years	—	—	21,387
Restricted cash in U.S. treasury notes	17,690	15,450	—
Restricted cash in money market funds	12,990	12,547	—

	30,280	28,044	36,855
Less current portion	(2,287)	(47)	(15,468)

	$27,993	$27,997	$21,387

EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of March 31, 2002, December 31, 2001 and 2000, cost approximated market value of restricted cash and short-term investments; unrealized gains and losses were not significant.

Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consisted of the following (in thousands):

	March 31, 2002	December 31,
		2001	2000
	(unaudited)
Accounts payable	$6,139	$4,242	$8,270
Accrued restructuring charge	5,790	6,390	—
Accrued compensation and benefits	1,721	2,934	2,613
Accrued property and equipment	1,825	—	—
Accrued taxes	1,456	1,296	52
Accrued other	1,938	2,637	2,782

	$18,869	$17,499	$13,717

3.    Debt Facilities and Capital Lease Obligations

Debt facilities and capital lease obligations consisted of the following as of December 31 (in thousands):

	2001	2000
Venture Leasing Loan Agreement (net of unamortized discount of $392 and $727 as of December 31, 2001 and 2000, respectively)	$3,658	$6,138
Comdisco Master Lease Agreement and Addendum (net of unamortized discount of $221and $412 as of December 31, 2001 and 2000, respectively)	3,374	4,794
Heller Loan (net of unamortized discount of $15 and none as of December 31, 2001 and 2000, respectively)	4,183	—
Wells Fargo Loan	2,335	—

	13,550	10,932
Less current portion	(7,206)	(4,426)

	$6,344	$6,506

Comdisco Loan and Security Agreement

In March 1999, one of the Company’s subsidiaries entered into a $7,000,000 Loan and Security Agreement with Comdisco, Inc. (“Comdisco” and the “Comdisco Loan and Security Agreement”). In December 2000, the outstanding principal and interest balance under this facility, including the final balloon interest payment, was repaid in full. Under the terms of the Comdisco Loan and Security Agreement, Comdisco agreed to lend the Company up to $3,000,000 for equipment (referred to as the “hard” loan) and up to $4,000,000 for software and tenant improvements (“soft” loan) for the Ashburn, Virginia IBX hub buildout. The loans, which were collateralized by the assets of the Ashburn IBX, were available in minimum advances of $1,000,000 and each loan was evidenced by a secured promissory note. The hard and soft loans issued beared interest at rates of 7.5% and 9% per annum, respectively, and were repayable in 42 and 36 equal monthly installments, respectively, plus a final balloon interest payment equal to 15% of the original advance amount. The Comdisco Loan and Security Agreement had an effective interest rate of 18.1% per annum.

EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In connection with the Comdisco Loan and Security Agreement, the Company granted Comdisco a warrant to purchase 765,000 shares of the Company’s Series A redeemable convertible preferred stock at $0.67 per share (the “Comdisco Loan and Security Agreement Warrant”). This warrant is immediately exercisable and expires in ten years from the date of grant. The fair value of the warrant, using the Black-Scholes option pricing model with the following assumptions: deemed fair market value per share of $1.80, dividend yield of 0%, expected volatility of 80%, risk-free interest rate of 5.0% and a contractual life of 10 years, was $1,255,000. Such amount was recorded as a discount to the applicable debt, and was being amortized to interest expense, using the effective interest method, over the life of the agreement. The remaining unamortized discount was amortized when the loan was paid in full in December 2000.

Comdisco Master Lease Agreement

In May 1999, the Company entered into a Master Lease Agreement with Comdisco (the “Comdisco Master Lease Agreement”). Under the terms of the Comdisco Master Lease Agreement, the Company sells equipment to Comdisco, which it will then lease back. The amount of financing to be provided is up to $1,000,000. Repayments are made monthly over 42 months with a final balloon interest payment equal to 15% of the balance amount due at maturity. Interest accrues at 7.5% per annum. The Comdisco Master Lease Agreement has an effective interest rate of 14.6% per annum. As of December 31, 2001, $461,000 was outstanding under the Comdisco Master Lease Agreement.

The Company leases certain leasehold improvements, computer equipment and software and furniture and fixtures under capital leases under the Comdisco Master Lease Agreement. These leases were entered into as sales-leaseback transactions. The Company deferred a gain of $78,000 related to the sale-leaseback in July 1999, and a deferred loss of $19,000 related to the sale-leasebacks in fiscal 2000, which is being amortized in proportion to the amortization of the leased assets.

In connection with the Comdisco Master Lease Agreement, the Company granted Comdisco a warrant to purchase 30,000 shares of the Company’s Series A redeemable convertible preferred stock at $1.67 per share (the “Comdisco Master Lease Agreement Warrant”). This warrant is immediately exercisable and expires in ten years from the date of grant. The fair value of the warrant using the Black-Scholes option pricing model with the following assumptions: deemed fair market value per share of $3.00, dividend yield 0%, expected volatility of 80%, risk-free interest rate of 5.0% and a contractual life of 10 years, was $80,000. Such amount was recorded as a discount to the applicable capital lease obligation, and is being amortized to interest expense, using the effective interest method, over the life of the agreement.

Comdisco Master Lease Agreement Addendum

In August 1999, the Company amended the Comdisco Master Lease Agreement. Under the terms of the Comdisco Master Lease Agreement Addendum, the Company sells equipment (hard items) and software and tenant improvements (soft items) in its San Jose IBX hub to Comdisco, which it then leases back. The amount of financing available under the Comdisco Master Lease Agreement Addendum is up to $2,150,000 for hard items and up to $2,850,000 for soft items. Amounts drawn under this addendum will be collateralized by the underlying hard and soft assets of the San Jose IBX hub that were funded under the Comdisco Master Lease Agreement Addendum. Repayments are made monthly over the course of 42 months. Interest accrues at 8.5% per annum, with a final balloon interest payment equal to 15% of the original acquisition cost of the property financed. The Comdisco Master Lease Agreement Addendum has an effective interest rate of 15.3% per annum. As of December 31, 2001, $3,134,000 was outstanding under the Comdisco Master Lease Agreement Addendum.

EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In connection with the Comdisco Master Lease Agreement Addendum, the Company granted Comdisco a warrant to purchase 150,000 shares of the Company’s Series A redeemable convertible preferred stock at $3.00 per share (the “Comdisco Master Lease Agreement Addendum Warrant”). This warrant is immediately exercisable and expires in seven years from the date of grant or three years from the effective date of the Company’s initial public offering, whichever is shorter. The fair value of the warrant using the Black-Scholes option pricing model with the following assumptions: deemed fair market value per share of $4.80, dividend yield 0%, expected volatility of 80%, risk-free interest rate of 5.0% and a contractual life of seven years, was $587,000. Such amount was recorded as a discount to the applicable capital lease obligation, and is being amortized to interest expense, using the effective interest method, over the life of the agreement.

Venture Leasing Loan Agreement

In August 1999, the Company entered into a Loan Agreement with Venture Lending & Leasing II, Inc. and other lenders (“VLL” and the “Venture Leasing Loan Agreement”). The Venture Leasing Loan Agreement provides financing for equipment and tenant improvements at the Newark, New Jersey IBX hub and a secured term loan facility for general working capital purposes. The amount of financing to be provided is up to $10,000,000, which may be used to finance up to 85% of the projected cost of tenant improvements and equipment for the Newark IBX hub and is collateralized by the assets of the Newark IBX. Notes issued bear interest at a rate of 8.5% per annum and are repayable in 42 monthly installments plus a final balloon interest payment equal to 15% of the original advance amount due at maturity and are collateralized by the assets of the New Jersey IBX. The Venture Leasing Loan Agreement has an effective interest rate of 14.7% per annum. As of December 31, 2001, $4,050,000 was outstanding under the Venture Leasing Loan Agreement.

In connection with the Venture Leasing Loan Agreement, the Company granted VLL a warrant to purchase 300,000 shares of the Company’s Series A redeemable convertible preferred stock at $3.00 per share. This warrant is immediately exercisable and expires on June 30, 2006. The fair value of the warrant using the Black-Scholes option pricing model with the following assumptions: deemed fair market value per share of $4.80, dividend yield 0%, expected volatility of 80%, risk-free interest rate of 5.0% and a contractual life of seven years, was $1,174,000. Such amount was recorded as a discount to the applicable debt, and is being amortized to interest expense, using the effective interest method, over the life of the agreement.

Heller Loan

In June 2001, the Company obtained a $5,000,000 loan from Heller Financial Leasing, Inc. (the “Heller Loan”). Repayments on the Heller Loan are made over 36 months and interest accrues at 13.0% per annum. The Heller Loan is secured by certain equipment located in the New York metropolitan area IBX hub. As of December 31, 2001, $4,198,000 was outstanding under the Heller Loan.

In connection with the Heller Loan, the Company granted Heller Financial Leasing, Inc. a warrant to purchase 37,500 shares of the Company’s common stock at $4.00 per share (the “Heller Warrant”). This warrant is immediately exercisable and expires in five years from the date of grant. The fair value of the warrant using the Black-Scholes option pricing model was $18,000 with the following assumptions: fair market value per share of $1.13, dividend yield of 0%, expected volatility of 80%, risk-free interest rate of 5% and a contractual life of 5 years. Such amount was recorded as a discount to the applicable loan amount, and is being amortized to interest expense using the effective interest method, over the life of the loan.

The costs related to the issuance of the Heller Loan were capitalized and are being amortized to interest expense using the effective interest method, over the life of the Heller Loan. Debt issuance costs, net of amortization, are $185,000 as of December 31, 2001.

EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Wells Fargo Loan

In March 2001, the Company obtained a $3,004,000 loan from Wells Fargo Equipment Finance, Inc. (the “Wells Fargo Loan”). Repayments on the Wells Fargo Loan are made over 36 months and interest accrues at 13.15% per annum. The Wells Fargo Loan is secured by certain equipment located in the New York metropolitan area IBX hub currently under construction. As of December 31, 2001, $2,335,000 was outstanding under the Wells Fargo Loan.

The costs related to the issuance of the Wells Fargo Loan were capitalized and are being amortized to interest expense using the effective interest method, over the life of the Wells Fargo Loan. Debt issuance costs, net of amortization, are $108,000 as of December 31, 2001.

Maturities

Combined aggregate maturities for debt facilities and future minimum capital lease obligations as of December 31, 2001 are as follows (in thousands):

	Debt facilities	Capital lease obligations	Total
2002	$5,462	$1,744	$7,206
2003	3,746	1,716	5,462
2004	1,363	135	1,498
2005	12	—	12

	10,583	3,595	14,178
Less amount representing unamortized discount	(407)	(221)	(628)

	10,176	3,374	13,550
Less current portion	(5,462)	(1,744)	(7,206)

	$4,714	$1,630	$6,344

4.    Senior Notes

On December 1, 1999, the Company issued 200,000 units, each consisting of a $1,000 principal amount 13% Senior Note due 2007 (the “Senior Notes”) and one warrant to purchase 16.8825 shares (for an aggregate of 3,376,500 shares) of common stock for $0.0067 per share (the “Senior Note Warrants”), for aggregate net proceeds of $193,400,000, net of offering expenses. Of the $200,000,000 gross proceeds, $16,207,000 was allocated to additional paid-in capital for the deemed fair value of the Senior Note Warrants and recorded as a discount to the Senior Notes. The discount on the Senior Notes is being amortized to interest expense, using the effective interest method, over the life of the debt. The Senior Notes have an effective interest rate of 14.1% per annum. The fair value attributed to the Senior Note Warrants was consistent with the Company’s treatment of its other common stock transactions prior to the issuance of the Senior Notes. The fair value was based on recent equity transactions by the Company. The amount of the Senior Notes, net of the unamortized discount, is $187,882,000 as of December 31, 2001.

Interest is payable semi-annually, in arrears, on June 1 and December 1 of each year. The notes are unsecured, senior obligations of the Company and are effectively subordinated to all existing and future indebtedness of the Company, whether or not secured.

EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Senior Notes are governed by the Indenture dated December 1, 1999, between the Company, as issuer, and State Street Bank and Trust Company of California, N.A., as trustee (the “Indenture”). Subject to certain exceptions, the Indenture restricts, among other things, the Company’s ability to incur additional indebtedness and the use of proceeds therefrom, pay dividends, incur certain liens to secure indebtedness or engage in merger transactions.

The costs related to the issuance of the Senior Notes were capitalized and are being amortized to interest expense using the effective interest method, over the life of the Senior Notes. Debt issuance costs, net of amortization, are $5,100,000 as of December 31, 2001.

During the first quarter of 2002, the Company retired $25.0 million of the Senior Notes in exchange for approximately 9.3 million shares of common stock. The Company recognized a gain on this transaction of approximately $11.7 million (see Note 12).

5.    Senior Secured Credit Facility

On December 20, 2000, the Company and a newly created, wholly-owned subsidiary of the Company, entered into a $150,000,000 Senior Secured Credit Facility (the “Senior Secured Credit Facility”) with a syndicate of lenders. The Senior Secured Credit Facility consisted of the following:

•
Term loan facility in the amount of $50,000,000. The outstanding term loan amount is required to be paid in quarterly installments beginning in March 2003 and ending in December 2005. The Company drew this down in January 2001.

•
Delayed draw term loan facility in the amount of $75,000,000. The Company was required to borrow the entire facility on or before December 20, 2001. The outstanding delayed draw term loan amount is required to be paid in quarterly installments beginning in March 2003 and ending in December 2005. The Company drew this down in March 2001.

•
Revolving credit facility in an amount up to $25,000,000. The outstanding revolving credit facility is required to be paid in full on or before December 15, 2005. The Company drew this down in June 2001.

The Senior Secured Credit Facility had a number of covenants, which included achieving certain minimum revenue targets and limiting cumulative EBITDA losses and maximum capital spending limits among others. As of September 30, 2001, the Company was not in compliance with one of these covenants. However, the syndicate of lenders provided a forbearance and, in October 2001, the Company successfully completed the renegotiation of the Senior Secured Credit Facility and amended certain of the financial covenants to reflect the prevailing economic environment as part of the Amended and Restated Senior Secured Credit Facility (the “Amended and Restated Senior Secured Credit Facility”). As required under this amendment, the Company repaid $50,000,000 of the $150,000,000 Senior Secured Credit Facility outstanding as of September 30, 2001, of which $25,000,000 represented a permanent reduction. As such, the Amended and Restated Senior Secured Credit Facility provides a total of $125,000,000 of debt financing and consists of the following:

•	Term loan facility, redesignated as tranche A, in the amount of $100,000,000, which represents the remaining $100,000,000 outstanding after repayment of the $50,000,000 in October 2001.

•
Term loan facility, redesignated as tranche B, in the amount of $25,000,000, of which $5,000,000 was immediately drawn with the remaining $20,000,000 available for future draw. The remaining $20,000,000 is only available for drawdown commencing September 30, 2002 and only if the Company remains in full compliance with all covenants as outlined in the Amended and Restated Senior Secured Credit Facility, and meets an additional EBITDA test. The ability to draw on the remaining $20,000,000 expires on December 31, 2002.

EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Loans under the Amended and Restated Senior Secured Credit Facility bear interest at floating rates, plus applicable margins, based on either the prime rate or LIBOR. Interest rates on the Amended and Restated Senior Secured Credit Facility were increased by 0.50% and the frequency of interest payments has been amended to monthly from quarterly. As of December 31, 2001, the Company’s total indebtedness under the Amended and Restated Senior Secured Credit Facility was $105,000,000 and had an effective interest rate of 7.68%.

Repayment of principal under the Amended and Restated Senior Secured Credit Facility is summarized as follows as of December 31, 2001 (in thousands):

Year ending:
2003	$8,400
2004	42,000
2005	54,600

Total	$105,000

As noted above, in connection with the Amended and Restated Senior Secured Credit Facility, the syndicate of lenders reset and modified the various covenants related to the Senior Secured Credit Facility to reflect the then prevailing economic environment in which the Company has been operating in. In addition to resetting the existing financial covenants, a new covenant requiring minimum cash balances was added. In addition to various financial covenants, the Amended and Restated Senior Secured Credit Facility also includes various non-financial covenants, including those that restrict the Company’s ability to incur additional indebtedness and transfer funds among the Company’s wholly-owned subsidiaries, as well as numerous monthly and quarterly reporting requirements that the Company must adhere to. The Company was in compliance with all financial covenants as of December 31, 2001 and March 31, 2002; however, if the Company does not attain the revenue growth stipulated in the financial covenants or is unable to maintain these ratios and comply with these covenants, the Company may be required to repay amounts currently outstanding under this facility and will not be able to draw down the remaining $20.0 million of the Amended and Restated Senior Secured Credit Facility. The Company does not currently have sufficient cash reserves to repay such amounts. In addition, the inability to draw down the remaining $20.0 million under this facility may not provide sufficient funds for the Company to support its spending needs and could adversely affect the business and its ability to continue as a going concern.

Borrowings under the Amended and Restated Senior Secured Credit Facility are collateralized by a first priority lien against substantially all of the Company’s assets.

The costs related to the issuance of the Senior Secured Credit Facility were capitalized and are being amortized to interest expense using the effective interest method, over the life of the Senior Secured Credit Facility. As a result of amending and restating the Senior Secured Credit Facility, the Company incurred additional fees of approximately $1,519,000, which have been added to debt issuance costs and are being amortized to interest expense using the effective interest method over the remaining life of the Amended and Restated Senior Secured Credit Facility. Total debt issuance costs, net of amortization, were $5,940,000 and $5,966,000 as of December 31, 2001 and December 31, 2000, respectively.

6.    Redeemable Convertible Preferred Stock and Stockholders’ Equity

In January 2000, the Company’s stockholders approved a three-for-two stock split of its common and redeemable convertible preferred stock effective January 19, 2000. The Company amended and restated its Certificate of Incorporation to increase the authorized share capital to 132,000,000 shares of common stock and 68,000,000 shares of redeemable convertible preferred stock, of which 32,000,000 has been designated as

EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Series A and 36,000,000 as Series B, to give effect to the three-for-two stock split. The accompanying consolidated financial statements have been adjusted to reflect this stock split.

In May 2000, the Company amended and restated its Certificate of Incorporation to change the authorized share capital to 80,000,000 shares of common stock and 43,000,000 shares of redeemable convertible preferred stock, of which 20,000,000 has been designated as Series A, 16,000,000 has been designated as Series B and 7,000,000 has been designated as Series C.

In August 2000, the Company amended and restated its Certificate of Incorporation to change the authorized share capital to 300,000,000 shares of common stock and 10,000,000 shares of preferred stock.

Redeemable Convertible Preferred Stock

Between May and June 2000, the Company completed its Series C redeemable convertible preferred stock financing. The Company issued 6,261,161 shares of Series C redeemable convertible preferred stock, at a price of $15.08 per share.

All 40,704,222 shares of Series A, Series B and Series C redeemable convertible preferred stock were converted to shares of common stock on a one-for-one basis upon the closing of the Company’s initial public offering (“IPO”) in August 2000. All outstanding warrants to purchase preferred stock are now exercisable for common stock.

Common Stock

On August 11, 2000 the Company completed an IPO of 20,000,000 shares of its common stock. On September 7, 2000 the underwriters exercised their option to purchase 2,704,596 shares to cover the over-allotment of shares.

The Company’s founders purchased 6,060,000 shares of stock. Approximately 5,454,000 shares are subject to restricted stock purchase agreements whereby the Company has the right to repurchase the stock upon voluntary or involuntary termination of the founder’s employment with the Company at $0.00033 per share. The Company’s repurchase right lapses at a rate of 25% per year. In May 2000, the board of directors agreed to waive the repurchase right with respect to one of the founder’s unvested shares. As of December 31, 2001 and 2000, 340,875 and 1,022,625 shares were subject to repurchase at a price of $0.00033 per share, respectively.

Upon the exercise of certain unvested stock options, the Company issued to employees common stock which is subject to repurchase by the Company at the original exercise price of the stock option. This right lapses over the vesting period. As of December 31, 2001 and 2000, there were 1,073,538 and 3,114,743 shares, respectively, subject to repurchase.

As of December 31, 2001, the Company has reserved the following shares of authorized but unissued shares of common stock for future issuance:

Common stock warrants	4,512,381
Common stock options	2,386,938
Common stock purchase plan	1,074,322

7,973,641

EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Stock Purchase Plan

In May 2000, the Company adopted the Employee Stock Purchase Plan (the “Purchase Plan”) under which 1,000,000 shares were reserved for issuance thereafter. On each January 1, the number of shares in reserve will automatically increase by 2% of the total number of shares of common stock outstanding at that time, or, if less, by 600,000 shares. The Puchase Plan permits purchases of common stock via payroll deductions. The maximum payroll deduction is 15% of the employee’s cash compensation. Purchases of the common stock will occur on February 1 and August 1 of each year. The price of each share purchased will be 85% of the lower of:

•	The fair market value per share of common stock on the date immediately before the first day of the applicable offering period (which lasts 24 months); or

•	The fair market value per share of common stock on the purchase date.

The value of the shares purchased in any calendar year may not exceed $25,000.

As of December 31, 2001, 525,678 shares have been issued under the Purchase Plan at a weighted-average purchase price of $2.82 per share. There were no purchases under the Purchase Plan during fiscal 2000.

Stock Option Plans

In September 1998, the Company adopted the 1998 Stock Plan. In May 2000, the Company adopted the 2000 Equity Incentive Plan and 2000 Director Stock Option Plan; and in September 2001, the Company adopted the 2001 Supplemental Stock Plan (collectively, the “Plans”) under which nonstatutory stock options and restricted stock may be granted to employees, outside directors, consultants, and incentive stock options may be granted to employees. Accordingly, the Company reserved a total of 30,181,541 shares of the Company’s common stock for issuance upon the grant of restricted stock or exercise of options granted in accordance with the Plans. On each January 1, commencing with the year 2001, the number of shares in reserve will automatically increase by 6% of the total number of shares of common stock that are outstanding at that time or, if less, by 6,000,000 shares for the 2000 Equity Incentive Plan and by 50,000 shares for the 2000 Director Stock Option Plan. Options granted under the Plans generally expire 10 years following the date of grant and are subject to limitations on transfer. The Plans are administered by the Board of Directors.

The Plans provide for the granting of incentive stock options at not less than 100% of the fair market value of the underlying stock at the grant date. Nonstatutory options may be granted at not less than 85% of the fair market value of the underlying stock at the date of grant.

Option grants under the Plans are subject to various vesting provisions, all of which are contingent upon the continuous service of the optionee and may not impose vesting criterion more restrictive than 20% per year. Stock options may be exercised at anytime subsequent to grant. Stock obtained through exercise of unvested options is subject to repurchase at the original purchase price. The Company’s repurchase right decreases as the shares vest under the original option terms.

Options granted to stockholders who own greater than 10% of the outstanding stock must have vesting periods not to exceed five years and must be issued at prices not less than 110% of the fair market value of the stock on the date of grant as determined by the Board of Directors. Upon a change of control, all shares granted under the Plans shall immediately vest.

EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

A summary of the Plans is as follows:

	Shares available for grant	Number of shares	Weighted-average exercise price per share
Balances, December 31, 1998	6,098,760	2,074,050	0.07
Options granted	(6,404,040)	6,404,040	0.46
Options exercised	—	(5,522,196)	0.23
Options forfeited	340,500	(340,500)	0.06

Balances, December 31, 1999	35,220	2,615,394	0.68
Additional shares authorized	12,250,000	—	—
Options granted	(8,160,625)	8,160,625	5.48
Options exercised	—	(1,420,914)	1.74
Options forfeited	461,813	(461,813)	6.43
Shares repurchased	346,348	—	0.08

Balances, December 31, 2000	4,932,756	8,893,292	4.62
Additional shares authorized	9,668,731	—	—
Options granted	(16,036,597)	16,036,597	1.46
Options exercised	—	(496,663)	0.88
Options forfeited	3,572,263	(3,572,263)	4.40
Shares repurchased	249,785	—	0.07

Balances, December 31, 2001	2,386,938	20,860,963	2.32

The following table summarizes information about stock options outstanding as of December 31, 2001:

	Outstanding			Exercisable
Range of exercise prices	Number of shares	Weighted-average remaining contractual life	Weighted-average exercise price	Number of shares	Weighted-average exercise price
$0.01 to $0.39	7,598,305	9.56	$0.36	1,288,423	$0.28
$0.45 to $1.00	2,873,375	9.12	0.91	501,532	0.94
$1.04 to $2.38	2,012,589	9.32	1.62	239,844	1.70
$2.67 to $5.00	6,638,697	8.61	4.08	2,107,222	4.23
$5.50 to $8.50	1,643,047	8.57	7.03	574,992	7.06
$8.88 to $12.00	94,950	8.65	11.52	30,713	11.60

	20,860,963	9.09	2.32	4,742,726	3.07

The weighted-average remaining contractual life of options outstanding at December 31, 2001 and December 31, 2000 was 9.09 years and 9.31 years, respectively.

Stock-Based Compensation

Employees

The Company uses the intrinsic-value method prescribed in APB No. 25 in accounting for its stock-based compensation arrangements with employees. Stock-based compensation expense is recognized for employee stock option grants in those instances in which the deemed fair value of the underlying common stock was subsequently determined to be greater than the exercise price of the stock options at the date of grant. The

EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Company recorded a reduction of $8,119,000 of deferred stock-based compensation due to forfeitures of pre-IPO stock options for the year ended December 31, 2001. The Company recorded deferred stock-based compensation, net of forfeitures, related to employees of $53,206,000 for the year ended December 31, 2000. A total of $18,993,000, $28,796,000 and $6,067,000 has been amortized to stock-based compensation expense for the years ended December 31, 2001, 2000 and 1999, respectively, on an accelerated basis over the vesting period of the individual options, in accordance with FASB Interpretation No. 28. The weighted average estimated fair value of employee stock options granted at exercise prices below market price at grant during 2000 and 1999 was $8.64 and $3.19, respectively.

Had compensation costs been determined using the fair value method for the Company’s stock-based compensation plans including the employee stock purchase plan, net loss would have been changed to the amounts indicated below:

	Year ended December 31,
	2001	2000	1999
Net loss:
As reported	$(188,415,000)	$(119,790,000)	$(20,791,000)
Pro forma	(196,979,000)	(122,845,000)	(21,128,000)
Net loss per share:
As reported	$(2.39)	$(3.48)	$(4.98)
Pro forma	(2.50)	(3.57)	(5.06)

The Company’s fair value calculations for employee grants were made using the minimum value method prior to the IPO and the Black-Scholes option pricing model after the IPO with the following weighted average assumptions:

	Year ended December 31,
	2001	2000	1999
Dividend yield	0%	0%	0%
Expected volatility	80%	80%	0%
Risk-free interest rate	3.94%	6.14%	5.66%
Expected life (in years)	3.04	2.50	2.52

The Company’s fair value calculations for employee’s stock purchase rights under the Purchase Plan were made using the Black-Scholes option pricing model with weighted average assumptions consistent with those used for employee grants as indicated above; however, the assumption for expected life (in years) used for the Purchase Plan was 2 years for both 2001 and 2000.

Non-Employees

The Company uses the fair value method to value options granted to non-employees. In connection with its grant of options to non-employees, the Company has recognized a reduction in deferred stock-based compensation of $164,000 for the year ended December 31, 2001 due to a reduction in the fair value of the Company’s stock during the year, and an increase in deferred stock-based compensation of $1,332,000 for the year ended December 31, 2000. A total of $51,000, $1,097,000 and $560,000 has been amortized to stock-based compensation expense for the years ended December 31, 2001, 2000, and 1999, respectively. The weighted average estimated fair value of non-employee stock options granted at exercise prices below market price at grant during 2001, 2000 and 1999 was $1.17, $0.34 and $2.63 per share, respectively.

EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company’s calculations for non-employee grants were made using the Black-Scholes option-pricing model with the following weighted average assumptions:

	Year ended December 31,
	2001	2000	1999
Dividend yield	0%	0%	0%
Expected volatility	80%	80%	80%
Risk-free interest rate	5.14%	5.99%	5.48%
Expected life (in years)	10.00	10.00	10.00

Warrants

In August 1999, the Company entered into a strategic agreement with NorthPoint Communications, Inc. (“NorthPoint”). Under the terms of the strategic agreement, NorthPoint has agreed to use certain of the Company’s domestic IBX hubs and install their operational nodes in such centers. In exchange, the Company granted NorthPoint a warrant to purchase 338,145 shares of the Company’s common stock at $0.53 per share (the “NorthPoint Warrant”). The NorthPoint Warrant was earned upon execution of the strategic agreement, as Northpoint’s performance commitment was complete. The NorthPoint Warrant is immediately exercisable and expires five years from the date of grant. The NorthPoint Warrant was valued at $1,508,000 using the Black-Scholes option-pricing model, which was capitalized on the accompanying consolidated balance sheet in other assets as a customer acquisition cost and is being amortized over the term of the agreement as a reduction of revenues recognized. The following assumptions were used in determining the fair value of the warrant: deemed fair market value per share of $4.80, dividend yield of 0%, expected volatility of 80%, risk-free interest rate of 5.0% and a contractual life of 5 years. In December 2000, based on the uncertainty of the Company’s future business relationship with NorthPoint, as a result of their filing under Chapter 11 bankruptcy protection, the Company determined that the future value of the other asset attributed to the unamortized portion of the fully-vested, nonforfeitable warrant was questionable and accordingly, the remaining asset totaling approximately $700,000 was written off.

In November 1999, the Company entered into a definitive agreement with WorldCom, whereby WorldCom agreed to install high-bandwidth local connectivity services to the Company’s first seven IBX hubs by a pre-determined date in exchange for a warrant to purchase 675,000 shares of common stock of the Company at $0.67 per share (the “WorldCom Warrant”). The WorldCom Warrant is immediately exercisable and expires five years from the date of grant. As of December 31, 1999, warrants for 600,000 shares were subject to repurchase at the original exercise price if WorldCom’s performance commitments are not completed. The WorldCom Warrant was valued at $2,969,000 using the Black-Scholes option-pricing model and was recorded to construction in progress. Under the applicable guidelines in EITF 96-18, the underlying shares of common stock associated with the WorldCom Warrant subject to repurchase are revalued at each balance sheet date to reflect their current fair value until WorldCom’s performance commitment is complete. Any resulting increase in fair value of the warrants is recorded as a leasehold improvement. In addition, the following assumptions were used in determining the fair value of the warrant: deemed fair market value per share of $4.80, dividend yield of 0%, expected volatility of 80%, risk-free interest rate of 5.5% and a contractual life of 5 years.

In November 1999, the Company entered into a master agreement with Bechtel Corporation, or Bechtel, whereby Bechtel agreed to act as the exclusive contractor under a Master Agreement to provide program management, site identification and evaluation, engineering and construction services to build approximately 29 IBX hubs over a four year period under mutually agreed upon guaranteed completion dates. As part of the agreement, the Company granted Bechtel a warrant to purchase 352,500 shares of the Company’s common stock at $1.00 per share (the “Bechtel Warrant”). The Bechtel Warrant is immediately exercisable and expires

EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

five years from date of grant. The Bechtel Warrant was valued at $1,497,000 using the Black-Scholes option-pricing model and was recorded to construction in progress. Under EITF 96-18, the underlying shares of common stock associated with the Bechtel Warrant subject to repurchase are revalued at each balance sheet date to reflect their current fair value until Bechtel’s performance commitment is complete. Any resulting increase in fair value of the warrants is recorded as a leasehold improvement. In addition, the following assumptions were used in determining the fair value of the warrant: deemed fair market value per share of $4.80, dividend yield of 0%, expected volatility of 80%, risk-free interest rate of 5.5% and a contractual life of 5 years. In January 2000, the Bechtel Warrant was exercised. As of December 31, 2000, a total of 199,053 shares were subject to repurchase at the original exercise price, if Bechtel’s performance commitments are not complete.

In January 2000, the Company entered into an operating lease agreement for its new corporate headquarters facility in Mountain View, California. In connection with the lease agreement, the Company granted the lessor a warrant to purchase up to 33,100 shares of the Company’s common stock at $6.00 per share (the “Headquarter Warrant”). The warrant expires 10 years from the date of grant. The warrant was valued at $186,000 using the Black-Scholes option pricing model and will be recorded as additional rent expense over the life of the lease. The following assumptions were used in determining the fair value of the warrants: deemed fair value per share of $6.55, dividend yield of 0%, expected volatility of 80%, risk-free interest rate of 6.0% and a contractual life of 10 years.

In April 2000, the Company entered into a definitive agreement with a fiber carrier whereby the fiber carrier agreed to install high-bandwidth local connectivity services to a number of the Company’s IBX hubs in exchange for colocation space and related benefits in such IBX hubs. In connection with this agreement, the Company granted the fiber carrier a warrant to purchase up to 540,000 shares of the Company’s common stock at $4.00 per share (the “Fiber Warrant”). The warrant is immediately exercisable and expires five years from date of grant. A total of 140,000 shares are immediately vested and the remaining 400,000 shares are subject to repurchase at the original exercise price if certain performance commitments are not completed by a pre-determined date. The fiber carrier is not obligated to install high-bandwidth local connectivity services and, apart from forfeiting the relevant number of warrants and colocation space, will not be penalized for not installing. The warrant was valued at $5,372,000 using the Black-Scholes option-pricing model and has been recorded initially to construction in progress until installation is complete. The following assumptions were used in determining the fair value of the warrant: deemed fair market value per share of $11.82, dividend yield of 0%, expected volatility of 80%, risk-free interest rate of 6.56% and a contractual life of 5 years. Under the applicable guidelines in EITF 96-18, the underlying shares of common stock associated with these warrants subject to repurchase are revalued at each balance sheet date to reflect their current fair value until the performance commitment is complete. Any resulting increase in fair value of the warrant will ultimately be recorded as a leasehold improvement.

In June 2000, the Company entered into a memorandum of understanding with COLT Telecommunications (“Colt”) whereby Colt agreed to install high-bandwidth local connectivity services to a number of the Company’s European IBX hubs in exchange for colocation space and related benefits in such IBX hubs. In connection with this agreement, the Company granted Colt a warrant to purchase up to 250,000 shares of the Company’s common stock at $5.33 per share (the “Colt Warrant”). The warrant is immediately exercisable and expire five years from the date of grant. The shares are subject to repurchase at the original exercise price if certain performance commitments are not completed by a pre-determined date. Colt is not obligated to install high-bandwidth local connectivity services and, apart from forfeiting the relevant number of warrants and colocation space, will not be penalized for not installing. The warrant was valued at $2,795,000 using the Black-Scholes option-pricing model and has been recorded initially to construction in progress until installation is complete. The following assumptions were used in determining the fair value of the warrants: deemed fair market value per share of $13.58, dividend yield of 0%, expected volatility of 80%, risk-free interest rate of 6.23% and a contractual life of

EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

5 years. Under the applicable guidelines in EITF 96-18, the underlying shares of common stock associated with this warrant subject to repurchase are revalued at each balance sheet date to reflect their current fair value until the performance commitment is complete. Any resulting increase in fair value of the warrant will ultimately be recorded as a leasehold improvement.

In June 2000, the Company entered into a strategic agreement with WorldCom and UUNET, an affiliate of WorldCom (the “UUNET Strategic Agreement”), which amends, supersedes and restates the definitive agreement entered into with WorldCom in November 1999 and the related WorldCom Warrant. Under the UUNET Strategic Agreement, WorldCom agreed to install high-bandwidth local connectivity services and UUNET agreed to provide high-speed data entrance facilities to a number of the Company’s IBX hubs in exchange for colocation services and related benefits in such IBX hubs. In connection with this strategic agreement, the Company granted WorldCom Venture Fund a warrant (the “WorldCom Venture Fund Warrant”) to purchase up to 650,000 shares of Company’s common stock at $5.33 per share. All but 37,500 of the shares under the earlier WorldCom Warrant are immediately vested under the UUNET Strategic Agreement. The WorldCom Venture Fund Warrant is immediately exercisable and expires five years from the date of grant. The warrant is subject to repurchase at the original exercise price if certain performance commitments are not completed by a pre-determined date. WorldCom and UUNET are not obligated to install high-bandwidth local connectivity services and provide high-speed data entrance facilities, respectively, and, apart from forfeiting the relevant number of warrants and colocation space, will not be penalized for not performing. The warrant was valued at $7,255,000 using the Black-Scholes option-pricing model and has been recorded initially to construction in progress until installation is complete. The following assumptions were used in determining the fair value of the warrant: deemed fair market value per share of $13.58, dividend yield of 0%, expected volatility of 80%, risk-free interest rate of 6.23% and a contractual life of 5 years. Under the applicable guidelines in EITF 96-18, the underlying shares of common stock associated with this warrant subject to repurchase are revalued at each balance sheet date to reflect their current fair value until the performance commitment is complete. Any resulting increase in fair value of the warrant will ultimately be recorded as a leasehold improvement.

In September 2001, the Company amended and restated the Worldcom Venture Fund Warrant, issued in June 2000, and reduced the total number of shares available to purchase to 295,000 shares of the Company’s common stock at $5.33 per share, which had been previously earned. In return for providing services to the New York metropolitan area IBX hub, which is currently under construction, the Company issued two new warrants to the Worldcom Venture Fund. The first new warrant is to purchase 355,000 shares of the Company’s common stock at $0.01 per share, of which 150,000 shares are immediately vested and exercisable (the “Second Worldcom Venture Fund Warrant”). The second new warrant is to purchase 245,000 shares of the Company’s common stock at $0.01 per share (the “Third Worldcom Venture Fund Warrant”). All Worldcom Venture Fund warrants expire five years from the date of grant. The unearned portion of the Second Worldcom Venture Fund Warrant and the Third Worldcom Venture Fund Warrant will be fully earned and exercisable at such time as Worldcom provides services, as defined in the warrant agreements, to the New York metropolitan area IBX hub. The unearned portion of the Second Worldcom Venture Fund Warrant and the Third Worldcom Venture Fund Warrant are subject to a reduction in shares if there are Worldcom-caused delays in providing Worldcom service by the opening date of the New York metropolitan area IBX hub. The earned portion of the Second Worldcom Venture Fund Warrant was valued at $56,000 using the Black-Scholes option-pricing model and has been recorded initially to construction in progress until installation is complete. The following assumptions were used in determining the fair value of the earned portion of this warrant: fair market value per share of $0.38, dividend yield of 0%, expected volatility of 80%, risk-free interest rate of 6.00% and a contractual life of 5 years.

In January 2002, Worldcom completed their installation of fiber in the Company’s New York metropolitan area IBX hub, and the Company valued the unearned portion of the Second Worldcom Venture Fund Warrant

EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

and the Third Worldcom Venture Fund Warrant, representing 205,000 and 245,000 shares of the Company’s common stock, respectively. The Second Worldcom Venture Fund Warrant and the Third Worldcom Venture Fund Warrant were both issued in September 2001 and were valued at $1,040,000 using the Black-Scholes option-pricing model and have been recorded to property and equipment as a leasehold improvement. The following assumptions were used in determining the fair value of these warrants: fair market value per share of $2.32, dividend yield of 0%, expected volatility of 80%, risk-free interest rate of 4.00% and a contractual life of five years.

In addition, the Company has issued several warrants in connection with its debt facilities and capital lease obligations (see Note 3) and the Senior Notes (see Note 4). In March 2001, holders of the NorthPoint Warrant, the Comdisco Loan and Security Agreement Warrant, the Comdisco Master Lease Agreement Warrant and the Comdisco Master Lease Agreement Addendum Warrant exercised such warrants pursuant to the cashless “net-exercise” provisions thereof. Upon such exercises, such warrant holders received an aggregate of 1,049,599 shares of the Company’s common stock. During the quarter ended March 31, 2001, certain holders of Senior Note Warrants exercised their warrants resulting in 1,283,069 shares of the Company’s common stock being issued. A total of 1,755,781 shares underlying these Senior Note Warrants remain outstanding as of December 31, 2001.

The Company has the following warrants outstanding as of December 31, 2001:

Common stock warrants	Warrants outstanding	Exercise price
Venture Leasing Loan Agreement Warrant	270,000	$3.00
Senior Note Warrants	1,755,781	0.0067
WorldCom Warrant	675,000	0.67
Headquarter Warrant	33,100	6.00
Fiber Warrant	540,000	4.00
Colt Warrant	250,000	5.33
Worldcom Venture Fund Warrant	295,000	5.33
Second Worldcom Venture Fund Warrant	355,000	0.01
Third Worldcom Venture Fund Warrant	245,000	0.01
Heller Warrant	37,500	4.00
Other warrants	50,000	0.01
Other warrant	6,000	5.00

	4,512,381

In March 2002, the Company issued a warrant to purchase 600,000 shares of the Company’s common stock at $0.01 per share to the Company’s landlord in England as part of the Agreement to Surrender the Company’s London, England operating lease (see Note 8) (the “UK Warrant”). The UK Warrant was valued at $702,000 using the Black-Scholes option-pricing model and has been recorded as an offset to accrued restructuring charges (see Note 11). The following assumptions were used in determining the fair value of the earned portion of this warrant: fair market value per share of $1.18, dividend yield of 0%, expected volatility of 80%, risk-free interest rate of 4.00% and a contractual life of one year.

7.    Income Taxes

No provision for federal income taxes was recorded from inception through December 31, 2001 as the Company incurred net operating losses during the period.

EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

State tax expense is included in general and administrative expenses and aggregated less than $16,000 for each of the years in the three year period ended December 31, 2001.

Based on the available objective evidence, the Company believes it is more likely than not that the net deferred tax assets will not be fully realizable. Accordingly, the Company has provided a full valuation allowance against its net deferred tax assets as of December 31, 2001.

Deferred tax assets (liabilities) as of December 31 consists of the following (in thousands):

	December 31,
	2001	2000
Deferred tax assets:
Depreciation and amortization	$(2,767)	$(3,857)
Reserves	4,840	3,660
Credits	120	—
Capitalized start-up costs	5,206	4,855
Net operating losses	74,577	31,614
Restructuring charges	3,023	—

	84,998	36,272

Deferred tax liability	—	—

	—	—

Gross deferred tax asset	84,998	36,272
Valuation allowance	(84,998)	(36,272)

Net deferred tax asset	$—	$—

As of December 31, 2001, the Company has a net operating loss carryforward of approximately $203.6 million for federal and approximately $91.7 million for state tax purposes. If not utilized, these carryforwards will begin to expire beginning in 2010 for federal and 2003 for state tax purposes.

The Company has research credit carryforwards of approximately $76,000 and $67,000 for federal and state income tax purposes, respectively. If not utilized, the federal carryforward will expire in various amounts beginning in 2010. The California credit can be carried forward indefinitely.

The Tax Reform Act of 1986 limits the use of net operating loss and tax credit carryforwards in certain situations where changes occur in the stock ownership of a company. In the event the Company has had a change in ownership, utilization of the carryforwards could be restricted.

8.    Commitments and Contingencies

Unimproved Property

In May 2000, the Company entered into a purchase agreement regarding approximately 79 acres of real property in San Jose, California. In June 2000, before closing on this property, the Company assigned its interest in the purchase agreement to iStar San Jose, LLC (“iStar”). On the same date, iStar purchased this property and entered into a 20-year lease with the Company for the property (the “iStar Lease”). Under the terms of the iStar Lease, the Company has the option to extend the lease for an additional 60 years, for a total lease term of 80 years. In addition, the Company has the option to purchase the property from iStar on certain designated dates

EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

in the future. In September 2001, the Company amended the iStar Lease. Previously, the Company posted a letter of credit in the amount of $10,000,000 and was required to increase the letter of credit by $25,000,000 to an aggregate of $35,000,000 if the Company did not meet certain development and financing milestones. The Company successfully re-negotiated the letter of credit provision in the iStar Lease whereby the aggregate obligation was reduced by $10,000,000 to $25,000,000 provided the Company agreed to post an additional letter of credit totaling $15,000,000 prior to September 30, 2001. In addition, the operating lease commitments, for the 12-month period ending September 2002, were reduced by $3,000,000 provided the Company prepaid a full year of lease payments. The benefit of this reduction will be amortized to rent expense over the full term of the lease. The additional letter of credit was funded prior to September 30, 2001 and the rent pre-payment was funded subsequent to September 30, 2001. These letter of credit security deposits shall be reduced on a pro rata basis based on the status of construction activity on this property. The Company is currently working with the city of San Jose and county of Santa Clara to prepare this land for future development. As a result, the Company will be assessed increased property taxes related to the improvement of this land commencing in 2004. In May 2002, the Company further amended the iStar Lease (see Note 13).

Operating Lease Commitments

The Company leases its IBX hubs and certain equipment under noncancelable operating lease agreements expiring through 2025. The centers’ lease agreements typically provide for base rental rates that increase at defined intervals during the term of the lease. In addition, the Company has negotiated rent expense abatement periods to better match the phased build-out of its centers. The Company accounts for such abatements and increasing base rentals using the straight-line method over the life of the lease. The difference between the straight-line expense and the cash payment is recorded as deferred rent.

Minimum future operating lease payments, including the iStar Lease noted above, as of December 31, 2001 are summarized as follows (in thousands):

Year ending:
2002	$23,780
2003	31,170
2004	31,443
2005	31,889
2006	34,219
Thereafter	425,650

Total	$578,151

During the quarter ended September 30, 2001, the Company recorded a restructuring charge, primarily as a result of its revised European strategy (see Note 11). Part of this restructuring charge included the costs associated with exiting out of several operating leases in Europe and the U.S. As of December 31, 2001, three European operating leases and two U.S. operating leases remain as obligations. The total cost of the three European and two U.S. operating leases for which the Company is pursuing lease terminations is approximately $146.5 million of potential savings out of the total $578.2 million of the minimum future operating lease payments indicated above. The Company expects to successfully complete the exit of these remaining leases during 2002 (see Note 12).

Total rent expense was approximately $27,150,000, $16,157,000 and $1,739,000 for the years ended December 31, 2001, 2000 and 1999, respectively. Deferred rent included in other liabilities was $9,691,000 and $3,793,000 as of December 31, 2001 and 2000, respectively.

EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Legal Actions

During the quarter ended September 30, 2001, putative shareholder class action lawsuits were filed against the Company, certain of its officers and directors, and several investment banks that were underwriters of the Company’s initial public offering. The suits allege that the underwriter defendants agreed to allocate stock in the Company’s initial public offering to certain investors in exchange for excessive and undisclosed commissions and agreements by those investors to make additional purchases in the aftermarket at pre-determined prices. Plaintiffs allege that the prospectus for the Company’s initial public offering was false and misleading and in violation of the securities laws because it did not disclose these arrangements. The Company and its officers and directors intend to defend the action vigorously. The Company believes that more than one hundred other companies have been named in nearly identical lawsuits that have been filed by some of the same plaintiffs’ law firms. The Company believes it has adequate legal defenses and believes that the ultimate outcome of these actions will not have a material effect on the Company’s consolidated financial position, results of operations or cash flows, although there can be no assurance as to the outcome of such litigation.

From time to time, the Company may have certain contingent liabilities that arise in the ordinary course of its business activities. The Company accrues contingent liabilities when it is probable that future expenditures will be made and such expenditures can be reasonably estimated. In the opinion of management, there are no pending claims of which the outcome is expected to result in a material adverse effect in the financial position, results of operations or cash flows of the Company.

Employment Agreement

The Company has agreed to indemnify an officer of the Company for any claims brought by his former employer under an employment and non-compete agreement the officer had with this employer.

Employee Benefit Plan

The Company has a 401(k) Plan that allows eligible employees to contribute up to 15% of their compensation, limited to $10,500 in 2001. Employee contributions and earnings thereon vest immediately. Although the Company may make discretionary contributions to the 401(k) Plan, none have ever been made as of December 31, 2001.

9.    Related Party Transactions

In March 1999, the Company entered into an equipment lease facility with a preferred stockholder under which the Company leased $137,000 of equipment for a 24-month term.

Through December 31, 2000, the Company advanced an aggregate of $1,150,000 to three officers of the Company. During 2001, the Company advanced an additional $2,412,000 to two officers of the Company, including a loan to the Company’s chief executive officer totaling $1,512,000. All such employee loans are evidenced by promissory notes. The proceeds of these loans were used to fund the purchase of personal residences. The loans are due at various dates through 2006, but are subject to certain events of acceleration and are secured by a second deed of trust on the officers’ residences. The loans are non-interest bearing. In October 2001, one of these loans totaling $150,000 was repaid in full in conjunction with an officer leaving the Company. These loans are presented in other assets on the accompanying consolidated balance sheets as of December 31, 2001 and 2000. Subsequent to December 31, 2001, several of these loans were settled (see Note 12).

EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In January 2002, the Board of Directors forgave $874,000 of the chief executive officer’s employee loan totaling $1,512,000 in exchange for the chief executive officer waiving his right to any bonuses earned and expensed in 2001. The remaining amount due under the loan of $638,000 was repaid to the Company in full in February 2002. Furthermore, the Company negotiated with two other executive officers of the Company to repay their loans in full totaling $1,000,000. In exchange, the Company agreed to pay a portion of the interest on the officer’s mortgage for their principal residence for a 24-month period. One of these loans totaling $750,000 was repaid in full in February 2002 and the second loan totaling $250,000 was repaid in full in March 2002. As of March 31, 2002, only one officer loan remains outstanding in the amount of $900,000, which is classified on the accompanying balance sheets as other assets. All such employee loans were used to fund the purchase of personal residences.

In February and March 2002, the Company entered into two agreements to resell equipment with related party companies. Both related party companies have executive officers that serve on the Company’s Board of Directors, and one of the related party company executive officers also serves on the board of directors of such company. In addition, one of the companies is also a 5% or greater stockholder in the Company. As of March 31, 2002, the Company purchased and resold equipment totaling $1,504,000 under these agreements. The Company intends to enter into additional equipment transactions with these companies in 2002 (see Note 1).

10.    Segment Information

The Company and its subsidiaries are principally engaged in the design, build-out and operation of neutral IBX hubs. All revenues result from the operation of these IBX hubs. Accordingly, the Company considers itself to operate in a single segment for purposes of disclosure under SFAS No. 131. The Company’s chief operating decision-maker evaluates performance, makes operating decisions and allocates resources based on financial data consistent with the presentation in the accompanying consolidated financial statements.

During the quarter ended September 30, 2001, the Company recorded a restructuring charge as part of its revised European services strategy. A total of $45,315,000 of the restructuring charge related to the write-off of certain European assets to their net realizable value (see Note 11). As of December 31, 2001, all of the Company’s operations and assets were based in the United States with the exception of $2,234,000 of the Company’s net identifiable assets based in Europe and $51,515,000 of the Company’s total net loss was attributable to the development and restructuring of its European operations for the year ended December 31, 2001. As of December 31, 2000, all of the Company’s operations and assets were based in the United States with the exception of $24,459,000 of the Company’s identifiable assets based in Europe and $429,000 of the Company’s total net loss was attibutable to the development of its European operations. As of December 31, 1999, all of the Company’s operations and assets were based in the United States.

11.    Restructuring Charge

During the quarter ended September 30, 2001, the Company revised its European services strategy through the development of new partnerships with other leading international Internet exchange partners rather than build and operate its own European IBX hubs. In addition, the Company initiated efforts to exit certain leaseholds relating to certain excess U.S. operating leases. Also, in September 2001, the Company implemented an approximate 15% reduction in workforce, primarily in headquarter positions, in an effort to reduce operating costs. As a result, the Company took a total restructuring charge of $48,565,000 primarily related to the write-down of European construction in progress assets to their net realizable value, the write-off of several European letters of credit related to various European operating leases, the accrual of estimated European and U.S. leasehold exit costs and the severance accrual related to the reduction in workforce. The remaining

EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

European assets as of December 31, 2001, totaling $2,234,000, represents assets purchased during pre-construction activities that are now held for resale. As of December 31, 2001, the Company has successfully surrendered one of the European leases. The Company expects to successfully complete the exit of the remaining leases during 2002 (see Notes 12 and 13). Should it take longer to negotiate the exit of the remaining leases or the lease settlement amounts exceed the amounts estimated by management, the actual lease exit costs could exceed the amount estimated and additional restructuring charges may be required. The reduction in workforce was substantially completed during the fourth quarter of 2001.

A summary of the restructuring charge is outlined as follows (in thousands):

	Total restructuring charge	Non-cash charges	Cash payments	Accrued restructuring charge as of December 31, 2001
Write-down of European construction in progress	$29,260	$(29,260)	$—	$—
Write-off of European letters of credit	8,634	(8,634)	—	—
European lease exit costs	6,368	(2,059)	(675)	3,634
European legal fees and other charges	1,053	—	(81)	972
U.S. lease exit costs	2,000	—	(488)	1,512
Workforce reduction	1,250	(134)	(844)	272

	$48,565	$(40,087)	$(2,088)	$6,390

A summary of the changes in accrued restructuring charge from December 31, 2001 to March 31, 2002 is as follows (in thousands) (unaudited):

	Accrued restructuring charge as of December 31, 2001	Non-cash charges	Net cash receipts (payments)	Accrued restructuring charge as of March 31, 2002
European lease exit costs	$3,634	$(702)	$654	$3,586
European legal fees and other charges	972	—	(258)	714
U.S. lease exit costs	1,512	—	(111)	1,401
Workforce reduction	272	—	(183)	89

	$6,390	$(702)	$102	$5,790

During the quarter ended March 31, 2002, the Company received some unanticipated cash receipts from activities related to the Company’s European operations, primarily from the recovery of some value-added taxes and deposits previously written-off against the initial restructuring charge recorded in the third quarter of 2001. In addition, the Company issued the UK Warrant in March 2002, valued at $702,000, to the landlord in London in conjunction with terminating this leasehold (see Note 8).

12.    Subsequent Events

On January 1, 2002, pursuant to the provisions of the Company’s stock plans (see Note 6), the number of common shares in reserve automatically increased by 4,805,045 shares for the 2000 Equity Incentive Plan, 600,000 shares for the Employee Stock Purchase Plan and 50,000 shares for the 2000 Director Stock Option Plan.

EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In January 2002, the Board of Directors forgave $874,000 of the chief executive officer’s employee loan (see Note 9) totaling $1,512,000 in exchange for the chief executive officer waiving his right to any bonuses earned and expensed in 2001. The remaining amount due under the loan of $638,000 was repaid to the Company in full in February 2002. Furthermore, the Company negotiated with two other executive officers of the Company to repay their loans in full totaling $1,000,000 in exchange for the Company paying the interest on their mortgage for their principal residence for a 24-month period. One of these loans totaling $750,000 was repaid in full in February 2002 and the second loan totaling $250,000 was repaid in full in March 2002.

In February 2002, the Company entered into a termination agreement for its operating leasehold in Amsterdam, The Netherlands (the “Termination Agreement”). As stipulated in the Termination Agreement, the Company will surrender two previously-posted letters of credit totaling approximately $4,814,000, which the Company had already fully written-off in conjunction with the restructuring charge that the Company recorded during the third quarter of 2001 (see Note 11). The first letter of credit was surrendered in March 2002 and the second letter of credit will be surrendered once the landlord submits a budget to the Company for the costs associated with retrofitting the property for future subletting. The costs associated with terminating this leasehold are consistent with those that the Company estimated during the third quarter of 2001.

In February 2002, the Company entered into an agreement to surrender for its operating leasehold in London, England that was declared effective in March 2002 (the “Agreement to Surrender”). As stipulated in the Agreement to Surrender, the Company surrendered a previously-posted letter of credit totaling approximately $822,000, which the Company had already fully written-off in conjunction with the restructuring charge that the Company recorded during the third quarter of 2001 (see Note 14). As also stipulated in the Agreement to Surrender, the Company issued the UK Warrant in March 2002 (see Note 8). The costs associated with terminating this leasehold are consistent with those that the Company estimated during the third quarter of 2001.

In February and March 2002, the Company retired $25,000,000 of Senior Notes (see Note 4) in exchange for 9,336,093 shares of the Company’s common stock. The total number of shares outstanding upon completion of the exchange is approximately 90.2 million shares.

13.    Subsequent Events (unaudited)

In April 2002, the Company, along with a wholly-owned subsidiary of the Company, exchanged $17,300,000 of Senior Notes (see Note 4), plus payment of accrued and unpaid interest thereon, for 6,650,000 shares of the Company’s common stock and some cash. The Company recognized a gain on debt extinguishment of $8,764,000. The consolidated net reduction of Senior Notes as a result of this transaction was $16,279,000, which represents principal of $17,300,000 and a proportionate write-down of the Senior Notes discount totaling $1,021,000.

In April 2002, the Company entered into an agreement to exit its operating leasehold in Frankfurt, Germany (the “Lease Exit Agreement”). As stipulated in the Lease Exit Agreement, the Company surrendered a previously-posted letter of credit totaling approximately $1,076,000, which the Company had already fully written-off in conjunction with the restructuring charge that the Company recorded during the third quarter of 2001 (see Note 11). As also stipulated in the Lease Exit Agreement, the Company additionally agreed to (1) pay rent through May 2002, (2) pay cash settlement fees totaling approximately $1,845,000 and (3) issue a warrant to purchase 1,150,000 shares of the Company’s common stock at $0.01 per share to the landlord (the “Frankfurt Warrant”). The Frankfurt Warrant was valued at $725,000 using the Black-Scholes option-pricing model and has been recorded as an offset to accrued restructuring charges. The following assumptions were used in determining the fair value of this warrant: fair market value per share of $0.64, dividend yield of 0%, expected volatility of 80%, risk-free interest rate of 4.00% and a contractual life of one year.

EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In May 2002, the Company further amended the iStar Lease (see Note 8) to provide the Company the option to reduce its obligation under this lease arrangement by up to approximately one-half. For a one-time option fee of $5,000,000, the Company has a one-year option, effective July 1, 2002, to elect to exclude from this lease anywhere from 20 to 40 acres. If the Company exercises this option, the Company will surrender $25.0 million in letters of credit, or a portion thereof, currently classified as restricted cash and short-term investments on the accompanying balance sheets as of March 31, 2002 and December 31, 2001. The Company paid this $5.0 million one-time option fee in May 2002.

In May 2002, the Company, along with a wholly-owned subsidiary of the Company, exchanged an additional $10,451,000 of Senior Notes (see Note 4), plus payment of accrued and unpaid interest thereon, for some cash. The Company recognized a gain on debt extinguishment of $7,362,000. The consolidated net reduction of Senior Notes as a result of this transaction was $9,852,000, which represents principal of $10,451,000 and a proportionate write-down of the Senior Notes discount totaling $599,000.

EQUINIX, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
Quarterly Financial Information
(unaudited)

The Company believes that period-to-period comparisons of its financial results should not be relied upon as an indication of future performance. The Company’s revenues and results of operations have been subject to significant fluctuations, particularly on a quarterly basis, and the Company’s revenues and results of operations could fluctuate significantly quarter-to-quarter and year-to-year. Significant quarterly fluctuations in revenues will cause significant fluctuations in our cash flows and the cash and cash equivalents and accounts receivable accounts on the Company’s balance sheet. Causes of such fluctuations may include the volume and timing of new orders and renewals, the sales cycle for our services, the introduction of new services, changes in service prices and pricing models, trends in the Internet infrastructure industry, general economic conditions (such as the recent economic slowdown), extraordinary events such as acquisitions or litigation and the occurrence of unexpected events.

The unaudited quarterly financial information presented below has been prepared by the Company and reflects all adjustments, consisting only of normal recurring adjustments, which in the opinion of management are necessary to present fairly the financial position and results of operations for the interim periods presented.

The following table presents selected quarterly information for fiscal 2001, 2000 and 1999:

	First quarter (unaudited)	Second quarter (unaudited)	Third quarter (unaudited)		Fourth quarter (unaudited)
	(in thousands, except per share data)
2001:
Revenues	$12,613	$16,157	$17,178		$17,466
Net loss	(41,537)	(37,857)	(81,574	)(a)	(27,447)
Basic and diluted net loss per share	(0.54)	(0.48)	(1.03)		(0.34)

2000:
Revenues	$136	$892	$3,933		$8,055
Net loss	(18,009)	(26,811)	(32,085)		(42,885)
Basic and diluted net loss per share	(2.40)	(2.62)	(0.70)		(0.57)

1999:
Revenues	$—	$—	$—		$37
Net loss	(1,345)	(3,120)	(6,288)		(10,038)
Basic and diluted net loss per share	(0.74)	(1.90)	(1.45)		(2.11)

(a)	Includes a $48.6 million restructuring charge primarily related to the Company’s revised European strategy.

ANNEX A

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-85202, 333-71870, 333-58074 and 333-45280) of Equinix, Inc., of our report dated February 12, 2002, except for Note 12, which is as of March 22, 2002, and the going concern discussion in Note 1, which is as of June 12, 2002, relating to the consolidated financial statements of Equinix, Inc., which appears in this Proxy Statement.

/s/    PRICEWATERHOUSECOOPERS LLP

San Jose, California
June 12, 2002

PROXY	EQUINIX, INC.	PROXY
2450 Bayshore Parkway, Mountain View, California 94043

This Proxy is Solicited on Behalf of the Board of Directors of Equinix, Inc.
for the Special Meeting of Stockholders to be held                          , 2002

The undersigned holder of Common Stock, par value $.0001, of Equinix, Inc. (the “Company”) hereby appoints Peter F. Van Camp and Renee F. Lanam, or either of them, proxies for the undersigned, each with full power of substitution, to represent and to vote as specified in this Proxy all Common Stock of the Company that the undersigned stockholder would be entitled to vote if personally present at the Special Meeting of Stockholders (the “Special Meeting”) to be held on              at 10:00 a.m. local time, located at the headquarters of the Company at 2450 Bayshore Parkway, Mountain View, California 94043, and at any adjournments or postponements of the Special Meeting. The undersigned stockholder hereby revokes any proxy or proxies heretofore executed for such matters.

This proxy, when properly executed, will be voted in the manner as directed herein by the undersigned stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND IN THE DISCRETION OF THE PROXIES AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING. The undersigned stockholder may revoke this proxy at any time before it is voted by delivering to the Corporate Secretary of the Company either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the Special Meeting and voting in person.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL 1.

PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED RETURN ENVELOPE. If you receive more than one proxy card, please sign and return ALL cards in the enclosed envelope.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

(Reverse)
EQUINIX, INC.

☒	Please mark votes as in this example

1.	To approve the potential issuance of up to 15,000,000 shares of our Common Stock in exchange for approximately $50.0 million in aggregate principal amount of certain of our 13% Senior Notes due 2007.	FOR AGAINST ABSTAIN ☐ ☐ ☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Special Meeting.

The undersigned acknowledges receipt of the accompanying Notice of Special Meeting of Stockholders and Proxy Statement.

Signature: Signature (if held jointly): Date: , 2002.

Please date and sign exactly as your name(s) is (are) shown on the share certificate(s) to which the Proxy applies. When shares are held as joint-tenants, both should sign. When signing as an executor, administrator, trustee, guardian, attorney-in-fact or other fiduciary, please give full title as such. When signing as a corporation, please sign in full corporate name by President or other authorized officer. When signing as a partnership, please sign in partnership name by an authorized person.

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